Exhibit 4.21 - 5.625% Senior Notes due 2016 Indenture, dated as of November 15, 2013, as amended, supplemented or otherwise modified, among Beverage Packaging Holdings II Issuer Inc., Beverage Packaging Holdings (Luxembourg) II S.A., certain senior note guarantors party thereto, The Bank of New York Mellon as trustee, principal paying agent, transfer agent and registrar and The Bank of New York Mellon, London Branch, as paying agent, relating to the issuance by Beverage Packaging Holdings II Issuer Inc. and Beverage Packaging Holdings (Luxembourg) II S.A. of 5.625% Senior Notes due 2016 in the aggregate principal amount of $650,000,000., relating to the issuance by Beverage Packaging Holdings II S.A. of 8% Senior Notes due 2016 in the aggregate principal amount of €480,000,000

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) ii S.A.,
BEVERAGE PACKAGING HOLDINGS II ISSUER INC.
as Issuers,

and the Senior Note Guarantors
from time to time party hereto
5.625% Senior Notes due 2016
________________________
SENIOR NOTES INDENTURE
Dated as of November 15, 2013

________________________
THE BANK OF NEW YORK mellon,
as Trustee, Principal Paying Agent, Transfer Agent and Registrar
THE BANK OF NEW YORK MELLON, LONDON BRANCH,
as Paying Agent

The taking of any Senior Note Document or any certified copy thereof or any other documents which constitute substitute documentation therefor, or any document which includes written confirmations or references thereto, into Austria as well as printing out any e-mail communication which refers to any Senior Note Document in Austria or sending any e-mail communication to which a pdf-scan of any Senior Note Document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Senior Note Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, except as permitted by Section 13.17 of this Senior Notes Indenture, keep the original documents as well as all certified copies thereof and written and signed references thereto outside of Austria and avoid printing out any e-mail communication which refers to any Senior Note Document in Austria or sending any e-mail communication to which a pdf-scan of any Senior Note Document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Senior Note Document to an Austrian addressee.

Trust Indenture Act Cross Reference Table**

This Cross Reference Sheet shows the location in this Senior Notes Indenture of the provisions inserted pursuant to Sections 310-318(a), inclusive, of the Trust Indenture Act of 1939.
TIA Section	Senior Notes Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08; 7.10
(c)	N.A.
311(a)	N.A.
(b)	N.A.
(c)	N.A.
312(a)	2.06
(b)	N.A.
313(a)	N.A.
(b)(1)	N.A.
(b)(2)	N.A.
(c)	13.02
(d)	N.A.
314(a)	4.02;
(b)	N.A.
(c)(1)	13.03
(c)(2)	13.03
(c)(3)	N.A.
(d)	N.A.
(e)	13.04
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.05
318(a)	N.A.
N.A. means Not Applicable. **Note: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Senior Notes Indenture.

TABLE OF CONTENTS
Page

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.01. Definitions	1

SECTION 1.02. Other Definitions	53

SECTION 1.03. Rules of Construction	55
ARTICLE II

The Senior Notes

SECTION 2.01. Amount of Notes	56

SECTION 2.02. Form and Dating	57

SECTION 2.03. Execution and Authentication	57

SECTION 2.04. Registrar, Transfer Agent and Paying Agent	58

SECTION 2.05. Paying Agent to Hold Money	59

SECTION 2.06. Holder Lists	60

SECTION 2.07. Transfer and Exchange	60

SECTION 2.08. Replacement Senior Notes	61

SECTION 2.09. Outstanding Senior Notes	61

SECTION 2.10. Temporary Senior Notes	62

SECTION 2.11. Cancellation	62

SECTION 2.12. Defaulted Interest	62

SECTION 2.13. CUSIPs, ISINs, etc	62

SECTION 2.14. Calculation of Principal Amount of Senior Notes	62

SECTION 2.15. Currency	63
ARTICLE III

Redemption

SECTION 3.01. Redemption	64

SECTION 3.02. Applicability of Article	64

SECTION 3.03. Notices to Trustee	64

SECTION 3.04. Selection of Senior Notes to Be Redeemed	64

SECTION 3.05. Notice of Optional Redemption	65

SECTION 3.06. Effect of Notice of Redemption	66

SECTION 3.07. Deposit of Redemption Price	66

SECTION 3.08. Senior Notes Redeemed in Part	67
ARTICLE IV

Covenants

SECTION 4.01. Payment of Senior Notes	67

SECTION 4.02. Reports and Other Information	68

SECTION 4.03. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	69

SECTION 4.04. Limitation on Restricted Payments	77

SECTION 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries	83

SECTION 4.06. Asset Sales	86

SECTION 4.07. Transactions with Affiliates	89

SECTION 4.08. Change of Control	92

SECTION 4.09. Compliance Certificate	95

SECTION 4.10. Further Instruments and Acts	95

SECTION 4.11. Future Senior Note Guarantors	95

SECTION 4.12. Liens	96

SECTION 4.13. Limitation on Activities	97

SECTION 4.14. Maintenance of Office or Agency	97

SECTION 4.15. Withholding Taxes	98

SECTION 4.16. [Reserved.]	101

SECTION 4.17. Intercreditor Agreements	101

SECTION 4.18. Amendment of 2007 Senior Subordinated Notes	102

SECTION 4.19. Suspension/Fall-Away of Covenants on Achievement of Investment Grade Status	102

SECTION 4.20. Fiscal Year	103

SECTION 4.21. Certain Country Limitations	103
ARTICLE V

Successor Company

SECTION 5.01. When the Issuers, BP I or BP II May Merge or Transfer Assets	105
ARTICLE VI

Defaults and Remedies

SECTION 6.01. Events of Default	108

SECTION 6.02. Acceleration	110

SECTION 6.03. Other Remedies	111

SECTION 6.04. Waiver of Past Defaults	111

SECTION 6.05. Control by Majority	111

SECTION 6.06. Limitation on Suits	112

SECTION 6.07. Rights of the Holders to Receive Payment	112

SECTION 6.08. Collection Suit by Trustee	112

SECTION 6.09. Trustee May File Proofs of Claim	112

SECTION 6.10. Priorities	113

SECTION 6.11. Undertaking for Costs	113

SECTION 6.12. Waiver of Stay or Extension Laws	114

SECTION 6.13. Direction to Agents	114
ARTICLE VII

Trustee

SECTION 7.01. Duties of Trustee	114

SECTION 7.02. Rights of Trustee	115

SECTION 7.03. Individual Rights of Trustee	117

SECTION 7.04. Trustee’s Disclaimer	118

SECTION 7.05. Notice of Defaults	118

SECTION 7.06. [Reserved.]	118

SECTION 7.07. Compensation and Indemnity	118

SECTION 7.08. Replacement of Trustee or Agent	119

SECTION 7.09. Successor Trustee by Merger	120

SECTION 7.10. Eligibility; Disqualification	121
ARTICLE VIII

Discharge of Senior Notes Indenture; Defeasance

SECTION 8.01. Discharge of Liability on Senior Notes; Defeasance	121

SECTION 8.02. Conditions to Defeasance	123

SECTION 8.03. Application of Trust Money	124

SECTION 8.04. Repayment to Issuers	124

SECTION 8.05. Indemnity for Government Obligations	124

SECTION 8.06. Reinstatement	124

ARTICLE IX

Amendments and Waivers

SECTION 9.01. Without Consent of the Holders	125

SECTION 9.02. With Consent of the Holders	126

SECTION 9.03. [Reserved.]	127

SECTION 9.04. Revocation and Effect of Consents and Waivers	127

SECTION 9.05. Notation on or Exchange of Senior Notes	128

SECTION 9.06. Trustee to Sign Amendments	128

SECTION 9.07. Payment for Consent	128

SECTION 9.08. Compliance with the Trust Indenture Act	129
ARTICLE X

Guarantees

SECTION 10.01. Guarantees	129

SECTION 10.02. Limitation on Liability	131

SECTION 10.03. Successors and Assigns	131

SECTION 10.04. No Waiver	131

SECTION 10.05. Modification	131

SECTION 10.06. Release of Senior Note Guarantor	131

SECTION 10.07. [Reserved.]	132
SECTION 10.08. Limitation on Guarantees in the Netherlands, Switzerland, Austria, Thailand, Germany, Luxembourg, Guernsey, Mexico, Hong Kong and England and Wales    132
ARTICLE XI

Subordination of the Senior Note Guarantees

SECTION 11.01. Agreement to Subordinate	139
ARTICLE XII

[Reserved.]
ARTICLE XIII

Miscellaneous

SECTION 13.01. [Reserved.]	140

SECTION 13.02. Notices	140

SECTION 13.03. Certificate and Opinion as to Conditions Precedent	142

SECTION 13.04. Statements Required in Certificate or Opinion	142

SECTION 13.05. When Senior Notes Disregarded	142

SECTION 13.06. Rules by Trustee, Paying Agent and Registrar	142

SECTION 13.07. Legal Holidays	143

SECTION 13.08. Governing Law	143

SECTION 13.09. Consent to Jurisdiction and Service	143

SECTION 13.10. No Recourse Against Others	143

SECTION 13.11. Successors	144

SECTION 13.12. Multiple Originals	144

SECTION 13.13. Table of Contents; Headings	144

SECTION 13.14. Senior Notes Indenture Controls	144

SECTION 13.15. Severability	144

SECTION 13.16. Agreed Tax Treatment	144

SECTION 13.17. Austrian Stamp Duty	145

SECTION 13.18. Place of Performance	145

Appendix A    -    Provisions Relating to Senior Notes

EXHIBIT INDEX
Exhibit A    -    Form of Senior Note

INDENTURE dated as of November 15, 2013 (as amended, supplemented or otherwise modified from time to time, this “Senior Notes Indenture”), among beverage packaging holdings (luxembourg) ii s.a., a public limited liability company (société anonyme) organized under the laws of Luxembourg having its registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg registered with the Luxembourg Register of Commerce and Companies under number B 128914 (the “Luxembourg Issuer” or “BP II”), BEVERAGE PACKAGING HOLDINGS II ISSUER INC., a Delaware corporation having its registered office at 160 Greentree Drive, Suite 101, Dover, DE 19904 (the “US Issuer” and, together with the Luxembourg Issuer, the “Issuers”), the Senior Note Guarantors (as defined herein) from time to time party hereto, THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”), principal paying agent, transfer agent and registrar, and THE BANK OF NEW YORK MELLON, LONDON BRANCH, as paying agent.
Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (a) $650,000,000 aggregate principal amount of the 5.625% Senior Notes due 2016 (the “Original Senior Notes”) issued on the date hereof and (b) any Additional Senior Notes (as defined herein) that may be issued after the date hereof (all such securities in clauses (a) and (b) being referred to collectively as the “Senior Notes”). Subject to the conditions and compliance with the covenants set forth herein, the Issuers may issue an unlimited aggregate principal amount of Additional Senior Notes.

ARTICLE I
ARTICLE II
ARTICLE IIIDefinitions and Incorporation by Reference
SECTION .Definitions.
“2007 Credit Agreement” means the senior facilities agreement, dated May 11, 2007, among, among others, BP I and Credit Suisse as mandated lead arranger, agent, issuing bank and security trustee, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder (subject to compliance with Section 4.03 and Section 4.12) or altering the maturity thereof.
“2007 Intercreditor Agreement” means the intercreditor agreement, dated May 11, 2007, among RGHL, BP I, the senior lenders identified therein, Credit Suisse, as administrative agent, subordinated bridging agent and security trustee, The Bank of New York Mellon, as collateral agent, senior secured notes trustee and high yield noteholders trustee, the senior issuing banks as identified therein, the subordinated bridging lenders and the other parties identified therein, as amended on November 5, 2009 and on November 5, 2010, and as amended, supplemented or modified from time to time prior to and as of the Issue Date.
“2007 Notes” means the 2007 Senior Notes and the 2007 Senior Subordinated Notes.
“2007 Senior Notes” means the 8% Senior Notes due 2016 issued pursuant to the senior notes indenture, dated as of June 29, 2007.
“2007 Senior Subordinated Notes Indenture” means the indenture, dated as of June 29, 2007, among BP II, the subordinated guarantors from time to time party thereto and as defined therein, the Trustee, as trustee, principal paying agent and transfer agent, BNY Fund Services (Ireland) Limited, as paying agent in Dublin and transfer agent, and Credit Suisse, as security agent.
“2007 Senior Subordinated Notes” means the €420,000,000 aggregate principal amount of 9-1⁄2% Senior Subordinated Notes due 2017 issued pursuant to the 2007 Senior Subordinated Notes Indenture.
“2009 Post-Closing Reorganization” means the transactions contemplated in that certain Post-Closing Steps, dated as of October 31, 2009, prepared by RGHL.
“2013 Intercreditor Agreement” means the intercreditor agreement, dated as of the Issue Date, among RGHL, BP I, Credit Suisse AG, as senior agent, the Trustee and the other parties identified therein, as amended, supplemented or modified from time to time.
“Acquired Indebtedness” means, with respect to any specified Person:
(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person (including, for the avoidance of doubt, Indebtedness

Incurred by such other Person in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person); and
(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition” means the acquisition by BP III of the Target, by way of purchase of all the Target Shares (i) from RGHL prior to the Reference Date, (ii) under the Offer and Squeeze Out, (iii) by way of market purchases and (iv) by way of over the counter purchases.
“Acquisition Documents” means the Offer Prospectus, the Pre-Announcement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the Holders in any material respect than the Acquisition Documents as in effect on the Issue Date).
“Additional Senior Notes” means any Senior Notes issued under the terms of this Senior Notes Indenture subsequent to the Issue Date, it being understood that any Senior Notes issued in exchange for or replacement of any Original Senior Note issued on the Issue Date shall not be an Additional Senior Note.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agent” means any Registrar, Paying Agent or the Transfer Agent.
“Applicable Premium” (as determined by the Issuers) means, with respect to any Senior Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Senior Note and (ii) the excess, if any, of (A) the present value at such redemption date of (1) the redemption price of such Senior Note on December 15, 2015 (such redemption price being described in Section 5 of the form of Senior Note, exclusive of accrued interest) plus (2) all required remaining scheduled interest payments due on such Senior Note through December 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate at the redemption date plus 50 basis points over (B) the principal amount of such Senior Note on such redemption date.
“Applicable Representative” means the administrative agent under the Senior Secured Credit Facilities, or any other Person, acting in its capacity as Applicable Representative under the First Lien Intercreditor Agreement.
“Asset Sale” means:
(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of BP I, BP II or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or
(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to BP I, BP II or a Restricted Subsidiary and other than the issuance of Preferred Stock of a Restricted Subsidiary issued in compliance with Section 4.03) (whether in a single transaction or a series of related transactions), in each case other than:
(a) a disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete, surplus or worn-out property or equipment in the ordinary course of business;
(b) transactions permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;
(c) any Restricted Payment that is permitted to be made, and is made, under Section 4.04, or any Permitted Investment;
(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $15,000,000;
(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to RGHL or by BP I, BP II or a Restricted Subsidiary to BP I, BP II or a Restricted Subsidiary;
(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater Fair Market Value or, as determined in good faith by senior management or the Board of Directors of BP I or BP II, to be of comparable or greater usefulness to the business of BP I, BP II and the Restricted Subsidiaries as a whole;
(g) foreclosure, exercise of termination rights or any similar action with respect to any property or any other asset of BP I, BP II or any Restricted Subsidiaries;
(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;
(j) any sale of inventory, trading stock or other assets in the ordinary course of business;
(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;
(l) an issuance of Capital Stock pursuant to an equity incentive or compensation plan approved by the Board of Directors;
(m) dispositions consisting of the granting of Permitted Liens;
(n) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(o) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than BP I, BP II or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(q) a Financing Disposition or a transfer (including by capital contribution) of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary or any Restricted Subsidiary (x) in a Qualified Receivables Financing or (y) pursuant to any other factoring on arm’s-length terms or (z) in the ordinary course of business;
(r) the sale of any property in a Sale/Leaseback Transaction not prohibited by this Senior Notes Indenture with respect to any assets built or acquired by BP I, BP II or any Restricted Subsidiary after the Reference Date;
(s) in the ordinary course of business, any lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater Fair Market Value or, as determined in good faith by senior management or the Board of Directors of BP I or BP II, to be of comparable or greater usefulness to the business of BP I, BP II and the Restricted Subsidiaries as a whole; provided, however, that any cash or Cash Equivalents received must be applied in accordance with Section 4.06; and
(t) sales or other dispositions of Equity Interests in joint ventures in existence on the Issue Date.
“August 2011 Security Documents” means those agreements or other instruments entered into pursuant to which security interests in the Collateral (as defined in the August 2011 Senior Secured Indenture) are granted to secure the August 2011 Senior Secured Notes and the guarantees thereof.
“August 2011 Senior Indenture” means the senior notes indenture, dated as of August 9, 2011, among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., the guarantors from time to time parties thereto, The Bank of New York Mellon, as Trustee, Principal Paying Agent, Registrar and Transfer Agent, and The Bank of New York Mellon, London Branch, as Paying Agent, as supplemented, amended and modified from time to time thereafter.
“August 2011 Senior Notes” means the 9.875% Senior Notes due 2019 issued pursuant to the August 2011 Senior Indenture.
“August 2011 Senior Secured Indenture” means the senior secured notes indenture, dated as of August 9, 2011, among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., the guarantors from time to time parties thereto, The Bank of New York Mellon, as Trustee, Principal Paying Agent, Collateral Agent, Registrar and Transfer Agent, Wilmington Trust (London) Limited, as Additional Collateral Agent, and The Bank of New York Mellon, London Branch, as Paying Agent, as supplemented, amended and modified from time to time thereafter.
“August 2011 Senior Secured Notes” means the 7.875% Senior Secured Notes due 2019 issued pursuant to the August 2011 Senior Secured Indenture.
“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement, the other Credit Agreement Documents and any Local Facility Agreement, in each case as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of such Credit Agreement or Local Facility Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to RGHL, BP I or any Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.
“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
“BP Factoring” means Beverage Packaging Factoring (Luxembourg) S.à.r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg with registered office at office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 166005.
“BP Factoring Facility” means that certain accounts receivable securitization facility entered into by, among others, BP Factoring, RGHL and certain Restricted Subsidiaries of BP I prior to the Issue Date, as the same may be amended, restated, supplemented or modified from time to time (to the extent that such amendment, restatement, supplement or modification would result in the BP Factoring Facility continuing to qualify as Qualified Receivables Financing).
“BP I” means Beverage Packaging Holdings (Luxembourg) I S.A., a company incorporated as a société anonyme under the laws of Luxembourg with registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 128592 (or any successor in interest thereto).
“BP III” means Beverage Packaging Holdings (Luxembourg) III S.à r.l., a company incorporated as a société à responsabilité limitée under the laws of Luxembourg with registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 128135 (or any successor in interest thereto).
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City, Luxembourg or London.
“Capital Stock” means:
(1) in the case of a corporation, corporate stock or shares;
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Cash Equivalents” means:
(1) US dollars, pounds sterling, euro, the national currency of any member state in the European Union or, in the case of any Restricted Subsidiary that is not organized or existing under the laws of the United States, any member state of the European Union, or any state or territory thereof, such local currencies held by it from time to time in the ordinary course of business;
(2) securities issued or directly and fully guaranteed or insured by the US, U.K., Canadian, Swiss or Japanese government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;
(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5) commercial paper issued by a corporation (other than an Affiliate of any Issuer) rated at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;
(6) readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Monetary Union, the United Kingdom, Switzerland or Norway or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency), in each case with maturities not exceeding two years from the date of acquisition;
(7) Indebtedness issued by Persons (other than any Issuer or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;
(8) for the purpose of paragraph (a) of the definition of “Asset Sale,” any marketable securities of third parties owned by BP I, BP II or the Restricted Subsidiaries on the Issue Date;
(9) interest in investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and
(10) instruments equivalent to those referred to in clauses (1) through (8) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
“Change of Control” means the occurrence of any of the following events:
(1) the sale, lease or transfer, in one or a series of transactions, of all or Substantially All the assets of the Issuers, BP I and their respective Subsidiaries, taken as a whole, to a Person other than, directly or indirectly, any of the Permitted Holders;
(2) the Issuers or BP I become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the US Issuer, the Luxembourg Issuer or BP I or any direct or indirect parent of the Luxembourg Issuer or BP I; or
(3) RGHL ceases to own, directly or indirectly, 100% of the Capital Stock of BP I, the Luxembourg Issuer, the US Issuer, or BP III, other than directors’ qualifying shares or other de minimis shareholdings required by law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Profit (including amortization of original issue discount and bond premium, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations (provided, however, that if Hedging Obligations result in net benefits received by such Person, such benefits shall be credited to reduce Consolidated Interest Expense to the extent paid in cash unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Profit) and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment, any additional interest accruing pursuant to registration rights agreements with respect to securities or other financing fees); plus
(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (but excluding any capitalizing interest on Subordinated Shareholder Funding); plus
(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than BP I, BP II and the Restricted Subsidiaries; minus
(4) interest income for such period.
“Consolidated Net Profit” means, with respect to any Person for any period, the aggregate of the Net Profit of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:
(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto) including severance expenses, relocation costs and expenses and expenses or charges related to any Equity Offering, Permitted Investment, acquisition (including integration costs) or Indebtedness permitted to be Incurred by this Senior Notes Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents, the Reynolds Acquisition Documents, the Evergreen Acquisition Documents, the Pactiv Acquisition Document, the Reynolds Foodservice Acquisition Document, the Dopaco Acquisition Document, the Graham Packaging Acquisition Document or otherwise related to the Transactions, in each case, shall be excluded;
(2) any increase in amortization or depreciation or any one-time non-cash charges or increases or reductions in Net Profit, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;
(3) the Net Profit for such period shall not include the cumulative effect of a change in accounting principles during such period;
(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;
(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of BP I or BP II) shall be excluded;
(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness or Hedging Obligations or other derivative instruments shall be excluded;
(7) the Net Profit for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
(8) solely for the purpose of determining the amount available for Restricted Payments under paragraph (1) of the definition of Cumulative Credit, the Net Profit for such period of any Restricted Subsidiary (other than any Issuer or any Senior Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Profit is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived or are permitted under Section 4.05; provided, however, that the Consolidated Net Profit of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;
(9) an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with Section 4.04(b)(xii) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;
(10) any non-cash impairment charges or asset write-offs, and the amortization of intangibles arising in each case pursuant to GAAP or the pronouncements of the IASB shall be excluded;
(11) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights to officers, directors and employees shall be excluded;
(12) any (a) one-time non-cash compensation charges, (b) the costs and expenses after the Issue Date related to employment of terminated employees, (c) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;
(13) accruals and reserves that are established or adjusted as a result of the Transactions (including as a result of the adoption or modification of accounting policies in connection with the Transactions) within 12 months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;
(14) solely for purposes of calculating EBITDA, (a) the Net Profit of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;
(15) (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP shall be excluded;
(16) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of the applicable standard under GAAP shall be excluded; and
(17) solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of BP I and BP II calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by BP I and BP II during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of Section 4.04 only, there shall be excluded from Consolidated Net Profit any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of BP I or BP II or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 4.04 pursuant to clauses (5) and (6) of the definition of Cumulative Credit.
“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Profit of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.
“Consolidated Taxes” means with respect to any Person for any period, provision for taxes based on income, profits or capital, including, without limitation, national, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Profit.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:
(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(2) to advance or supply funds:
(a) for the purchase or payment of any such primary obligation, or
(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Corporate Trust Office” means the principal corporate trust office of the Trustee, which on the date hereof is located at 101 Barclay Street, 7-E, New York, NY 10286.
“Credit Agreement” means (i) the Senior Secured Credit Facilities and (ii) whether or not the instruments referred to in clause (i) remain outstanding, if designated by the Issuers to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.
“Credit Agreement Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof and any security or collateral documents entered into in relation thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.
“Cumulative Credit” means the sum of (without duplication):
(1) 50% of the Consolidated Net Profit of BP I and BP II for the period (taken as one accounting period, the “Reference Period”) from the beginning of the fiscal quarter during which the RP Reference Date occurred to the end of the most recently ended fiscal quarter for which combined internal financial statements of BP I and BP II are available at the time of such Restricted Payment (or, in the case such Consolidated Net Profit for such period is a deficit, minus 100% of such deficit); plus
(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash received by BP I or BP II after the RP Reference Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 4.03(b)(xxii)) from the issue or sale of Equity Interests of BP I or BP II or Subordinated Shareholder Funding to BP I or BP II (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary); plus
(3) 100% of the aggregate amount of contributions to the capital of BP I or BP II received in cash and the Fair Market Value of property other than cash received after the RP Reference Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 4.03(b)(xxii)); plus
(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of BP I, BP II or any Restricted Subsidiary thereof issued after the RP Reference Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in or Subordinated Shareholder Funding of BP I or BP II (other than Disqualified Stock) or any direct or indirect parent of BP I or BP II; provided, however, in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished; plus
(5) 100% of the aggregate amount received after the RP Reference Date by BP I, BP II or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by BP I, BP II or any Restricted Subsidiary:
(A) from the sale or other disposition (other than to BP I, BP II or a Restricted Subsidiary) of Restricted Investments made after the RP Reference Date by BP I, BP II or the Restricted Subsidiaries and from repurchases and redemptions after the RP Reference Date of such Restricted Investments from BP I, BP II or the Restricted Subsidiaries by any Person (other than BP I, BP II or any Restricted Subsidiaries) and from repayments of loans or advances and releases of guarantees, which constituted Restricted Investments made after the RP Reference Date (other than in each case to the extent that the Restricted Investment was made pursuant to Section 4.04(b)(vii) or 4.04(b)(x)),
(B) from the sale (other than to BP I, BP II or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or
(C) from a distribution or dividend from an Unrestricted Subsidiary; plus
(6) in the event any Unrestricted Subsidiary of BP I or BP II has been redesignated as a Restricted Subsidiary after the RP Reference Date or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, BP I, BP II or a Restricted Subsidiary after the RP Reference Date, the Fair Market Value (and, if such Fair Market Value exceeds $30,000,000, such Fair Market Value shall be set forth in a written resolution of a majority of the Board of Directors of BP I) of the Investment of BP I or BP II in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 4.04(b)(vii) or 4.04(b)(x) or constituted a Permitted Investment).
“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by BP I, BP II or one of the Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
“Designated Preferred Stock” means Preferred Stock of BP I or BP II or any direct or indirect parent of BP I or BP II (other than Disqualified Stock), that is issued for cash (other than to BP I, BP II or any of their respective Subsidiaries or an employee stock ownership plan or trust established by BP I, BP II or any of their respective Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.
“Designated Senior Indebtedness” means (1) the Existing Secured Debt and (2) any other Senior Indebtedness of a Senior Note Guarantor consisting of Secured Indebtedness in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, or any guarantees thereof which, at the date of designation by the Issuers, has an aggregate principal amount outstanding of, or under which, at the date of designation, the holders thereof are committed to lend up to, at least €25,000,000.
“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of BP I, BP II or any parent company of BP I or BP II having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding of Equity Interests of BP I, BP II or any parent company of BP I or BP II or any options, warrants or other rights in respect of such Equity Interests.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:
(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided, however, that the relevant asset sale or change of control provisions, taken as a whole, are not materially more disadvantageous to the Holders than is customary in comparable transactions (as determined in good faith by the Issuers));
(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person; or
(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale), in each case prior to 91 days after the maturity date of the Senior Notes or the date the Senior Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of BP I, BP II or their respective Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by BP I or BP II in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, however that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock..
“Dopaco Acquisition Document” means the Purchase and Sale Agreement, dated as of March 3, 2011, among Cascades USA Inc., RGHL and Cascades Inc.
“Dopaco Transactions” refers to: (i) the acquisition by RGHL, through its Wholly Owned Subsidiaries Pactiv Corporation and Pactiv Canada Inc., of all of the outstanding stock of Dopaco Inc. and Dopaco Canada Inc., pursuant to the Dopaco Acquisition Document, (ii) the other transactions related to the foregoing and (iii) the payment of fees and expenses related to the foregoing.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Profit of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Profit:
(1) Consolidated Taxes; plus
(2) Consolidated Interest Expense; plus
(3) Consolidated Non-cash Charges; plus
(4) business optimization expenses and other restructuring charges, expenses or reserves; provided, however, that, with respect to each business optimization expense or other restructuring charge, expense or reserve, the Issuers shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or other restructuring charge or reserve, as the case may be; plus
(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to Rank (or any accruals relating to such fees and related expenses) during such period; plus
(6) all add backs reflected in the financial presentation of “Pro Forma Adjusted EBITDA” in the section called “Summary - Summary Historical and Pro Forma Financial Information” of the Offering Circular, in the amounts set forth in and as further described in that section of the Offering Circular, but only to the extent such add backs occurred in the consecutive four quarter period used in the calculations of Fixed Charge Coverage Ratio and Secured Leverage Ratio, as the case may be; less, without duplication,
(1) non-cash items increasing Consolidated Net Profit for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period); less
(2) all deductions reflected in the financial presentation of “Pro Forma Adjusted EBITDA” in the section called “Summary - Summary Historical and Pro Forma Financial Information” in the amounts set forth in and as further described in that section of the Offering Circular, but only to the extent such deductions occurred in the consecutive four quarter period used in the calculations of Fixed Charge Coverage Ratio and Secured Leverage Ratio, as the case may be.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means any public or private sale after the Issue Date of ordinary shares or Preferred Stock of BP I or any direct or indirect parent of BP I or BP II, as applicable (other than Disqualified Stock), other than:
(1) public offerings with respect to BP I’s or such direct or indirect parent’s ordinary shares registered on Form S-8;
(2) issuances to any Subsidiary of BP I or BP II; and
(3) any such public or private sale that constitutes an Excluded Contribution.
“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by BP I, BP II or the Trustee, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by BP I or BP II) on the date of such determination.
“Evergreen Acquisition” means collectively (a) the acquisition by Reynolds Group Holdings Inc., a direct Wholly Owned Subsidiary of BP III, of all the Equity Interests of Evergreen Packaging Inc., (b) the acquisition by SIG Combibloc Holding GmbH, an indirect Wholly Owned Subsidiary of BP III, of all the Equity Interests of Evergreen Packaging (Luxembourg) S.à r.l and (c) the acquisition by Whakatane Mill Limited, an indirect Wholly Owned Subsidiary of BP III, from Carter Holt Harvey Limited of the assets and liabilities of the Whakatane Paper Mill.
“Evergreen Acquisition Documents” means the (i) the Reorganization Agreement, dated as of April 25, 2010, between Carter Holt Harvey Limited, BP III, Reynolds Group Holdings, Inc., Evergreen Packaging United States Limited and Evergreen Packaging New Zealand Limited and (ii) the Asset Purchase Agreement, dated as of April 25, 2010, between Carter Holt Harvey Limited and Whakatane Mill Limited, and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date.
“Evergreen Transactions” means the Evergreen Acquisition and the transactions related thereto (including the transactions contemplated in that certain Project Echo Structure dated April 23, 2010, prepared by RGHL), including the incremental term loan borrowing of $800,000,000 under the Senior Secured Credit Facilities, the issuance and guarantee of the May 2010 Notes.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of BP I or BP II) received by BP I or BP II, as applicable, after the Issue Date from:
(1) contributions to its common equity capital; or
(2) the sale (other than to a Subsidiary of BP I or BP II or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of BP I or BP II,
in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of BP I or BP II on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.
“Existing Indentures” means the Senior Secured Indentures and the Senior Indentures.
“Existing Secured Debt” means amounts outstanding under the Senior Secured Credit Facilities and Indebtedness represented by the September 2012 Senior Secured Notes (including the guarantees with respect thereto), the August 2011 Senior Secured Notes (including the guarantees with respect thereto), the February 2011 Senior Secured Notes (including the guarantees with respect thereto) and the October 2010 Senior Secured Notes (including the guarantees with respect thereto).
“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by BP I or BP II except as otherwise provided in this Senior Notes Indenture).
“FATCA” means Section 1471 through 1474 of the Code, as of the Issue Date (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any applicable fiscal or regulatory legislation, regulations or other official guidance adopted by a governmental authority pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“February 2011 Security Documents” means those agreements or other instruments entered into pursuant to which security interests in the Collateral (as defined in the February 2011 Senior Secured Indenture) are granted to secure the February 2011 Senior Secured Notes and the guarantees thereof.
“February 2011 Senior Indenture” means the senior notes indenture, dated as of February 1, 2011, among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., the guarantors from time to time party thereto, The Bank of New York Mellon, as Trustee, Principal Paying Agent, Registrar and Transfer Agent and The Bank of New York Mellon, London Branch, as Paying Agent, as supplemented, amended and modified from time to time thereafter.
“February 2011 Senior Notes” means the 8.250% Senior Notes due 2021 issued pursuant to the February 2011 Senior Indenture.
“February 2011 Senior Secured Indenture” means the senior secured notes indenture, dated as of February 1, 2011, among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., the guarantors from time to time party thereto, The Bank of New York Mellon, as Trustee, Principal Paying Agent, Registrar, Transfer Agent and Collateral Agent and The Bank of New York Mellon, London Branch, as Paying Agent, and Wilmington Trust (London) Limited, as additional Collateral Agent, as supplemented, amended and modified from time to time thereafter.
“February 2011 Senior Secured Notes” means the 6.875% Senior Secured Notes due 2021 issued pursuant to the February 2011 Senior Secured Indenture.
“February 2012 Senior Indenture” means the senior notes indenture, dated as of February 15, 2012, among Reynolds Group Issuer Inc., the other issuers party thereto, the guarantors from time to time party thereto, The Bank of New York Mellon, as Trustee, Principal Paying Agent, Registrar and Transfer Agent and The Bank of New York Mellon, London Branch, as Paying Agent, as supplemented, amended and modified from time to time thereafter.
“February 2012 Senior Notes” means the 9.875% Senior Notes due 2019 issued pursuant to the February 2012 Senior Indenture.

“Financial Assistance Restricted Subsidiary” means any Restricted Subsidiary that is prevented from being a Senior Note Guarantor due to applicable financial assistance laws; provided, however, that such Restricted Subsidiary shall become a Senior Note Guarantor upon or as soon as reasonably practical after (but not later than 90 days after (subject to the expiration of applicable waiting periods and compliance with applicable laws)) such financial assistance laws no longer prevent such Restricted Subsidiary from being a Senior Note Guarantor if it would otherwise be required to be a Senior Note Guarantor pursuant to Section 4.11.
“Financing Disposition” means any sale, transfer, conveyance or other disposition of inventory that is equipment used in the product filling process by BP I or any Restricted Subsidiary thereof to a Person that is not a Subsidiary of BP I or BP II that meets the following conditions:
(1) the Board of Directors of BP I shall have determined in good faith that such sale, transfer, conveyance or other disposition is in the aggregate economically fair and reasonable to BP I or, as the case may be, the Restricted Subsidiary in question;
(2) all sales of such inventory are made at Fair Market Value;
(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by BP I);
(4) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is guaranteed by BP I, BP II or any Restricted Subsidiary, (ii) is with recourse to or obligates BP I, BP II or any Subsidiary of BP I or BP II in any way or (iii) subjects any property or asset of BP I, BP II or any other Subsidiary of BP I or BP II, directly or indirectly, contingently or otherwise, to the satisfaction thereof;
(5) neither BP I, BP II nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding with such Person other than on terms which BP I or BP II reasonably believes to be no less favorable to BP I, BP II or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of any Issuer; and
(6) neither BP I, BP II nor any other Restricted Subsidiary has any obligation to maintain or preserve such Person’s financial condition or cause such entity to achieve certain levels of operating results.
“First Lien Intercreditor Agreement” means the intercreditor agreement, dated as of November 5, 2009, among The Bank of New York Mellon, as Collateral Agent, Credit Suisse, as Representative under the Credit Agreement, The Bank of New York Mellon, as Representative of the Indenture Secured Parties (as defined therein), each additional Representative from time to time party thereto and the grantors party thereto, as from time to time amended, supplemented or modified.
“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that an Issuer, BP I, or any Restricted Subsidiaries Incurs, repays, repurchases, redeems, defeases or otherwise acquires, retires or discharges any Indebtedness (other than in the case of revolving credit borrowings or revolving advances in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation of Consolidated Interest Expense shall not give effect to (a) any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued on the date of determination pursuant to Section 4.03(b) and (b) the repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of any Indebtedness, Disqualified Stock or Preferred Stock to the extent such repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge results from the proceeds of Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued pursuant to Section 4.03(b) which is omitted from the pro forma calculation pursuant to the foregoing clause (a).
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (in each case including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that an Issuer, BP I, or any of the Restricted Subsidiaries has determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (in each case including the Transactions), discontinued operations and operational changes (and the change of any associated Fixed Charges (calculated in accordance with the proviso in the prior paragraph) and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into an Issuer, BP I or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of BP I or BP II. Any such pro forma calculation may include adjustments appropriate, in the reasonable good-faith determination of BP I or BP II as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions).
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of BP I or BP II to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuers may designate.
“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:
(1) Consolidated Interest Expense of such Person for such period and
(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.
“GAAP” means the International Financial Reporting Standards (“IFRS”) as in effect (except as otherwise provided in this Senior Notes Indenture in relation to financial reports and other information to be delivered to Holders) on the GAAP Date. Except as otherwise expressly provided in this Senior Notes Indenture, all ratios and calculations based on GAAP contained in this Senior Notes Indenture shall be computed in conformity with GAAP. At any time after the Issue Date, BP I and the Issuers may elect to apply generally accepted accounting principles in the United States (“US GAAP”) in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean US GAAP as in effect (except as otherwise provided in this Senior Notes Indenture) on the GAAP Date; provided, however, that any such election, once made, shall be irrevocable and that, upon first reporting its fiscal year results under US GAAP each of BP I and each of the Issuers shall restate its financial statements on the basis of US GAAP for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of US GAAP; provided further, however, that in the event BP I and the Issuers have made such an election and are thereafter required by applicable law to apply IFRS in lieu of US GAAP (or IFRS is a successor to US GAAP) (any such change, a “Required Change”), they shall be entitled to apply IFRS, and that upon subsequently reporting its fiscal year results on the basis of IFRS in lieu of US GAAP each of BP I and each of the Issuers shall restate its financial statements on the basis of IFRS for the fiscal year ending immediately prior to the fiscal year after such Required Change. In the event that BP I and the Issuers are required to make the Required Change, references herein to GAAP shall be construed to mean IFRS as in effect on the GAAP Date. The Issuers shall give notice of election to apply US GAAP or requirement to apply IFRS to the Trustee and the Holders.
“GAAP Date” means the Reference Date or, if BP I or the Issuers make an election to apply US GAAP, the date of such election or, in the event of a Required Change, the date of such Required Change; provided, however, that, at such time as BP I is able to treat all indentures to which it is a party alike with respect to the GAAP Date, BP I may by written notice to the Trustee change the GAAP Date to be the date specified in such notice, and upon such notice, the GAAP Date shall be such date for all periods beginning on and after the date specified in such notice. At such time as BP I delivers to the Trustee a notice pursuant to the preceding sentence, BP I shall, substantially concurrently therewith, change the GAAP Date under all other indentures to which it is a party to be the GAAP Date specified in such notice pursuant to the terms of, and in the manner set forth in, each such indenture.
“Graham Packaging” means Graham Packaging Company Inc. and, unless the context otherwise requires, its Subsidiaries.
“Graham Packaging 2014 Notes” means the 9.875% senior subordinated notes due 2014 issued by Graham Packaging Company, L.P. and GPC Capital Corp. I, which are Wholly Owned Subsidiaries of Graham Packaging.
“Graham Packaging 2017 Notes” means the 8.25% senior notes due 2017 issued by Graham Packaging Company, L.P. and GPC Capital Corp. I, which are Wholly Owned Subsidiaries of Graham Packaging.
“Graham Packaging 2018 Notes” means the 8.25% senior notes due 2018 issued by Graham Packaging Company, L.P. and GPC Capital Corp. I, which are Wholly Owned Subsidiaries of Graham Packaging.
“Graham Packaging Acquisition” means the acquisition by RGHL of all of the outstanding stock of Graham Packaging pursuant to the Graham Packaging Acquisition Document.
“Graham Packaging Acquisition Document” means the Agreement and Plan of Merger, dated as of June 17, 2011, among RGHL, Bucephalas Acquisition Corp. and Graham Packaging, as amended as of June 17, 2011.
“Graham Packaging Change of Control Offers” means Graham Packaging’s offer to purchase each of the Graham Packaging 2014 Notes, the Graham Packaging 2017 Notes and the Graham Packaging 2018 Notes, as required by the applicable indenture.
“Graham Packaging Tender Offers” means Graham Packaging’s offer to purchase and consent solicitations with respect to each of the Graham Packaging 2014 Notes, the Graham Packaging 2017 Notes and the Graham Packaging 2018 Notes in connection with the Graham Packaging Acquisition.
“Graham Packaging Transactions” means: (i) the offering of the August 2011 Senior Secured Notes and the August 2011 Senior Notes, (ii) the incremental term loan borrowings under the Senior Secured Credit Facilities in connection with the Graham Packaging Acquisition, (iii) the repayment of certain Graham Packaging Indebtedness, including in connection with the Graham Packaging Tender Offers and the Graham

Packaging Change of Control Offers, (iv) the Graham Packaging Acquisition, (v) the Graham Packaging ITR Payment (as defined in the offering circular, dated July 26, 2011, relating to the August 2011 Senior Secured Notes and the August 2011 Senior Notes), (vi) the other transactions related to the foregoing and (vii) the payment of fees and expenses related to the foregoing.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:
(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and
(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
“Holder” or “noteholder” means the Person in whose name a Senior Note is registered on the Registrar’s books.
“IASB” means the International Accounting Standards Board and any other organization or agency that shall issue pronouncements regarding the application of GAAP.
“including” means including without limitation.
“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.
“Indebtedness” means, with respect to any Person (without duplication):
(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (d) in respect of Capitalized Lease Obligations or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);
(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person; and
(4) to the extent not otherwise included, with respect to BP I, the Issuers and the Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, BP I, an Issuer or any Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of BP I, an Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing) to the extent there is recourse to BP I, the Issuers or the Restricted Subsidiaries (as that term is understood in the context of recourse and non-recourse receivable financings);
provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues or marketing fees; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financings; (5) obligations under the Acquisition Documents, the Reynolds Acquisition Documents, the Evergreen Acquisition Documents, the Pactiv Acquisition Document, the Dopaco Acquisition Document or the Graham Packaging Acquisition Document; or (6) Subordinated Shareholder Funding.
Notwithstanding anything in this Senior Notes Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Senior Notes Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Senior Notes Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Senior Notes Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good-faith determination of the Issuers, qualified to perform the task for which it has been engaged.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
“Investment Grade Securities” means:
(1) securities issued or directly and fully guaranteed or insured by the US, U.K., Canadian, Swiss or Japanese government or any member state of the European Monetary Union or any agency or instrumentality thereof (other than Cash Equivalents);
(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among BP I, the Issuers and their respective Subsidiaries;
(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and
(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of BP I or an Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:
(1) “Investments” shall include the portion (proportionate to BP I’s or an Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, BP I or such Issuer, as applicable, shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(a) BP I’s or such Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less
(b) the portion (proportionate to BP I’s or an Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of each Issuer.
“Issue Date” means , 2013, the date on which the Senior Notes are originally issued.
“June 2007 Transactions” means the Acquisition and the transactions related thereto (including the transactions contemplated in that certain Memorandum on Structure, dated as of May 11, 2007, prepared by Deloitte & Touche), including borrowings under the 2007 Credit Agreement then in effect, the borrowings under a senior subordinated bridge loan and the refinancing of such senior subordinated bridge loan and partial prepayment of the 2007 Credit Agreement with the proceeds of the issuance of the 2007 Notes, and the contribution (through holding companies of RGHL) by Rank and certain other investors arranged by Rank of common equity, preferred equity or Subordinated Shareholder Funding to BP I and BP II.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided, however, that in no event shall an operating lease be deemed to constitute a Lien.
“Local Facility” means a working capital facility provided to a Subsidiary of RGHL by a lender or other bank or financial institution and which constitutes a “Local Facility” as defined in the Credit Agreement Documents or has otherwise been designated as such.

“Local Facility Agreement” means the agreement under which a Local Facility is made available.
“Management Group” means the group consisting of the directors, executive officers and other management personnel of BP I, BP II or any direct or indirect parent of BP I or BP II, as the case may be, on the Reference Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of BP I, BP II or any direct or indirect parent of BP I or BP II, as applicable, was approved by a vote of a majority of the directors of BP I, BP II or any direct or indirect parent of BP I or BP II, as applicable, then still in office who were either directors on the Reference Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of BP I, BP II or any direct or indirect parent of BP I or BP II, as applicable, hired at a time when the directors on the Reference Date together with the directors so approved constituted a majority of the directors of BP I, BP II or any direct or indirect parent of BP I or BP II, as applicable.
“May 2010 Indenture” means the indenture, dated as of May 4, 2010, among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., the guarantors from time to time party thereto, The Bank of New York Mellon as Trustee, Principal Paying Agent, Transfer Agent and Registrar and The Bank of New York Mellon, London Branch as Paying Agent, as supplemented, amended and modified from time to time thereafter.
“May 2010 Notes” means the 8.5% Senior Notes due 2018 issued pursuant to the May 2010 Indenture.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Net Proceeds” means the aggregate cash proceeds received by BP I, an Issuer or any Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding (i) the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form and (ii) the aggregate cash proceeds received by BP I, an Issuer or any Restricted Subsidiaries in respect of the sale of any Non-strategic Land since the Reference Date in an aggregate amount of up to €25,000,000), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)(i)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by BP I or an Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed in such transaction and retained by BP I or an Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
“Net Profit” means, with respect to any Person, the Net Profit (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Non-strategic Land” means (a) the investment properties in which BP II, BP I or their respective Subsidiaries had an interest at the Reference Date which are a proportion of the real property owned by SIG Combibloc GmbH located at Linnich & Wittenberg in Germany, real property owned by SIG Finanz AG (which was absorbed by SIG Combibloc Group AG (formerly SIG Holding AG) by means of a merger effective as of June 15, 2010) located at Newcastle in England, real property owned by SIG Moldtec GmbH & Co. KG, real property owned by SIG Schweizerische Industrie-Gesellschaft AG and located at Neuhausen in Switzerland, Beringen in Switzerland, Rafz in Switzerland, Ecublens in Switzerland and Romanel in Switzerland, real property owned by SIG Combibloc Group AG (formerly SIG Holding AG) located in Beringen in Switzerland, real property owned by SIG Euro Holding AG & Co. KG aA located at Waldshut‑Tiengen in Germany and real property owned by SIG Real Estate GmbH & Co. KG located at Neunkirchen in Germany and (b) other properties in which BP II, BP I or their respective Subsidiaries have an interest from time to time and which is designated by BP II in an Officers’ Certificate delivered to the Trustee as not required for the ongoing business operations of BP II, BP I and their respective Subsidiaries.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, however, that Obligations with respect to the Senior Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders.
“Obligor” means any Issuer or a Senior Note Guarantor.
“October 2010 Security Documents” means those agreements or other instruments entered into pursuant to which security interests in the Collateral (as defined in the October 2010 Senior Secured Indenture) are granted to secure the October 2010 Senior Secured Notes and the guarantees thereof.
“October 2010 Senior Indenture” means the senior notes indenture, dated as of October 15, 2010, among RGHL US Escrow I LLC, RGHL US Escrow I Inc., RGHL Escrow Issuer (Luxembourg) I S.A., The Bank of New York Mellon as Trustee, Principal Paying Agent, Transfer Agent and Registrar and The Bank of New York Mellon, London Branch as Paying Agent, as supplemented, amended and modified from time to time thereafter.
“October 2010 Senior Notes” means the 9.000% Senior Notes due 2019 issued pursuant to the October 2010 Senior Indenture.
“October 2010 Senior Secured Indenture” means the senior secured notes indenture, dated as of October 15, 2010, among RGHL US Escrow I LLC, RGHL US Escrow I Inc., RGHL Escrow Issuer (Luxembourg) I S.A., The Bank of New York Mellon as Trustee, Principal Paying Agent, Transfer Agent, Collateral Agent and Registrar, Wilmington Trust (London) Limited as Additional Collateral Agent and The Bank of New York Mellon, London Branch as Paying Agent, as supplemented, amended and modified from time to time thereafter.
“October 2010 Senior Secured Notes” means the 7.125% Senior Secured Notes due 2019 issued pursuant to the October 2010 Senior Secured Indenture.
“Offer” means the public tender offer by RGHL for all publicly held Target Shares.

“Offer Prospectus” means the prospectus dated December 22, 2006 and the amendments to the prospectus dated February 2, 2007 and March 13, 2007 as published in the Swiss national press.
“Offering Circular” means the offering circular dated November , 2013, with respect to the Senior Notes.
“Officer” of any Person means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person or any other person that the board of directors of such person shall designate for such purpose.
“Officers’ Certificate” means a certificate signed on behalf of BP I or, if otherwise specified, an Issuer, by two Officers of BP I or an Issuer, as applicable, or of a Subsidiary or parent of BP I or an Issuer, as applicable, that is designated by BP I or an Issuer, as applicable, one of whom must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or similar position of BP I or the Issuers, as applicable, or such Subsidiary or parent that meets the requirements set forth in this Senior Notes Indenture and is in form and substance satisfactory to the Trustee.
“Opinion of Counsel” means a written opinion addressed to the Trustee from legal counsel in form and substance satisfactory to the Trustee. The counsel may be an employee of or counsel to BP I or any of the Issuers.
“Pactiv” means Pactiv LLC, a Delaware limited liability company.
“Pactiv 2012 Notes” means Pactiv’s 5.875% Notes due 2012.
“Pactiv 2018 Notes” means Pactiv’s 6.400% Notes due 2018.
“Pactiv Acquisition” means the acquisition by RGHL, through its Wholly Owned Subsidiary Reynolds Acquisition Corporation, of all of the outstanding stock of Pactiv pursuant to the Pactiv Acquisition Document.
“Pactiv Acquisition Document” means the Agreement and Plan of Merger, dated as of August 16, 2010, among Rank Group Limited, RGHL, Reynolds Acquisition Corporation and Pactiv.
“Pactiv Change of Control Offer” means Pactiv’s offer to purchase the Pactiv 2012 Notes, as required by the applicable indenture in connection with the Pactiv Acquisition.
“Pactiv Equity Contribution” means the cash contributed by Rank Group Limited to RGHL as part of the Pactiv Acquisition.
“Pactiv Tender Offer” means Pactiv’s offer to purchase and consent solicitations with respect to the Pactiv 2018 Notes in connection with the Pactiv Acquisition.
“Pactiv Transactions” means: (i) the offering of the October 2010 Senior Secured Notes and the October 2010 Senior Notes, (ii) the incremental term loan borrowings under the Senior Secured Credit Facilities in connection with the Pactiv Acquisition, (iii) the repayment of certain Pactiv Indebtedness including the partial repayment of the Pactiv 2012 Notes and Pactiv 2018 Notes in connection with the Pactiv Tender Offer and Pactiv Change of Control Offer, (iv) the Pactiv Acquisition, (v) the Pactiv Equity Contribution, (vi)  the other transactions related to the foregoing and (vii) the payment of fees and expenses related to the foregoing.
“Permitted Holders” means, at any time, each of (i) Rank, (ii) the Management Group and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of BP I or BP II or any of their Affiliates. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Senior Notes Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
“Permitted Investments” means:
(1) any Investment in BP I, an Issuer or any Restricted Subsidiary;
(2) any Investment in Cash Equivalents or Investment Grade Securities;
(3) any Investment by BP I, an Issuer or any Restricted Subsidiary in a Person, including in the Equity Interests of such Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or Substantially All of its assets to, or is liquidated into, BP I, an Issuer or a Restricted Subsidiary;
(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 4.06 or any other disposition of assets not constituting an Asset Sale;
(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided, however, that the amount of any such Investment only may be increased as required by the terms of such Investment as in existence on the Issue Date;

(6) advances to officers, directors or employees, taken together with all other advances made pursuant to this clause (6), not to exceed 0.25% of Total Assets at any one time outstanding;
(7) any Investment acquired by BP I, an Issuer or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by BP I, an Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by BP I, an Issuer or any Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates or (d) in settlement of debts created in the ordinary course of business;
(8) Hedging Obligations permitted under Section 4.03(b)(x);
(9) any Investment by BP I, an Issuer or any Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed 3.25% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;
(10) additional Investments by BP I, an Issuer or any Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (after giving effect to the sale or other transfer of an Unrestricted Subsidiary to the extent the proceeds of such sale received by BP I, an Issuer and the Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;
(11) loans and advances to officers, directors or employees for business‑related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of BP I, an Issuer or any direct or indirect parent of BP I or an Issuer;
(12) Investments the payment for which consists of Equity Interests or Subordinated Shareholder Funding of BP I or an Issuer (other than Disqualified Stock) or any direct or indirect parent of BP I or an Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clauses (2) and (3) of the definition of Cumulative Credit;
(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(c) (except transactions described in clauses (ii), (vi), (vii) and (xi)(B) of Section 4.07(c));
(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(15) guarantees issued in accordance with Section 4.03 and Section 4.11;
(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;
(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;
(18) any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;
(19) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivables Financing;
(20) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with BP I, an Issuer or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(21) guarantees by BP I, an Issuer or any Restricted Subsidiaries of operating leases (other than Capitalized Lease Obligations), trademarks, licenses, purchase agreements or of other obligations that do not constitute Indebtedness, in each case entered into by BP I, an Issuer or any Restricted Subsidiary in the ordinary course of business consistent with past practice;
(22) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) that are otherwise a Permitted Lien or made in connection with a Permitted Lien; and
(23) any Indebtedness permitted under Section 4.03(b)(xxv).
“Permitted Liens” means, with respect to any Person:
(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or US government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non‑payment or which are being contested in good faith by appropriate proceedings and for which there are adequate reserves set aside in accordance with GAAP or the non-payment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Issuers, RGHL and the Restricted Subsidiaries taken as a whole;
(4) Liens (i) required by any regulatory or government authority or (ii) in favor of issuers of performance and surety bonds or bid bonds or letters of credit or completion guarantees issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties Incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and which do not in the aggregate materially impair the operation of the business of such Person;
(6) (i) Liens securing an aggregate principal amount of Indebtedness not to exceed the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Leverage Ratio of BP I and the Issuers on a combined basis to exceed 4.50 to 1.00, (ii) Liens securing an aggregate principal amount of Indebtedness not to exceed $500,000,000, (iii) Liens securing Indebtedness Incurred pursuant to Section 4.03(b)(i), (iv) Liens securing the October 2010 Senior Secured Notes outstanding on the Issue Date (or any guarantees thereof), (v) Liens securing the February 2011 Senior Secured Notes outstanding on the Issue Date (or any guarantees thereof), (vi) Liens securing the September 2012 Senior Secured Notes outstanding on the Issue Date (or any guarantees thereof), (vii) Liens securing Indebtedness Incurred pursuant to Section 4.03(b)(iv), and (viii) Liens securing the 2007 Notes (or any guarantees thereof) as in effect on the Issue Date and any Lien that replaces the Lien in existence on the Issue Date so long as such replacement Lien is in respect of the same property as the Lien in existence on the Issue Date;
(7) Liens existing on the Issue Date (other than Liens described in clause (6));
(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by BP I, an Issuer or any Restricted Subsidiary (except for after acquired assets, property or shares of stock required to be pledged under the instruments governing such Lien);
(9) Liens on assets or property at the time BP I, an Issuer or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into BP I, an Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by BP I, an Issuer or any Restricted Subsidiary;
(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to BP I, an Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with Section 4.03;
(11) Liens securing Hedging Obligations not Incurred in violation of this Senior Notes Indenture;
(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13) leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of BP I, an Issuer or any Restricted Subsidiaries;
(14) Liens on assets or property of BP I, an Issuer or any Restricted Subsidiary securing the Senior Notes or any Senior Note Guarantees;
(15) Liens in favor of BP I, an Issuer or any Senior Note Guarantor;
(16) Liens (i) on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing (including, for purposes hereof, the BP Factoring Facility) and (ii) on inventory that is equipment used in the product filling process Incurred in connection with a Financing Disposition;
(17) deposits made in the ordinary course of business to secure liability to insurance carriers;
(18) Liens on the Equity Interests of Unrestricted Subsidiaries and on the Equity Interests of joint ventures securing obligations of such joint ventures;
(19) grants of software and other technology licenses in the ordinary course of business;
(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6) (other than clause (6)(viii)), (7), (8), (9), (10), (15) and (20); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after-acquired property to the extent it would have been subject to a Lien in respect of the Indebtedness being refinanced, refunded, extended, renewed or replaced) that secured the original Lien as in effect immediately prior to the refinancing, refunding, extension, renewal or replacement of the Indebtedness secured by such Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6) (other than clause (6)(viii)), (7), (8), (9), (10), (15) and (20) at the time the original Lien became a Permitted Lien under this Senior Notes Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) such new Lien shall not have priority over, rank ahead of, or otherwise be senior pursuant to any intercreditor agreement to the original Lien securing the Indebtedness being refinanced, refunded, extended, renewed or replaced; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension, renewal or replacement of Indebtedness secured by a Lien referred to in any of clauses (6)(ii), (6)(iii) and (6)(vii), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension, renewal or replacement shall be deemed secured by a Lien under such original clause and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clauses (6)(ii), (6)(iii) and (6)(vii);
(21) Liens on equipment of BP I, an Issuer or any Restricted Subsidiary granted in the ordinary course of business to BP I’s, an Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;
(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(24) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;
(25) any interest or title of a lessor under any Capitalized Lease Obligation;
(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(27) Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;
(28) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $30,000,000 at any one time outstanding;
(29) Liens arising from Uniform Commercial Code filings regarding operating leases entered into by BP I, an Issuer and the Restricted Subsidiaries in the ordinary course of business;
(30) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(31) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided, however, that such defeasance or satisfaction and discharge is not prohibited by the Indenture; and
(32) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets prior to completion.
In the event that a Lien (or a portion of a Lien) is Incurred in reliance on clause (6)(ii) above or in reliance on clause (20) above to the extent the Lien Incurred under clause (20) secured a refinancing, refunding, extension, renewal or replacement of a Lien Incurred pursuant to clause (6)(ii) above, the Issuers shall, in their sole discretion, reclassify such Lien (or any portion thereof) as Incurred in reliance on clause (6)(i) above if at the time such Lien would be permitted to be Incurred under such clause (6)(i).
For purposes of determining compliance with this definition, a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category).
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Pre-Announcement” means the pre-announcement of the Offer pursuant to Article 7, et seq. TOO (Voranmeldung) as published by electronic media on 19 December 2006 and in the print media on 21 December 2006.
“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding-up.
“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of such Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Public Debt” (i) shall not include the Senior Notes (or any Additional Senior Notes) and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than 10 Persons (provided, however, that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”
“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from BP I, BP II or any of their respective Subsidiaries to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions:
(1) the Board of Directors of BP I or BP II shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to BP I or BP II or, as the case may be, the Subsidiary in question;
(2) all sales of accounts receivable and related assets are made at Fair Market Value; and
(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by any Issuer) and may include Standard Securitization Undertakings.
The grant of a security interest in any accounts receivable of BP I, BP II or any of their respective Subsidiaries (other than a Receivables Subsidiary or the Subsidiary undertaking such Receivables Financing) to secure Indebtedness under the Credit Agreement, Indebtedness in respect of the Senior Notes or any Refinancing Indebtedness with respect to the Senior Notes shall not be deemed a Qualified Receivables Financing.
“Rank” means (i) Mr. Graeme Richard Hart (or his estate, heirs, executor, administrator or other personal representative, or any of his immediate family members or any trust, fund or other entity which is controlled by his estate, heirs or any of his immediate family members), and any of his or their Affiliates (each a “Rank Party”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Rank Party; provided, however, that in the case of (ii) (x) any Rank Party owns a majority of the voting power of the Voting Stock of BP I and BP II or any direct or indirect parent of BP I or BP II, as applicable, (y) no other Person has beneficial ownership of any of the Voting Stock included in determining whether the threshold set forth in clause (x) has been satisfied and (z) any Rank Party controls a majority of the Board of Directors of each of BP I and BP II or any direct or indirect parent of BP I or BP II, as applicable.
“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Senior Notes for reasons outside of the Issuers’ control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuers or any direct or indirect parent of an Issuer as a replacement agency for Moody’s or S&P, as the case may be.
“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables

Financing.
“Receivables Financing” means any transaction or series of transactions that may be entered into by BP I, any Issuer or any of their respective Subsidiaries pursuant to which BP I, any Issuer or any of their respective Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary or (b) any other Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of BP I, any Issuer or any of their respective Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by BP I, any Issuer or any such Subsidiary in connection with such accounts receivable.
“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary” means (1) BP Factoring and (2) any other Wholly Owned Subsidiary of BP I or an Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with BP I or an Issuer in which BP I or an Issuer or any Subsidiary of BP I or an Issuer makes an Investment and to which BP I, an Issuer or any Restricted Subsidiary transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable of BP I, an Issuer and their respective Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designated by the Board of Directors of any of the Issuers (as provided below) as a Receivables Subsidiary and:
(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by BP I, an Issuer or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of and interest on Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is with recourse to or obligates BP I, an Issuer or any Subsidiary of BP I or an Issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of BP I, an Issuer or any other Subsidiary of BP I or an Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(b) with which neither BP I, an Issuer nor any other Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which BP I or an Issuer reasonably believes to be no less favorable to BP I, such Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of any Issuer; and
(c) to which neither BP I, an Issuer nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any such designation by the Board of Directors of an Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of such Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions. Notwithstanding the foregoing, BP Factoring shall be deemed to be a Receivables Subsidiary under this Senior Notes Indenture unless and until any Issuer shall have notified the Trustee in writing that BP Factoring is no longer a Receivables Subsidiary.
“Reference Date” means June 29, 2007.
“Representative” means the trustee, agent or representative (if any) for any Indebtedness; provided, however, that if, and for so long as, any Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of Obligations under such Indebtedness.
“Restricted Cash” means cash and Cash Equivalents held by BP I, an Issuer or any Restricted Subsidiaries that are contractually restricted from being distributed or otherwise paid to any Issuer or not available for general corporate purposes, except for such restrictions that are contained in agreements governing Indebtedness permitted under this Senior Notes Indenture.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Senior Notes Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of each of BP I and BP II.
“Reynolds 2008 Credit Agreement” means the Senior Secured Facilities Agreement dated February 21, 2008, among Reynolds Packaging Group (NZ) Limited, Closure Systems International Holdings Inc., Closure Systems International B.V., Reynolds Consumer Products Holdings Inc. and Reynolds Treasury (NZ) Limited, as borrowers, the Lenders party thereto, Australia and New Zealand Banking Group Limited, BOS International (Australia) Limited, Calyon Australia Limited and Credit Suisse, as joint lead arrangers and underwriters, and Credit Suisse as facility agent and security trustee, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder (subject to compliance with Sections 4.03 and 4.12) or altering the maturity thereof.

“Reynolds Acquisition” means collectively (a) the acquisition by BP III of all the Equity Interests of each of Closure Systems International (Luxembourg) S.àr.l and Reynolds Consumer Products (Luxembourg) S.àr.l and (b) the acquisition by Reynolds Group Holdings Inc., a direct Wholly Owned Subsidiary of BP III, of all the Equity Interests of Reynolds Consumer Products Holdings Inc.
“Reynolds Acquisition Documents” means the (i) Stock Purchase Agreement, dated as of October 15, 2009, by and among BP III, Reynolds Group Holdings Inc., a direct Wholly Owned Subsidiary of BP III, and Reynolds Consumer Products (NZ) Limited, a New Zealand company and (ii) Stock Purchase Agreement, dated as of October 15, 2009, by and between BP III and Closure Systems International (NZ) Limited, a New Zealand company, and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to November 5, 2009.
“Reynolds Foodservice Acquisition” means, collectively, (a) the acquisition by Reynolds Group Holdings, Inc., a direct Wholly Owned Subsidiary of BP III, of all of the Equity Interests of Reynolds Packaging Inc., (b) the acquisition by Closure Systems International B.V., an indirect Wholly Owned Subsidiary of BP III, of all of the Equity Interests of Reynolds Packaging International B.V., together with a minority interest in Reynolds Metals Company de Mexico S. de R.L. de C.V., from an affiliated entity, that along with Reynolds Group Holdings Inc. and Closure Systems International B.V., is beneficially owned by Mr. Graeme Richard Hart.
“Reynolds Foodservice Acquisition Document” means the Stock Purchase Agreement, dated as of September 1, 2010, among BP III, Reynolds Group Holdings Inc., Closure Systems International B.V. and Reynolds Packaging (NZ) Limited.
“Reynolds Foodservice Transactions” means the Reynolds Foodservice Acquisition and the transactions related thereto.
“Reynolds Transactions” means the Reynolds Acquisition and the transactions related thereto (including the transactions contemplated in that certain Steps Plan and Structure Chart dated November 3, 2009, prepared by RGHL), including the repayment of the Reynolds 2008 Credit Agreement, the issuance and guarantee of, and granting of security in relation to, the 7.75% senior secured notes due 2016, the entering into and borrowings and guarantees under, and granting of security in relation to, the Senior Secured Credit Facilities, the amendment to the 2007 Intercreditor Agreement, entry into the First Lien Intercreditor Agreement and the contribution by RGHL of funds in return for common equity of BP I.
“RGHL” means Reynolds Group Holdings Limited.
“RP Reference Date” means November 5, 2009.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by BP I, an Issuer or a Restricted Subsidiary whereby BP I, an Issuer or a Restricted Subsidiary transfers such property to a Person and BP I, an Issuer or such Restricted Subsidiary leases it from such Person, other than leases between BP I, an Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.
“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.
“SEC” means the Securities and Exchange Commission.
“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Secured Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) Senior Secured Indebtedness of such Person less the amount of Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination (the “Aggregate Lien Debt”) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding the Secured Leverage Calculation Date (as defined below); provided, however, that for the purposes of this definition of Secured Leverage Ratio, Senior Secured Indebtedness shall not include any Indebtedness represented by the 2007 Notes (including the guarantees thereof) for so long as such 2007 Notes are outstanding; provided further, however, that the calculation of Aggregate Lien Debt shall not give effect to any Senior Secured Indebtedness where the related Lien is Incurred pursuant to clause (6)(ii) of the definition of “Permitted Liens” or clause (20) of such definition to the extent the Lien Incurred under such clause (20) secured a refinancing, refunding, extension, renewal or replacement of a Lien Incurred pursuant to clause (6)(ii) of such definition. In the event that such Person or any of its Restricted Subsidiaries Incurs, repays, repurchases, redeems, defeases or otherwise acquires, retires or discharges any Senior Secured Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Senior Secured Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the Issuers may elect pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Senior Secured Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Senior Secured Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that BP I, an Issuer or any of the Restricted Subsidiaries has determined to make or have made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions), discontinued operations and other operational changes (and the change of any associated Senior Secured Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into BP I, an Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good-faith by a responsible financial or accounting officer of the Issuers. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuers as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions).
“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Senior Agent” means Credit Suisse AG as agent under the Credit Agreement and any successor thereto appointed pursuant to the terms of the Credit Agreement.
“Senior Indebtedness” means, with respect to any Person, (a) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred and (b) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (a), unless, in the case of clauses (a) and (b), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that, in the case of an Issuer, such Indebtedness or other Obligations in respect thereof are subordinate in right of payment to the Senior Notes or, in the case of a Senior Note Guarantor, such Indebtedness or other Obligations in respect thereof are subordinated or pari passu in right of payment to the Senior Note Guarantee of such Senior Note Guarantor, as the case may be; provided, however, that Senior Indebtedness shall not include:
(1) any obligation of such Person to BP I, an Issuer or any Subsidiary of BP I or an Issuer;
(2) any liability for national, state, local or other taxes owed or owing by such Person;
(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof (other than by way of letter of credit, bank guarantee, performance or other bond, or other similar obligation) or instruments evidencing such liabilities);
(4) any Capital Stock;
(5) any Indebtedness or other Obligation of such Person which is subordinate in right of payment to any other Indebtedness or other Obligation of such Person; or
(6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Senior Notes Indenture.
“Senior Indentures” means the May 2010 Indenture, the October 2010 Senior Indenture, the February 2011 Senior Indenture, the August 2011 Senior Indenture and the February 2012 Senior Indenture.
“Senior Note Documents” means (a) the Senior Notes, the Senior Note Guarantees and this Senior Notes Indenture and (b) any other related document or instrument executed and delivered pursuant to any Senior Note Document described in clause (a) evidencing or governing any Obligations thereunder.
“Senior Note Guarantee” means any guarantee of the obligations of the Issuers under this Senior Notes Indenture and the Senior Notes by any Person in accordance with the provisions of this Senior Notes Indenture.
“Senior Note Guarantors” means (x) RGHL, BP I and the Restricted Subsidiaries that enter into this Senior Notes Indenture on the Issue Date (other than the US Issuer) and (y) any Person that subsequently becomes a Senior Note Guarantor in accordance with the terms of this Senior Notes Indenture; provided, however, that upon the release or discharge of such Person from its Senior Note Guarantee in accordance with this Senior Notes Indenture, such Person shall cease to be a Senior Note Guarantor.
“Senior Notes Proceeds Loan” means the proceeds loan between the Luxembourg Issuer, as lender, and BP I, as borrower, in the amount of the proceeds received by the Luxembourg Issuer from the issuance of the Senior Notes.
“Senior Secured Credit Facilities” means the Third Amended and Restated Credit Agreement, dated as of September 28, 2012, among, among others, BP I and Credit Suisse AG, as administrative agent, the other financial institutions party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder (subject to compliance with Sections 4.03 and 4.12) or altering the maturity thereof.
“Senior Secured Indebtedness” means, with respect to any Person, at any date, Secured Indebtedness of such Person and its Restricted Subsidiaries (excluding Indebtedness secured by a Lien solely on money or US Government Obligations held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), in each case as of such date (determined on a consolidated basis in accordance with GAAP) consisting, without duplication, of (a) Indebtedness in respect of borrowed money, (b) Indebtedness evidenced by bonds, notes, debentures or similar instruments, (c) Indebtedness in respect of Capitalized Lease Obligations, (d) Indebtedness under any Receivables Financing (other than Obligations under or in respect of Qualified Receivables Financings) or (e) any obligation to be liable for, or to pay, as obligor, guarantor, or otherwise, on any obligations referred to in clauses (a) through (d) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course), including by securing such obligations by a Lien on one’s assets.
“Senior Secured Indentures” means the September 2012 Senior Secured Indenture, the August 2011 Senior Secured Indenture, the February 2011 Senior Secured Indenture and the October 2010 Senior Secured Indenture.
“Senior Subordinated Indebtedness” meaning, with respect to (1) a Senior Note Guarantor, a Senior Note Guarantee and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with such Senior Note Guarantee in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person, and (2) BP I, the Senior Notes Proceeds Loan and any other Indebtedness of BP I that specifically provides that such Indebtedness is to rank pari passu with the Senior Notes Proceeds Loan in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.
“September 2012 Security Documents” means those agreements or other instruments pursuant to which security interests in the Collateral (as defined in the September 2012 Senior Secured Indenture) are granted to secure the September 2012 Senior Secured Notes and the guarantees thereof.
“September 2012 Senior Secured Indenture” means the indenture, dated as of September 28, 2012, among Reynolds Group Issuer Inc., the other issuers party thereto, the guarantors from time to time party thereto, The Bank of New York Mellon, as Trustee, Collateral Agent, Principal Paying Agent, Registrar and Transfer Agent, The Bank of New York Mellon, London Branch, as Paying Agent, and Wilmington Trust (London) Limited, as additional collateral agent, as supplemented, amended and modified from time to time thereafter.
“September 2012 Senior Secured Notes” means the 5.750% Senior Secured Notes due 2020 issued pursuant to the September 2012 Senior Secured Indenture.
“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:
(1) BP I’s, the Issuers’ and the Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the total assets of BP I, the Issuers and the Restricted Subsidiaries on a combined consolidated basis as of the end of the most recently completed fiscal year;
(2) BP I’s, the Issuers’ and the Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the total assets of BP I, the Issuers and the Restricted Subsidiaries on a combined consolidated basis as of the end of the most recently completed fiscal year; or
(3) BP I’s, the Issuers, and the Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of BP I, the Issuers and the Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.
“Similar Business” means (a) any businesses, services or activities engaged in by BP I, an Issuer or any of their respective Subsidiaries on the Issue Date and (b) any businesses, services and activities engaged in by BP I, an Issuer or any of their respective Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.
“Squeeze Out” means the acquisition pursuant to Article 33 of the Swiss Federal Stock Exchanges and Securities Trading Act (SR954.1) by BP III of the remaining Target Shares after at least 98% of the Target’s Voting Stock has been acquired by BP III at the end of the Offer.
“Stamp Duty Guidelines” shall mean the stamp duty guidelines set out in Schedule 9.20 (Stamp Duty Guidelines) of the Senior Secured Credit Facilities.
“Stamp Duty Sensitive Document” shall mean (a) any original of any Senior Note Document and (b) any signed document (including email, PDF, TIF and other comparable formats) that constitutes a deed (Urkunde) within the meaning of section 15 of the Austrian Stamp Duty Act (as interpreted by the Austrian tax authorities), whether documenting or confirming the entering into of the relevant transaction (rechtserzeugende Urkunde) or documenting that the relevant transaction has been entered into (rechtsbezeugende Urkunde), or a substitute deed (Ersatzurkunde) within the meaning of section 15 of the Austrian Stamp Duty Act (as interpreted by the Austrian tax authorities), including, without limitation, any notarized copy, any certified copy and any written minutes recording the transactions (Rechtsgeschäfte) contemplated by, or referenced in, any Senior Note Document.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by BP I, an Issuer or any Subsidiary of BP I or an Issuer which BP I or an Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).
“Subordinated Indebtedness” means (1) with respect to any Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Senior Notes and (2) with respect to any Senior Note Guarantor, any Indebtedness of such Senior Note Guarantor which is by its terms subordinated in right of payment to its Senior Note Guarantee.
“Subordinated Shareholder Funding” means, collectively, any funds provided to BP I or BP II by any direct or indirect parent, any Affiliate of any direct or indirect parent or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:
(1) does not (including upon the happening of any event) mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Senior Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of BP I or BP II or any funding meeting the requirements of this definition) or the making of any such payment prior to the first anniversary of the Stated Maturity of the Senior Notes is restricted by the 2013 Intercreditor Agreement, any Additional Intercreditor Agreement or any other applicable intercreditor agreement;
(2) does not (including upon the happening of any event) require, prior to the first anniversary of the Stated Maturity of the Senior Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the first anniversary of the Stated Maturity of the Senior Notes is restricted by the 2013 Intercreditor Agreement, any Additional Intercreditor Agreement or any other applicable intercreditor agreement;
(3) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment (in each case, prior to the first anniversary of the Stated Maturity of the Senior Notes) or the payment of any amount as a result of any such action or provision, or the exercise of any rights or enforcement action (in each case, prior to the first anniversary of the Stated Maturity of the Senior Notes) is restricted by the 2013 Intercreditor Agreement, any Additional Intercreditor Agreement or any other applicable intercreditor agreement;
(4) does not provide for or require any security interest or encumbrance over any asset of BP I, BP II or any of their respective Subsidiaries;
(5) pursuant to its terms or pursuant to the 2013 Intercreditor Agreement, any Additional Intercreditor Agreement or any other applicable intercreditor agreement, is fully subordinated in right of payment to the Senior Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Holders than those contained in the 2013 Intercreditor Agreement as in effect on the Issue Date with respect to the “Senior Creditors” (as defined therein) in relation to “Subordinated Obligations” (as defined therein);
provided, however, that any event or circumstance that results in such subordinated obligation ceasing to qualify as Subordinated Shareholder Funding, including it ceasing to be held by any direct or indirect parent, any Affiliate of any direct or indirect parent or any Permitted Holder or any Affiliate thereof, shall constitute an Incurrence of such Indebtedness by BP I or BP II.
“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Substantially All” when used in relation to assets, means assets of the relevant entity or entities having a market value of at least 75% of the market value of all of the assets of such entity or entities at the date of the relevant transactions.
“Target” means SIG Combibloc Group AG (formerly SIG Holding AG), a company limited by shares incorporated in Switzerland registered in the Commercial Register of the Canton of Schaffhausen with the register number CH-290.3.004.149-2.
“Target Shares” means all of the registered shares of Target.
“Tax Distributions” means any distributions described in Section 4.04(b)(xii).
“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“TOO” means the Ordinance of the Swiss Takeover Board on Public Takeover Offers in effect until December 31, 2008 (SR 954.195.1).
“Total Assets” means the total combined consolidated assets of BP I, the Issuers and the Restricted Subsidiaries, as shown on the most recent combined balance sheet of BP I and the Issuers; provided, however, that, if since the date of such balance sheet BP I, an Issuer or any Restricted Subsidiary has entered into (or intends to enter into in connection with the need to determine such total combined consolidated assets) any acquisition, disposition, merger, amalgamation or consolidation, in each case with respect to an operating unit of a business (each, for purposes of this definition, a “pro forma event”), then the computation of such total combined consolidated assets shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions, mergers, amalgamations and consolidations had occurred on such balance sheet date. For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of BP I or BP II or RGHL.
“Transactions” means the June 2007 Transactions, the Reynolds Transactions, the Evergreen Transactions, the Pactiv Transactions, the Reynolds Foodservice Transactions, the Dopaco Transactions and the Graham Packaging Transactions.
“Treasury Rate” (as determined by the Issuers) means, with respect to the Senior Notes, as of any redemption date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the date the redemption notice is mailed (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2015; provided, however, that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Trust Officer” means any officer within the Corporate Trust Office of the Trustee, including any managing director, vice president, senior associate or any other officer of the Trustee (1) who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and (2) who shall have direct responsibility for the administration of this Senior Notes Indenture.
“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended and as in effect on the date hereof.
“Unrestricted Subsidiary” means:
(1) any Subsidiary of BP I or an Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and
(2) any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of RGHL may designate any Subsidiary (other than any Issuer) of BP I or of an Issuer (including any newly acquired or newly formed Subsidiary of BP I or of an Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, BP I or an Issuer or any other Subsidiary of BP I or an Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of BP I, an Issuer or any of the Restricted Subsidiaries; provided further, however, that either:
(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or
(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.
The Board of Directors of each of the Issuers may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:
(x) (1) BP I or an Issuer could Incur $1.00 of additional Indebtedness pursuant to Section 4.03(a) or (2) the Fixed Charge Coverage Ratio for BP I, the Issuers and the Restricted Subsidiaries would be greater than such ratio for BP I, the Issuers and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and
(y) no Event of Default shall have occurred and be continuing.
Any such designation by the Board of Directors of each of the Issuers shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of each of the Issuers giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
“US Controlled Foreign Subsidiary” means any Person that (A) is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and the US Treasury Regulations thereunder; (B) is organized under the laws of the United States or any state thereof or the District of Columbia and all or substantially all of the assets of such Person consist of equity or debt of one or more Persons described in clause (A) or this clause (B); or (C) is a Subsidiary of a Person described in clause (A) or (B).
“US Dollar Equivalent” means with respect to any monetary amount in a currency other than US Dollars, at any time for determination thereof by BP I, an Issuer or the Trustee, the amount of US Dollars obtained by converting such currency other than US Dollars involved in such computation into US Dollars at the spot rate for the purchase of US Dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” (or, if The Wall Street Journal is no longer published, or if such information is no longer available in The Wall Street Journal, such source as may be selected in good faith by BP I or an Issuer) on the date of such determination.
“US Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any US Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any US Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the US Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
SECTION .Other Definitions

Term	Defined in Section
“Additional Amounts”	4.15(a)(ii)
“Additional Guarantor”	10.08(m)
“Additional Intercreditor Agreement”	4.17(a)
“Additional Thai Business Permit”	4.21(a)(iii)
“Affiliate Transaction”	4.07(a)
“Agent Members”	Appendix A
“Asset Sale Offer”	4.06(b)(iii)
“Austrian Guarantor”	10.08(c)(i)
“Authentication Order”	2.03
“Balance Sheet”	10.08(e)(iv)(2)
“Bankruptcy Law”	6.01(i)
“BP II”	Preamble
“Change of Control Offer”	4.08(c)
“Change of Control Payment”	4.08(c)(i)
“Change of Control Payment Date”	4.08(c)(iii)
“covenant defeasance option”	8.01(d)
“Custodian”	6.01(i)
“Definitive Security”	Appendix A
“Depositary”	Appendix A
“Determining Auditors”	10.08(e)(iv)(2)
“Directive”	2.04(a)
“DTC”	Appendix A
“Dutch Guarantor”	10.08(a)
“Event of Default”	6.01

“Excess Proceeds”	4.06(b)(iii)
“German Guarantor”	10.08(e)
“German Net Assets”	10.08(e)(ii)(2)
“Global Securities Legend”	Appendix A
“Global Securities”	Appendix A
“GmbH & Co. KG”	10.08(e)
“Guaranteed Obligations”	10.01(a)
“Initial Lien”	4.12(a)
“Issuers”	Preamble
“legal defeasance option”	8.01(d)
“Luxembourg Guarantors”	10.08(f)
“Luxembourg Issuer”	Preamble
“Management Determination”	10.08(e)(iv)(1)
“Mexican Guarantor”	10.08(j)
“Notice of Default”	6.01(i)
“Offer Period”	4.06(e)
“Original Senior Notes”	Preamble
“Paying Agent”	2.04(a)
“Payor”	4.15(a)
“Permitted Debt”	4.03(b)
“Place of Performance”	13.18
“Principal Paying Agent”	2.04(a)
“Prohibitions”	10.08(a)
“protected purchaser”	2.08
“QIB”	Appendix A
“Refinancing Indebtedness”	4.03(b)(xiii)
“Refunding Capital Stock”	4.04(b)(ii)
“Registrar”	2.04(a)
“Regulation S”	Appendix A
“Regulation S Global Security”	Appendix A
“Relevant Obligors”	4.21(a)(i)
“Relevant Taxing Jurisdiction”	4.15(a)
“Restricted Payments”	4.04(a)(iv)
“Restricted Securities Legend”	2.02
“Retired Capital Stock”	4.04(b)(ii)
“Rule 144A”	Appendix A
“Rule 144A Global Security”	Appendix A
“Second Commitment”	4.06(b)(iii)
“Senior Notes”	Preamble
“Senior Notes Indenture”	Preamble
“Senior Notes Purchase Agreement”	Appendix A
“Senior Notes Transfer Restricted Securities”	Appendix A
“Successor Company”	5.01(a)(i)
“Successor Senior Note Guarantor”	5.01(b)(i)
“Suspended Covenants”	4.19(a)
“Swiss Guarantor”	10.08(b)
“Swiss Guarantor’s Subsidiary”	10.08(b)(i)
“Thai Guarantor”	4.21(a)(i)
“Thai Senior Note Guarantee”	4.21(a)(ii)
“Thai US Issuer Guarantee”	4.11(a)(iii)

“Transfer”	5.01(b)(ii)
“Transfer Agent”	2.04(a)
“Trustee”	Preamble
“Unlimited Enforcement Amount”	10.08(e)(i)(2)
“US Issuer”	Preamble

SECTION .Rules of Construction. Unless the context otherwise requires:
(a)a term has the meaning assigned to it;
(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)“or” is not exclusive;
(d)“including” means including without limitation;
(e)words in the singular include the plural and words in the plural include the singular;
(f)unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;
(g)the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;
(h)the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;
(i)unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP;
(j)unless otherwise specified herein, references to any Person shall be to it and any successor in interest thereto;
(k)For the purposes of Section 13.17 and the Austrian stamp duty guidelines, “written” shall mean that what is “written” was translated into letters (Buchstaben) that are or can be made visible on a physical or electronic device of whatever type and format, including paper and screen, and, accordingly, communication, documents or notices being “in writing” shall include not only paper-form (letter or fax) communication, documents or notices but also electronic communication, documents or notices, including by way of e-mail; and “signed” communication, documents or notices refers to written communication, documents or notices that carry a manuscript, digital or electronic or other technically reproduced signature, and “signature” shall be construed accordingly; and
(l)in the case of any inconsistency between this Senior Notes Indenture, the 2013 Intercreditor Agreement or any Additional Intercreditor Agreement, the 2013 Intercreditor Agreement or the Additional Intercreditor Agreement shall prevail and this Senior Notes Indenture is in all respects subject to the terms of the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement.
ARTICLE IV
ARTICLE V
ARTICLE VIThe Senior Notes
SECTION .Amount of Notes. The aggregate principal amount of Senior Notes which may be authenticated and delivered under this Senior Notes Indenture on the Issue Date is $650,000,000. All Original Senior Notes shall be substantially identical except as to denomination.
The Issuers may from time to time after the Issue Date issue Additional Senior Notes under this Senior Notes Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Senior Notes is at such time permitted by Section 4.03 and (ii) such Additional Senior Notes are issued in compliance with Section 4.12 and the other applicable provisions of this Senior Notes Indenture. With respect to any Additional Senior Notes issued after the Issue Date (except for Senior Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Senior Notes pursuant to Section 2.07, 2.08, 2.09, 2.10, 4.06(g), 4.08(c) or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuers or BP I and (b) (i) set forth or determined in the manner provided in an Officers’ Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Senior Notes:
(1)the aggregate principal amount of such Additional Senior Notes which may be authenticated and delivered under this Senior Notes Indenture;
(2)the issue price and issuance date of such Additional Senior Notes, including the date from which interest on such Additional Senior Notes shall accrue; and
(3)if applicable, that such Additional Senior Notes shall be issuable in whole or in part in the form of one or more Global Securities and, in such case, the respective depositaries for such Global Securities, the form of any legend or legends which shall be borne by such Global Securities in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.3 of Appendix A in which any such Global Security may be exchanged in whole or in part for Additional Senior Notes registered, or any transfer of such Global Security in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Security or a nominee thereof.
If any of the terms of any Additional Senior Notes are established by action taken pursuant to a resolution of the Board of Directors of any Issuer or BP I, a copy of an appropriate record of such action shall be certified by an Officer or authorized signatory of the applicable Issuer or BP I and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Senior Notes.

The Senior Notes, including any Additional Senior Notes, shall be treated as a single class for all purposes under this Senior Notes Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of this Senior Notes Indenture, references to the Senior Notes include any Additional Senior Notes actually issued.
SECTION .Form and Dating. Provisions relating to the Senior Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Senior Notes Indenture. The (i) Senior Notes and the Trustee’s certificate of authentication and (ii) any Additional Senior Notes (if issued as Senior Notes Transfer Restricted Securities) and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Senior Notes Indenture. The Senior Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which any Issuer or any Senior Note Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuers). Each Senior Note shall be dated the date of its authentication. The Senior Notes shall be issuable only in registered form without interest coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Securities shall be in registered form without interest coupons and the Definitive Securities shall be in registered form without interest coupons. Each Global Security shall represent such of the outstanding Senior Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Security” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Senior Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Senior Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Senior Notes represented thereby shall be made by the Trustee or the Registrar, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.03 hereof.
SECTION .Execution and Authentication. The Trustee shall authenticate and in the case of a Global Security registered in the name of DTC or its nominee, hold such Global Security as custodian for DTC, and in the case of a Global Security registered in the name of a common depositary, deliver to such common depositary upon a written order of the Issuers signed by one Officer or authorized signatory of each Issuer (an “Authentication Order”) (a) Senior Notes for original issue on the date hereof in an aggregate principal amount of $650,000,000 and (b) subject to the terms of this Senior Notes Indenture, Additional Senior Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such order shall specify the amount of the Senior Notes to be authenticated and the date on which the original issue of Senior Notes is to be authenticated. Notwithstanding anything to the contrary in this Senior Notes Indenture or Appendix A, any issuance of Additional Senior Notes after the Issue Date shall be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess thereof.
One Officer or authorized signatory of each Issuer shall sign the Senior Notes for the Issuers by manual or facsimile signature.
If an Officer or authorized signatory whose signature is on a Senior Note no longer holds that office at the time the Trustee authenticates the Senior Note, the Senior Note shall be valid nevertheless.
Prior to authentication of the Senior Notes, the Trustee shall be entitled to receive the Officer’s Certificate and Opinion of Counsel required pursuant to Sections 13.03 and 13.04.
A Senior Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Senior Note. The signature shall be conclusive evidence that the Senior Note has been authenticated under this Senior Notes Indenture.
The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuers to authenticate the Senior Note. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, an authenticating agent may authenticate Senior Notes whenever the Trustee may do so. Each reference in this Senior Notes Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
SECTION .Registrar, Transfer Agent and Paying Agent. (a) The Issuers shall maintain (i) one or more paying agents (each, a “Paying Agent”) for the Senior Notes in each of (A) New York, NY and (B) to the extent practicable and permitted by law, in a European Union member state that shall not be obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings income (the “Directive”) or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or any law implementing, complying with or introduced in order to conform to such directive, in each case where Senior Notes may be presented for payment (ii) one or more registrars (each, a “Registrar”) and (iii) a transfer agent (the “Transfer Agent”) in New York, NY where the Senior Notes may be presented for registration of transfer or for exchange. The Issuers may have one or more additional co-registrars and one or more additional paying agents. The term “Registrar” includes the Registrar and any additional co-registrars. The term “Paying Agent” includes the Principal Paying Agent and any additional paying agents. The initial Paying Agent shall be The Bank of New York Mellon in New York, NY (the “Principal Paying Agent”) and in London, England (it being understood that the Paying Agent shall not be required to maintain an office in London, England). The initial Registrar shall be The Bank of New York Mellon in New York, NY. The initial Transfer Agent shall be The Bank of New York Mellon, in New York, NY. Each hereby accepts such appointments. The Registrar shall maintain a register outside the United Kingdom reflecting ownership of Senior Notes outstanding from time to time and the Transfer Agent shall facilitate transfers of Definitive Securities on behalf of the Issuers. The Transfer Agent shall perform the functions of a transfer agent.
(a) The Issuers may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Senior Notes Indenture. The agreement shall implement the provisions of this Senior Notes Indenture that relate to such Agent. The Issuers shall notify the Trustee of the name and address of any such Agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. BP I or any of its Subsidiaries may act as Paying Agent (other than with respect to Global Securities) or Registrar, subject to the requirement to maintain a paying agent in a European Union member state that shall not be obliged to withhold or deduct tax pursuant to the Directive.

(b) The Issuers may change any Registrar, Paying Agent or Transfer Agent upon written notice to such Registrar, Paying Agent or Transfer Agent and to the Trustee, without prior notice to Holders; provided, however, that no such removal shall become effective until acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent as the case may be, and delivered to the Trustee; provided, further, that, in no event may the Issuers appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Senior Notes unless the Paying Agent would be so obliged if it were located in all other member states. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee in accordance with Section 7.08.
(c) Upon written request from the Luxembourg Issuer, the Registrar shall provide the Luxembourg Issuer with a copy of the register to enable it to maintain a register of the Senior Notes at its registered office.
SECTION .Paying Agent to Hold Money. At least one Business Day prior to each due date of the principal of and interest on any Senior Note, the Issuers shall deposit with each Paying Agent (or if the Issuers, BP I or any of its Subsidiaries is acting as Paying Agent, segregate and hold for the benefit of the Persons entitled thereto) a sum in immediately available funds sufficient to pay such principal and interest when so becoming due. The Issuers shall require each Paying Agent to agree in writing (and the Initial Paying Agents hereby agree) that a Paying Agent shall hold for the benefit of Holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Senior Notes, and shall notify the Trustee of any default by the Issuers in making any such payment. If the Issuers, BP I or any of its Subsidiaries acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it for the benefit of the Persons entitled thereto. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee.
SECTION .Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before a payment date on the Senior Notes of each year following the Issue Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.
SECTION .Transfer and Exchange. The Senior Notes shall be issued in registered form and shall be transferable only upon the surrender of a Senior Note for registration of transfer and in compliance with Appendix A. When a Senior Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. To permit registration of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Senior Notes at the Registrar’s request. The Issuers may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Issuers shall not be required to make, and the Registrar need not register, transfers or exchanges of Senior Notes selected for redemption (except, in the case of Senior Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Senior Notes for a period of 15 days before a selection of Senior Notes to be redeemed.
Prior to registration of transfer of any Senior Note, the Issuers, the Senior Note Guarantors, the Trustee, the Paying Agents, the Transfer Agent and the Registrar may deem and treat the Person in whose name a Senior Note is registered as the absolute owner of such Senior Note for the purpose of receiving payment of principal of and interest, if any, on such Senior Note and for all other purposes whatsoever, whether or not such Senior Note is overdue, and none of the Issuers, any Senior Note Guarantor, the Trustee, the Paying Agents, the Transfer Agent or the Registrar shall be affected by notice to the contrary.
Any Holder of a beneficial interest in a Global Security shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Security may be effected only through a book-entry system maintained by (a) the Holder of such Global Security (or its agent) or (b) any Holder of a beneficial interest in such Global Security, and that ownership of a beneficial interest in such Global Security shall be required to be reflected in a book-entry.
All Senior Notes issued upon any transfer or exchange pursuant to the terms of this Senior Notes Indenture shall evidence the same debt and shall be entitled to the same benefits under this Senior Notes Indenture as the Senior Notes surrendered upon such transfer or exchange.
SECTION .Replacement Senior Notes. If a mutilated Senior Note is surrendered to the Registrar or if the Holder of a Senior Note claims that the Senior Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Senior Note if the requirements of Section 8‑405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuers or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuers or the Trustee prior to the Senior Note being acquired by a protected purchaser as defined in Section 8‑303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other requirements of the Trustee. If required by the Trustee or the Issuers, such Holder shall provide an indemnity or security sufficient in the judgment of the Trustee or the Issuers to protect the Issuers, the Trustee, the Paying Agents, the Transfer Agent and the Registrar from any loss that any of them may suffer if a Senior Note is replaced. The Issuers, the Registrar and the Trustee may charge the Holder for their expenses in replacing a Senior Note (including attorneys’ fees and disbursements in replacing such Senior Note). In the event any such mutilated, lost, destroyed or wrongfully taken Senior Note has become or is about to become due and payable, the Issuer in its discretion may pay such Senior Note instead of issuing a new Senior Note in replacement thereof.
Every replacement Senior Note is an additional obligation of the Issuers.
The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Senior Notes.
SECTION .Outstanding Senior Notes. Senior Notes outstanding at any time are all Senior Notes authenticated by the Trustee except for those canceled by the Registrar or any Agent in accordance with this Senior Notes Indenture, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 13.05, a Senior Note does not cease to be outstanding because the Issuers or any Affiliate of any Issuer holds the Senior Note.

If a Senior Note is replaced pursuant to Section 2.08 (other than a mutilated Senior Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Senior Note is held by a protected purchaser. A mutilated Senior Note ceases to be outstanding upon surrender of such Senior Note and replacement thereof pursuant to Section 2.08.
If the Trustee or a Paying Agent holds, in accordance with this Senior Notes Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Senior Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Senior Notes Indenture, then on and after that date such Senior Notes (or portions thereof) shall cease to be outstanding and interest on them ceases to accrue.
SECTION .Temporary Senior Notes. In the event that Definitive Securities are to be issued under the terms of this Senior Notes Indenture, until such Definitive Securities are ready for delivery, the Issuers may prepare and the Trustee or an agent thereof shall authenticate temporary Senior Notes. Temporary Senior Notes shall be substantially in the form of Definitive Securities but may have variations that the Issuers consider appropriate for temporary Senior Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee or an agent thereof shall authenticate Definitive Securities and the Registrar and the Agents shall make them available for delivery in exchange for temporary Senior Notes upon surrender of such temporary Senior Notes at the office or agency of the Issuers, without charge to the Holder. Until such exchange, temporary Senior Notes shall be entitled to the same rights, benefits and privileges as Definitive Securities.
SECTION .Cancellation. The Issuers at any time may deliver Senior Notes to the Registrar for cancellation. Each Paying Agent shall forward to the Registrar any Senior Notes surrendered to them for registration of transfer, exchange or payment. The Registrar and no one else shall cancel all Senior Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Senior Notes in accordance with its customary procedures upon receipt of written instructions from the Issuers. The Issuers may not issue new Senior Notes to replace Senior Notes it has redeemed, paid or delivered to the Registrar for cancellation. The Trustee shall not authenticate Senior Notes in place of canceled Senior Notes other than pursuant to the terms of this Senior Notes Indenture.
SECTION .Defaulted Interest. If the Issuers default in a payment of interest on the Senior Notes, the Issuers shall pay the defaulted interest then borne by the Senior Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuers may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver or cause to be delivered to each affected Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.
SECTION .CUSIPs, ISINs, etc. The Issuers in issuing the Senior Notes may use CUSIPs and ISINs, as applicable and, if so, the Trustee shall use CUSIPs and ISINs, as applicable, in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Senior Notes or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Senior Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall advise the Trustee and each Agent of any change in the CUSIPs and ISINs.
SECTION .Calculation of Principal Amount of Senior Notes. The aggregate principal amount of the Senior Notes, at any date of determination, shall be the principal amount of the Senior Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Senior Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Senior Notes, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Senior Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 13.05 of this Senior Notes Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Issuers and delivered to the Trustee pursuant to an Officers’ Certificate.
SECTION .Currency. The US Dollar is the sole currency of account and payment for all sums payable by BP I, the Issuers or any Senior Note Guarantor under or in connection with the Senior Notes, including damages. Any amount with respect to the Senior Notes received or recovered in a currency other than US Dollars, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuers or any Senior Note Guarantor or otherwise by any noteholder or by the Trustee, in respect of any sum expressed to be due to it from the Issuers or any Senior Note Guarantor will only constitute a discharge to the Issuers or any Senior Note Guarantor to the extent of the US Dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).
If that US Dollar amount is less than the US Dollar amount expressed to be due to the recipient or the Trustee under any Senior Note, BP I, the Issuers and any Senior Note Guarantor will indemnify such recipient and/or the Trustee against any loss sustained by it as a result. In any event, BP I, the Issuers and any Senior Note Guarantor will indemnify the recipient and/or the Trustee against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for a Holder or the Trustee to certify in a manner satisfactory to the Issuers (indicating the sources of information used) the loss it Incurred in making any such purchase. These indemnities constitute a separate and independent obligation from BP I, the Issuers and any Senior Note Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Senior Note or to the Trustee.
Except as otherwise specifically set forth herein, (a) for purposes of determining compliance with any euro-denominated restriction herein, the Euro Equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is Incurred or made, as the case may be, and (b) for purposes of determining compliance with any US Dollar-denominated restriction herein, the US Dollar Equivalent amount for purposes hereof that is denominated in a non-US Dollar currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-US Dollar amount is Incurred or made, as the case may be.

ARTICLE VII
ARTICLE VIII
ARTICLE IXRedemption
SECTION .Redemption. The Senior Notes may be redeemed, in whole or in part, from time to time, subject to the conditions and at the redemption prices set forth in Section 5 or 6 of the form of Senior Note set forth in Exhibit A, which are hereby incorporated by reference and made a part of this Senior Notes Indenture, together with accrued and unpaid interest and premiums (if any) to the redemption date.
SECTION .Applicability of Article. Redemption of Senior Notes at the election of the Issuers or otherwise, as permitted or required by the Senior Notes or any provision of this Senior Notes Indenture, shall be made in accordance with such provision and this Article.
SECTION .Notices to Trustee. If the Issuers elect to redeem Senior Notes pursuant to the optional redemption provisions of Section 5 or the optional tax redemption provisions of Section 6 of the form of Senior Note they shall notify the Trustee in writing of (i) the paragraph of such Senior Note or the Section of this Senior Notes Indenture pursuant to which the redemption shall occur, (ii) the redemption date and the record date, as applicable, (iii) the principal amount of the Senior Notes to be redeemed and (iv) the redemption price. The Issuers shall give notice to the Trustee provided for in this paragraph at least 30 days but not more than 60 days before the applicable redemption date, unless a shorter period is acceptable to the Trustee. Such notice shall be accompanied by an Officers’ Certificate and Opinion of Counsel from each Issuer to the effect that such redemption complies with the conditions herein. If fewer than all of the Senior Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuers and given to the Trustee, which record date shall be not fewer than 15 days after the date of notice to the Trustee. Any such notice may be canceled at any time prior to notice of such redemption being delivered to any Holder and shall thereby be void and of no effect.
In the case of a redemption provided for by Section 6 of the form of Senior Note prior to the publication or mailing of any notice of redemption of any series of Senior Notes pursuant to the foregoing, each Issuer shall deliver to the Trustee (with a copy to the relevant Paying Agent) (a) an Officers’ Certificate stating that they are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to their right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing and satisfactory to the Trustee to the effect that the circumstances referred to in Section 6 of the form of Senior Note exist. The Trustee shall accept such Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above without further inquiry, in which event it shall be conclusive and binding on the Holders. Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.
SECTION .Selection of Senior Notes to Be Redeemed. If less than all of the Senior Notes are to be redeemed or are required to be repurchased at any time, the Trustee will select Senior Notes for redemption or repurchase on a pro rata basis, to the extent practicable and in compliance with the requirements of DTC and any stock exchange on which the applicable Senior Notes are then admitted to trading of which the Trustee shall have been notified in writing by the Issuers; provided, however, that no Senior Note of $2,000 in aggregate principal amount or less, or other than in an integral multiple of $1,000 in excess thereof, shall be redeemed in part.
SECTION .Notice of Optional Redemption. (a) At least 30 days but not more than 60 days before a redemption date pursuant to Section 5 or Section 6 of the form of Senior Note, the Issuers shall deliver or cause to be delivered by electronic transmission or mailed by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar (or otherwise deliver such notice in accordance with applicable DTC procedures), a notice of redemption to each Holder whose Senior Notes are to be redeemed; provided, however, that with respect to Definitive Securities only, the Issuers shall mail such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar.
Any such notice shall identify the Senior Notes to be redeemed and shall state:
(i)the expected redemption date and record date, as applicable, and any additional conditions precedent;
(ii)the redemption price (or the formula by which the redemption price will be determined) and the amount of accrued interest to the redemption date as calculated by the Issuers or an agent or adviser thereof;
(iii)the name and address of the Paying Agent;
(iv)that Senior Notes called for redemption must be surrendered to the Paying Agent (or if book-entry, in accordance with DTC procedures) to collect the redemption price, plus accrued interest;
(v)if fewer than all the outstanding Senior Notes are to be redeemed, the certificate numbers and principal amounts of the particular Senior Notes to be redeemed, the aggregate principal amount of Senior Notes to be redeemed and the aggregate principal amount of Senior Notes to be outstanding after such partial redemption;
(vi)that, unless the Issuers default in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Senior Notes Indenture, interest on the Senior Notes (or a portion thereof) called for redemption ceases to accrue on and after the redemption date;
(vii)the paragraph of the Senior Notes and/or Section of this Senior Notes Indenture pursuant to which the Senior Notes called for redemption are being redeemed;
(viii)the CUSIP, ISIN and/or the Common Code, if any, printed on the Senior Notes being redeemed; and
(ix)that no representation is made as to the correctness or accuracy of the CUSIP, ISIN and/or the Common Code, if any, listed in such notice or printed on the Senior Notes.
(a) At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ names and at the Issuers’ expense. In such event, the Issuers shall provide the Trustee with the information required by this Section 3.05 at least one Business Day (or as soon as commercially practicable thereafter) prior to the date such notice is to be provided to Holders.
(b) If any Senior Note is to be redeemed in part only, the notice of redemption that relates to that Senior Note shall state the portion of the principal amount thereof to be redeemed. In the case of a Definitive Security, a new Senior Note in currency and in principal amount equal to the unredeemed portion of the original Senior Note will be issued in the name of the noteholder thereof upon cancellation of the original Senior Note. In the case of a Global Security, an appropriate notation will be made on such Senior Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice,

Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest shall cease to accrue on the Senior Notes or portions of them called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and premium (if any) on, the Senior Notes to be redeemed.
SECTION .Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.05, the Senior Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in this Section 3.06. Upon surrender to the Paying Agent, such Senior Notes shall be paid at the redemption price stated in the notice, plus accrued interest, to, but not including, the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Senior Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.
Any notice of any redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of an Equity Offering, a Change of Control, a financing or any other transaction or event. Without limiting the Issuers’ obligations under this Senior Notes Indenture, the Issuers may provide in such notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
SECTION .Deposit of Redemption Price. With respect to any Senior Notes, no later than 10:00 a.m., New York time, one Business Day prior to the redemption date, the Issuers shall deposit with the Paying Agent (or, if any Issuer, BP I or any of its Subsidiaries is the Paying Agent, shall segregate and hold) money in immediately available funds sufficient to pay the redemption price of and accrued interest on all of the Senior Notes or portions thereof to be redeemed on that date, other than Senior Notes or portions of Senior Notes called for redemption that have been delivered by the Issuers to the Registrar for cancellation. On and after the redemption date, interest shall cease to accrue on the Senior Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and premiums (if any) on, the Senior Notes to be redeemed. If any Senior Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with this Section 3.07, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Senior Notes and in Section 4.01.
SECTION .Senior Notes Redeemed in Part. Upon surrender of a Senior Note that is redeemed in part:
(a)in the case of a Definitive Security, upon cancellation of the Senior Note surrendered, the Issuers shall execute and the Trustee or an authentication agent shall authenticate for the Holder (at the Issuers’ expense) a new Senior Note equal in principal amount to the unredeemed portion of the Senior Note surrendered in the name of such Holder; and
(b)in the case of a Global Security, the Registrar shall make an appropriate notation on such Senior Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.
ARTICLE X
ARTICLE XI
ARTICLE XIICovenants
SECTION .Payment of Senior Notes. The Issuers shall promptly pay the principal of and interest on the Senior Notes on the dates and in the manner provided in the Senior Notes and in this Senior Notes Indenture. An installment of principal of or interest shall be considered paid on the date due if on the Business Day prior to such date the Trustee or the Paying Agent holds as of 10:00 a.m. New York time money in immediately available funds sufficient to pay such principal or interest due for payment on the following Business Day, and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Senior Notes Indenture.
The Issuers shall pay interest on overdue principal at the rate specified therefor in the Senior Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Senior Notes to the extent lawful.
Wherever in this Senior Notes Indenture, the Senior Notes or any Senior Note Guarantee there is mentioned, in any context:
(1)the payment of principal,
(2)redemption prices or purchase prices in connection with a redemption or purchase of the Senior Notes,
(3)interest, or
(4)any other amount payable on or with respect to any of the Senior Notes or any Senior Note Guarantee,
such reference shall be deemed to include payment of Additional Amounts as set forth in Section 4.15 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
SECTION .Reports and Other Information. (a) Notwithstanding that RGHL or the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, RGHL will file with or furnish to the SEC (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files or furnishes them, as the case may be, with the SEC):
(i)within the time period specified in the SEC’s rules and regulations, annual reports on Form 20-F (or any successor or comparable form applicable to RGHL within the time period for non-accelerated filers to the extent such term is applicable to such form) containing the information required to be contained therein (or required in such successor or comparable form);
(ii)within 60 days after the end of each fiscal quarter, other than the fourth fiscal quarter of any year, the information that would be required by a report on Form 10-Q (or any successor or comparable form applicable to RGHL) (which information, if RGHL is not required to file reports on Form 10-Q, will be furnished on Form 6-K (or any successor or comparable form applicable to RGHL)); and
(iii)promptly from time to time after the occurrence of an event required to be reported on Form 8-K (or any successor or comparable form applicable to RGHL), the information that would be required by a Form 8-K (or any successor or comparable form applicable to RGHL) (which information, if RGHL is not required to file reports on Form 8-K will be furnished on Form 6-K (or any successor or comparable form applicable to RGHL));
provided, however, that RGHL shall not be so obligated to file or furnish such reports with the SEC if the SEC does not permit such filing or furnishing, in which event RGHL will post the reports specified in the first sentence of this paragraph on its website within the time periods that would apply if RGHL were required to file those reports with the SEC. In addition, RGHL will make available such information to prospective purchasers of Senior Notes, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time RGHL would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.
(a) Notwithstanding the provisions of Section 4.02(a), RGHL will be deemed to have filed or furnished such reports referred to above to the Trustee and the Holders if RGHL has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.
(b) So long as any of the Senior Notes remain outstanding and during any period during which RGHL is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g 3-2(b) of the Exchange Act, each Issuer will make available to the Holders and to prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.
SECTION .Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) (i) Each of the Issuers and BP I shall not, and will not permit any Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) each of the Issuers and BP I shall not permit any Restricted Subsidiaries (other than a Senior Note Guarantor) to issue any shares of Preferred Stock; provided, however, that the Issuers and BP I may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Luxembourg Issuer and BP I on a combined basis for the most recently ended four full fiscal quarters for which combined internal financial statements of the Luxembourg Issuer and BP I are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, however, that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not the Issuers or Senior Note Guarantors shall not exceed $100,000,000 at any one time outstanding.
(a) The foregoing limitations will not apply to (collectively, “Permitted Debt”):
(i)the Incurrence by any Issuer, BP I or any Restricted Subsidiaries of Indebtedness under (i) the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount not to exceed (A) $4,325,000,000, plus (B) €250,000,000, plus (C) $120,000,000 of revolving credit facilities and ancillary facilities that relate to revolving credit facilities, plus (D) €80,000,000 of revolving credit facilities and ancillary facilities that relate to revolving credit facilities, plus (E) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, and (ii) Local Facility Agreements in an aggregate principal amount not to exceed €80,000,000;
(ii)the Incurrence by the Issuers and the Senior Note Guarantors of Indebtedness represented by the Senior Notes (not including any Additional Senior Notes) and the Senior Note Guarantees;
(iii)Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.03(b));
(iv)Indebtedness (including Capitalized Lease Obligations) Incurred by any Issuer, BP I or any Restricted Subsidiaries, Disqualified Stock issued by any Issuer, BP I or any Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any of the foregoing; provided, however, that the aggregate amount of all Indebtedness outstanding pursuant to this clause (iv) shall not at any time exceed 2.0% of Total Assets;
(v)Indebtedness Incurred by any Issuer, BP I or any Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;
(vi)Indebtedness arising from agreements of any Issuer, BP I or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of any Issuer or BP I in accordance with the terms of this Senior Notes Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(vii)Indebtedness of any Issuer or BP I to any Issuer, BP I or another Restricted Subsidiary; provided, however, that, except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuers, BP I and the Restricted Subsidiaries, any such Indebtedness owed to a Restricted Subsidiary that is not one of the Issuers or a Senior Note Guarantor shall within 90 days of the Issue Date, to the extent legally permitted, be subordinated in right of payment to the obligations of the Issuers under the Senior Notes or the obligations of BP I under its Senior Note Guarantee, as applicable; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to any Issuer, BP I or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);
(viii)shares of Preferred Stock of a Restricted Subsidiary issued to any Issuer, BP I or a Restricted Subsidiary;

provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to any Issuer, BP I or a Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);
(ix)Indebtedness of a Restricted Subsidiary to any Issuer, BP I or another Restricted Subsidiary; provided, however, that except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuers, BP I and the Restricted Subsidiaries, if a Senior Note Guarantor Incurs such Indebtedness owed to a Restricted Subsidiary that is not one of the Issuers or a Senior Note Guarantor, such Indebtedness shall within 90 days of the Issue Date, to the extent legally permitted, be subordinated in right of payment to the Senior Note Guarantee of such Senior Note Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to any Issuer, BP I or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);
(x)Hedging Obligations that are Incurred not for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Senior Notes Indenture to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;
(xi)obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by any Issuer, BP I or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;
(xii)(A) any guarantee by any Issuer, BP I or a Restricted Subsidiary of Indebtedness or other obligations of any Issuer, BP I or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by such Issuer, BP I or such Restricted Subsidiary was not in violation of the terms of this Senior Notes Indenture; or (B) Indebtedness of any Issuer, BP I or any Restricted Subsidiary arising by reason of any Lien permitted to be granted or to subsist pursuant to Section 4.12 and so long as the Indebtedness secured by such Lien was not incurred in violation of this Senior Notes Indenture;
(xiii)the Incurrence by any Issuer, BP I or a Restricted Subsidiary of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary, in either case, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.03(a) or clauses (ii), (iii), (xiii) and (xiv) of this Section 4.03(b) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premium), defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness will be Refinancing Indebtedness if and to the extent it:
(A)has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the shorter of (1) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (2) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the last maturity date of any Senior Notes then outstanding were instead due on such date one year following the last date of maturity of the Senior Notes; provided, however, that any Refinancing Indebtedness Incurred in reliance on this subclause (A)(2) does not provide for any scheduled principal payments prior to the maturity date of the Senior Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased;
(B)has a Stated Maturity that is not earlier than the earlier of (1) the Stated Maturity of the Indebtedness being refunded, refinanced or defeased or (2) 91 days following the maturity date of the Senior Notes;
(C)refinances (1) Indebtedness junior to the Senior Notes or any Senior Note Guarantee, such Refinancing Indebtedness is junior to the Senior Notes or the Senior Note Guarantee of such Senior Note Guarantor, as applicable, or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and
(D)does not include (1) Indebtedness of BP I, BP II or a Restricted Subsidiary, in each case, that is not one of the Issuers or a Senior Note Guarantor that refinances, refunds or defeases Indebtedness of any Issuer, BP I or any Senior Note Guarantor, or (2) Indebtedness of any Issuer, BP I or a Restricted Subsidiary that refinances, refunds or defeases Indebtedness of an Unrestricted Subsidiary;
(xiv)Indebtedness, Disqualified Stock or Preferred Stock of (A) any Issuer, BP I, or a Restricted Subsidiary Incurred to finance an acquisition, merger, consolidation or amalgamation or (B) Persons that constitutes Acquired Indebtedness; provided, however, that after giving effect to such acquisition or merger, consolidation or amalgamation, any Issuer or BP I would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of Section 4.03(a) or the Fixed Charge Coverage Ratio of the Luxembourg Issuer and BP I on a combined basis would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;
(xv)Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not with recourse to any Issuer, BP I or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings), it being understood that any Indebtedness incurred by BP Factoring in connection with the BP Factoring Facility shall be permitted under this clause (xv);
(xvi)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;
(xvii)Indebtedness of any Issuer, BP I or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;
(xviii)Indebtedness representing deferred compensation or other similar arrangements to employees and directors of any Issuer, BP I, or any Restricted Subsidiary Incurred in the ordinary course of business or in connection with the Transactions (including as a result of the cancellation or vesting of outstanding options and other equity‑based awards in connection therewith), an acquisition or any other Permitted Investment;
(xix)Indebtedness of any Issuer, BP I or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(xx)Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of any Issuer, BP I or any Restricted Subsidiary not in excess, at any one time outstanding, of 0.5% of Total Assets at the time of Incurrence;
(xxi)Indebtedness or Disqualified Stock of any Issuer, BP I or any Restricted Subsidiary and Preferred Stock of any Issuer, BP I or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xxi), does not exceed 4.25% of Total Assets at the time of Incurrence (subject to Section 4.03(c), it being understood that any Indebtedness Incurred under this clause (xxi) shall cease to be deemed Incurred or outstanding for purposes of this clause (xxi) but shall be deemed Incurred for purposes of Section 4.03(a) from and after the first date on which such Issuer, BP I or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xxi));
(xxii)Indebtedness or Disqualified Stock of any Issuer, BP I or any Restricted Subsidiary and Preferred Stock of any Issuer, BP I or any Restricted Subsidiary not otherwise permitted hereunder and Refinancing Indebtedness thereof in an aggregate principal amount or liquidation preference not exceeding at any one time outstanding 200.0% of the net cash proceeds received by the Issuers, BP I and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests or Subordinated Shareholder Funding of any Issuer, BP I or any direct or indirect parent entity of any Issuer or BP I (which proceeds are contributed to any Issuer, BP I or a Restricted Subsidiary) or cash contributed to the capital of any Issuer or BP I (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, any Issuer, BP I or any of their respective Subsidiaries) as determined in accordance with clauses (2) and (3) of the definition of “Cumulative Credit” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.04(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);
(xxiii)Indebtedness arising as a result of implementing composite accounting or other cash pooling arrangements involving solely the Issuers, BP I and the Restricted Subsidiaries or solely among Restricted Subsidiaries and entered into in the ordinary course of business and netting, overdraft protection and other arrangements among any Issuer, BP I or any Restricted Subsidiary and a bank arising under standard business terms of such bank at which any Issuer, BP I or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar arrangement;
(xxiv)Indebtedness consisting of Indebtedness issued by any Issuer, BP I or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of any Issuer, BP I or any of their direct or indirect parent companies to the extent described in Section 4.04(b)(iv);
(xxv)Indebtedness of BP I or any of its Restricted Subsidiaries consisting of obligations (including guarantees thereof) to repurchase equipment sold to customers or third party leasing companies pursuant to the terms of sale of such equipment in the ordinary course of business;
(xxvi)without limiting Section 4.03(b)(i), Indebtedness under local overdraft and other local working capital facilities in an aggregate principal amount not to exceed €125,000,000;
(xxvii)Indebtedness in the form of deferred payment obligations under any arrangement permitted by Section 4.04(b)(xii); and
(xxviii) Indebtedness of any Issuer, BP I or any Restricted Subsidiary in the form of customer deposits and advance payments received in the ordinary course of business from customers.
(b) For purposes of determining compliance with this Section 4.03:
(i)in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses 4.03(b)(i) through (xxviii) or is entitled to be Incurred pursuant to Section 4.03(a), the Issuers shall, in their sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03; provided, however, that Indebtedness under the Credit Agreement outstanding or Incurred on the Issue Date shall be deemed to have been Incurred pursuant to Section 4.03(b)(i)(A) and the Issuers shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding or Incurred on the Issue Date; and
(ii)the Issuers will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.03(a) and (b) above, and in that connection shall be entitled to treat a portion of such Indebtedness as having been Incurred under Section 4.03(a) and thereafter the remainder of such Indebtedness having been Incurred under Section 4.03(b).
(c) Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.
(d) For purposes of determining compliance with this Section 4.03, (i) the Euro Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first drawn, in the case of Indebtedness Incurred under a revolving credit facility; provided, however, that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euro, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (b) the Euro

Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (c) if any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such Currency Agreements and (ii) the US Dollar Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first drawn, in the case of Indebtedness Incurred under a revolving credit facility; provided, however, that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than US Dollars, and such refinancing would cause the applicable US Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (b) the US Dollar Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (c) if any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such Currency Agreements.
(e) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Issuers, BP I and the Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
(f) For all purposes of this Senior Notes Indenture, (1) unsecured Indebtedness will not be treated as subordinated to Secured Indebtedness merely because it is unsecured, (2) Senior Indebtedness will not be treated as subordinated to any other Senior Indebtedness merely because it has junior priority with respect to the same collateral, (3) Indebtedness of such Person which is not guaranteed will not be treated as subordinated to Indebtedness that is guaranteed merely because of such guarantee and (4) Indebtedness under any Secured Indebtedness will not be treated as subordinated because of the application of waterfall or other payment‑ordering or collateral-sharing provisions affecting any such Secured Indebtedness.
(g) Notwithstanding clauses (a) and (b) of this Section 4.03, the Senior Note Guarantors will not Incur any Indebtedness if such Indebtedness is expressly subordinated in right of payment to any Senior Indebtedness of such Person, unless such Indebtedness ranks pari passu in right of payment with its Senior Note Guarantee or is expressly subordinated in right of payment to the Senior Subordinated Indebtedness of such Person.
SECTION .Limitation on Restricted Payments. (a) BP I and BP II will not, and will not permit any Restricted Subsidiaries to, directly or indirectly:
(i)declare or pay any dividend or make any distribution on account of BP I’s, BP II’s or any Restricted Subsidiaries’ Equity Interests or pay any amounts in respect of Subordinated Shareholder Funding, including any payment made in connection with any merger, amalgamation or consolidation involving BP I or BP II (other than (A) dividends or distributions by BP I or BP II payable solely in Equity Interests (other than Disqualified Stock) of BP I or BP II or in Subordinated Shareholder Funding of BP I or BP II; (B) dividends or distributions payable to BP I, BP II or a Restricted Subsidiary or (C) in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, such dividends or distributions paid to minority shareholders; provided, however, that BP I, BP II or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities (except to the extent non pro rata payments of such dividends or distributions are required by law or under the terms of any agreement in effect on the Issue Date));
(ii)purchase or otherwise acquire or retire for value any Equity Interests of BP I, BP II or any direct or indirect parent of BP I or BP II, in each case held by Persons other than BP I, BP II or a Restricted Subsidiary;
(iii)make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Shareholder Funding or any Subordinated Indebtedness of BP I, the Issuers or any Senior Note Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) any Subordinated Indebtedness between any of BP I, BP II and any Restricted Subsidiary or between any of the Restricted Subsidiaries); or
(iv)make any Restricted Investment,
(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(1)no Default shall have occurred and be continuing or would occur as a consequence thereof;
(2)immediately after giving effect to such transaction on a pro forma basis, BP I or BP II could Incur $1.00 of additional Indebtedness under the provisions of Section 4.03(a); and
(3)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by BP I, BP II and the Restricted Subsidiaries after the RP Reference Date (and not returned or rescinded) (including Restricted Payments permitted by clauses (i), (iv) (only to the extent of one-half of the amounts paid pursuant to such clause), (vi) and (viii) of Section 4.04(b), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the amount equal to the Cumulative Credit.
(a) The provisions of Section 4.04(a) will not prohibit:
(i)the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Senior Notes Indenture;
(ii)(A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness or Subordinated Shareholder Funding of BP I, BP II, any direct or indirect parent of BP I, BP II or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests or

Subordinated Shareholder Funding of BP I, BP II or any direct or indirect parent of BP I or BP II or contributions to the equity capital of BP I or BP II (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of BP I or BP II) (collectively, including any such contributions, “Refunding Capital Stock”), and (B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of BP I or BP II) of Refunding Capital Stock;
(iii)the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of an Issuer, BP I or any Senior Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer, BP I or a Senior Note Guarantor which is Incurred in accordance with Section 4.03 so long as:
(A)the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest and premiums (if any), of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, and any defeasance costs, fees and expenses Incurred in connection therewith);
(B)such Indebtedness is subordinated to the Senior Notes or the related Senior Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;
(C)such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (1) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired or (2) 91 days following the maturity date of the Senior Notes; and
(D)such Indebtedness has a Weighted Average Life to Maturity at the time Incurred that is not less than the shorter of (1) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (2) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the last maturity date of any Senior Notes then outstanding were instead due on such date one year following the last date of maturity of the Senior Notes; provided, however, that in the case of this subclause (D)(2), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the Senior Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased;
(iv)a Restricted Payment to pay for the purchase, repurchase, retirement, defeasance, redemption or other acquisition for value of Equity Interests of BP I, BP II or any direct or indirect parent of BP I or BP II held by any future, present or former employee, director or consultant of BP I, BP II or any direct or indirect parent of BP I or BP II or any Subsidiary of BP I or BP II pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $10,000,000 in any calendar year); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(A)the cash proceeds received by BP I, BP II or any Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of BP I, BP II or any direct or indirect parent of BP I or BP II (to the extent contributed to BP I or BP II) to members of management, directors or consultants of BP I, BP II and the Restricted Subsidiaries or any direct or indirect parent of BP I or BP II that occurs after the Reference Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (2) of the definition of Cumulative Credit; plus
(B)the cash proceeds of key man life insurance policies received by BP I, BP II or any direct or indirect parent of BP I or BP II (to the extent contributed to BP I or BP II) or the Restricted Subsidiaries after the Reference Date;
provided, however, that the Issuers may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year;
(v)the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of BP I, BP II or any Restricted Subsidiaries issued or Incurred in accordance with Section 4.03;
(vi)(A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Reference Date, (B) a Restricted Payment to any direct or indirect parent of BP I or BP II, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of BP I or BP II issued after the Reference Date and (C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 4.04(b); provided, however, that, (1) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, BP I and BP II would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 on a combined basis and (2) the aggregate amount of dividends declared and paid pursuant to subclauses (A) and (B) of this clause (vi) does not exceed the net cash proceeds actually received by BP I and BP II from any such sale or issuance of Designated Preferred Stock (other than Disqualified Stock) issued after the Reference Date or contributed by Subordinated Shareholder Funding to BP I or BP II after the Reference Date;
(vii)Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii)the payment of dividends on BP I’s or BP II’s ordinary shares (or a Restricted Payment to any direct or indirect parent of BP I or BP II to fund the payment by such direct or indirect parent of BP I or BP II of dividends on such entity’s ordinary shares) of up to 6% per annum of the net proceeds received by BP I or BP II from any public offering of ordinary shares of BP I, BP II or any of their direct or indirect parents;
(ix)Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;
(x)other Restricted Payments in an aggregate amount not to exceed €50,000,000 at the time made;
(xi)the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to BP I, BP II or a Restricted Subsidiary by, Unrestricted Subsidiaries;
(xii)Restricted Payments (A) to any direct or indirect parent of BP I or BP II in amounts required for such parent to pay national, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of BP I, BP II and the Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which BP I, BP II or the Restricted Subsidiaries are members) or (B) to RGHL or any of its Affiliates relating to the transfer or surrender, in each case on arm’s-length terms, of any tax losses or other tax assets that can be used by BP I, BP II or a Restricted Subsidiary;
(xiii)the payment of dividends, other distributions or other amounts or the making of loans or advances or any other Restricted Payment, if applicable:
(A)in amounts required for any direct or indirect parent of BP I, BP II or an Affiliate thereof, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any direct or indirect parent of BP I, BP II or an Affiliate thereof, if applicable, and general corporate operating and overhead expenses (including, without limitation, compliance and reporting expenses) of any direct or indirect parent of BP I, BP II or an Affiliate thereof, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of BP I or BP II, if applicable, and their respective Subsidiaries; provided, however, that for so long as such direct or indirect parent owns no material assets other than Equity Interests in BP I or BP II or any direct or indirect parent of BP I or BP II, such fees and expenses shall be deemed for purposes of this clause (xiii)(A) to be attributable to such ownership or operation;
(B)in amounts required for any direct or indirect parent of BP I or BP II, or an Affiliate thereof, if applicable, to pay interest and principal on Indebtedness the proceeds of which have been contributed to BP I, BP II or any Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of BP I or BP II Incurred in accordance with Section 4.03; and
(C)in amounts required for any direct or indirect parent of BP I, BP II, or an Affiliate thereof, to pay fees and expenses, other than to Affiliates of BP I or BP II, related to any unsuccessful equity or debt offering of such parent.
(xiv)Restricted Payments used to fund the Transactions, the 2009 Post-Closing Reorganization and the payment of fees and expenses incurred in connection with the Transactions and the 2009 Post-Closing Reorganization (including as a result of the cancellation or vesting of outstanding options and other equity‑based awards in connection therewith and including payments made pursuant to the Acquisition Documents, the Reynolds Acquisition Documents, the Evergreen Acquisition Documents, the Pactiv Acquisition Document, the Reynolds Foodservice Acquisition Document, the Dopaco Acquisition Document or the Graham Packaging Acquisition Document) or owed by BP I or BP II or any direct or indirect parent of BP I or BP II, as the case may be, or any Restricted Subsidiary to Affiliates for services rendered or goods sold, in each case to the extent permitted by Section 4.07;
(xv)repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(xvi)purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;
(xvii)payments of cash, or dividends, distributions, advances or other Restricted Payments by BP I, BP II or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;
(xviii)the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness constituting Acquired Indebtedness or any other Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 4.06 and 4.08; provided, however, that all Senior Notes tendered by Holders in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value in accordance with the terms of this Senior Notes Indenture;
(xix)payments or distributions to dissenting stockholders pursuant to applicable law or in connection with a consolidation, amalgamation, merger or transfer of all or Substantially All of the assets of BP I, BP II and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided, however, that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuers shall have made a Change of Control Offer (if required by this Senior Notes Indenture) and that all Senior Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value; and
(xx)Restricted Payments in an amount not to exceed an aggregate of €25,000,000 made with the proceeds of the sale of Non-strategic Land in accordance with Section 4.06;
provided, however, that at the time of, and after giving effect to any Restricted Payment permitted under clauses (x), (xi) and (xx) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.
(b) As of the Issue Date, BP II will not have any Subsidiaries and all of BP I’s Subsidiaries, including the US Issuer, will be Restricted Subsidiaries. BP I and BP II will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by BP I, BP II and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments”. Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
SECTION .Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) The Issuers and BP I will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(i)(A) pay dividends or make any other distributions to the Issuers, BP I or any Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (B) pay any Indebtedness owed to the Issuers, BP I or any Restricted Subsidiaries;
(ii)make loans or advances to the Issuers, BP I or any Restricted Subsidiaries; or
(iii)sell, lease or transfer any of its properties or assets to the Issuers, BP I or any Restricted Subsidiaries;
except in each case for such encumbrances or restrictions existing under or by reason of:
(1)contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Secured Credit Facilities, Local Facilities, local overdraft and other local working capital facilities, the Existing Indentures, the indenture for the 2007 Senior Notes, the 2007 Senior Subordinated Notes Indenture, the 2007 Intercreditor Agreement, the 2013 Intercreditor Agreement, the First Lien Intercreditor Agreement, the September 2012 Security Documents, the August 2011 Security Documents, the February 2011 Security Documents, the October 2010 Security Documents, the security documents with respect to the 2007 Senior Subordinated Notes and the security documents with respect to the Senior Secured Credit Facilities and the Local Facilities;
(2)this Senior Notes Indenture, the Senior Notes (and Senior Note Guarantees thereof), any Currency Agreement, any agreement or instrument creating a Hedging Obligation and any Additional Intercreditor Agreements;
(3)applicable law or any applicable rule, regulation or order;
(4)any agreement or other instrument of a Person acquired by an Issuer, BP I or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;
(5)contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
(6)any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment;
(7)restrictions on cash or other deposits or net worth imposed by regulatory authorities (including with respect to tax obligations and value-added taxes), in connection with deductions made for tax, pension, national insurance and other similar purposes or for the benefit of customers under contracts entered into in the ordinary course of business;
(8)customary provisions in joint venture agreements, similar agreements relating solely to such joint venture and other similar agreements entered into in the ordinary course of business;
(9)Capitalized Lease Obligations and purchase money obligations for property acquired in the ordinary course of business;
(10)customary provisions contained in leases (other than financing or similar leases), licenses and other similar agreements entered into in the ordinary course of business;
(11)any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;
(12)any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date by Section 4.03 (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Senior Secured Credit Facilities as of the Issue Date (as determined in good-faith by the Issuers) or (B) if such encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings (as determined in good-faith by the Issuers) and either (x) the Issuers determine that such encumbrance or restriction will not materially affect the Issuers’ ability to make principal or interest payments on the Senior Notes as and when they come due or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;
(13)any encumbrances or restrictions of the type referred to in clause (iii) of Section 4.05(a) above existing by reason of any Lien permitted under Section 4.12;
(14)any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 4.05(a) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good-faith judgment of the Issuers, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and
(15)restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business.
(a) For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of (or remedy bars in respect of) loans or advances made to an Issuer, BP I or a Restricted Subsidiary to other Indebtedness Incurred by an Issuer, BP I or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
SECTION .Asset Sales. (a) The Issuers and BP I will not, and will not permit any Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) an Issuer, BP I or any Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by an Issuer, BP I or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, however, that for purposes of clause (y) the amount of:
(i)any liabilities (as shown on an Issuer’s, BP I’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of an Issuer, BP I or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes or any Senior Note Guarantee) that are assumed by the transferee of any such assets,
(ii)any notes or other obligations or other securities or assets received by an Issuer, BP I or such Restricted Subsidiary from such transferee that are converted by an Issuer, BP I or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and
(iii)any Designated Non-cash Consideration received by an Issuer, BP I or any Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 1.25% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this Section 4.06(a).
(a) Within 12 months after an Issuer, BP I or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, an Issuer, BP I or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:
(i)to repay (A) Obligations constituting Secured Indebtedness (and, if such Indebtedness repaid is under a revolving credit facility, to correspondingly reduce commitments with respect thereto), (B) Obligations constituting Senior Indebtedness (other than Secured Indebtedness) (and, if such Indebtedness repaid is under a revolving credit facility, to correspondingly reduce commitments with respect thereto); provided, however, that if any such Senior Indebtedness described in this clause (B) other than the Senior Notes are repaid with the Net Proceeds of any Asset Sale, the Issuers will equally and ratably reduce Obligations under the Senior Notes through open-market purchases (provided, however that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of Senior Notes or (C) Obligations constituting Indebtedness of a Restricted Subsidiary of BP I that is not an Issuer or a Senior Note Guarantor, in the case of each of clauses (A), (B) and (C), other than Indebtedness owed to RGHL or its Affiliates;
(ii)to make an investment in any one or more businesses (provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of BP I if it is not already a Restricted Subsidiary of BP I), assets, or property or capital expenditures (including refurbishments), in each case used or useful in a Similar Business; or
(iii)to make an investment in any one or more businesses (provided, however, that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of BP I), properties or assets that replace the properties and assets that are the subject of such Asset Sale.
In the case of Sections 4.06(b)(ii) and (iii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided, however, that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, an Issuer, BP I or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within nine months of such cancellation or termination of the prior binding commitment; provided, further, however, that an Issuer, BP I or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale.
Pending the final application of any such Net Proceeds, an Issuer, BP I or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Senior Notes Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the immediately two preceding paragraphs (it being understood that any portion of such Net Proceeds used to make an offer to purchase Senior Notes, as described in clause (i) of this Section 4.06(b), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds (determined by adding all Excess Proceeds since the Issue Date) exceeds €20,000,000, the Issuers shall make an offer to all Holders of Senior Notes (and, at the option of the Issuers, to holders of any Senior Indebtedness of an Issuer or Senior Note Guarantor or any other Indebtedness of a Restricted Subsidiary of BP I that is not an Obligor) (an “Asset Sale Offer”) to purchase on a pro rata basis the maximum principal amount of Senior Notes (and such Senior Indebtedness and other Indebtedness), that is at least $2,000 and an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Senior Indebtedness or other Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest (or, in respect of such Senior Indebtedness or other Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness or other Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Senior Notes Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceed €20,000,000 by mailing (or otherwise delivering in accordance with applicable DTC procedures) the notice required pursuant to the terms of this Senior Notes Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Senior Notes (and such Senior Indebtedness or other Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, an Issuer, BP I or such Restricted Subsidiary may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes (and such Senior Indebtedness or other Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. An Asset Sale Offer need not be made by the Issuers until the date that is 12 months after the date on which an Asset Sale is made, the proceeds of which, in aggregate with all funds not applied in accordance with this Section 4.06 or the subject of an Asset Sale Offer, exceed €20,000,000.
(b) The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Senior

Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Senior Notes Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Senior Notes Indenture by virtue thereof.
(c) If more Senior Notes (and such Senior Indebtedness or other Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Senior Notes for purchase will be made by the Trustee on a pro rata basis, to the extent practicable and in compliance with the requirements of DTC, and any stock exchange on which the Senior Notes are then admitted to trading; provided, however, that no Senior Notes of $2,000 or less shall be purchased in part. Selection of such Senior Indebtedness or other Indebtedness will be made pursuant to the terms of such Senior Indebtedness or other Indebtedness.
(d) An Asset Sale Offer insofar as it relates to the Senior Notes, will remain open for a period of not less than 20 Business Days following its commencement (the “Offer Period”). No later than five Business Days after the termination of the applicable Offer Period the Issuers will purchase the principal amount of the Senior Notes (and purchase or repay any relevant Senior Indebtedness or other Indebtedness required to be so purchased or repaid as set out above) validly tendered.
(e) To the extent that any portion of the Net Proceeds payable in respect of the Senior Notes is denominated in a currency other than the currency in which the relevant Senior Notes are denominated, the amount payable in respect of such Senior Notes shall not exceed the net amount of funds in the currency in which such Senior Notes are denominated as is actually received by the Issuers, BP I or such Restricted Subsidiary upon converting the relevant portion of the Net Proceeds into such currency.
(f) Notices of an Asset Sale Offer shall be mailed by first‑class mail, postage prepaid (or otherwise delivered in accordance with applicable DTC procedures) at least 30 but not more than 60 days before the purchase date to each Holder at such Holder’s registered address. If any Senior Note is to be purchased in part only, any notice of purchase that relates to such Senior Note shall state the portion of the principal amount thereof that has been or is to be purchased.
(g) The Issuers’ obligation under this Section 4.06 to make an Asset Sale Offer may be waived or modified with the consent of a majority in principal amount of the Senior Notes.
SECTION .Transactions with Affiliates. (a) The Issuers and BP I will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuers (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $15,000,000, unless:
(i)such Affiliate Transaction is on terms that are not materially less favorable to the Issuers, BP I or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuers, BP I or such Restricted Subsidiary with an unrelated Person; and
(ii)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30,000,000, an Issuer or BP I delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of such Issuer or BP I, as the case may be, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.
(a) An Affiliate Transaction shall be deemed to have satisfied the approval requirements set forth in clause (a) if (1) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (2) in the event there are no Disinterested Directors, a fairness opinion is provided by an Independent Financial Advisor with respect to such Affiliate Transaction.
(b) The provisions of Section 4.07(a) shall not apply to the following:
(i)transactions between or among an Issuer, BP I or any Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) or between or among Restricted Subsidiaries or any Receivables Subsidiary and any merger, consolidation or amalgamation of an Issuer, BP I and any direct parent of an Issuer or BP I; provided, however, that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuers and BP I and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Senior Notes Indenture and effected for a bona fide business purpose;
(ii)Restricted Payments permitted by Section 4.04 and Permitted Investments;
(iii)the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to Rank in an aggregate amount in any fiscal year not to exceed 1.5% of EBITDA of the Issuers, BP I and the Restricted Subsidiaries for the immediately preceding fiscal year, plus out-of-pocket expense reimbursement;
(iv)the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuers, BP I or any Restricted Subsidiary or any direct or indirect parent of an Issuer or BP I;
(v)payments by an Issuer, BP I or any Restricted Subsidiaries to Rank made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with the Transactions, acquisitions or divestitures, which payments are (A) made pursuant to the agreements with Rank described in “Part I - Item 7. Major Shareholders and Related Party Transactions” in the RGHL Group’s Annual Report for the year ended December 31, 2012 or (B) approved by a majority of the Board of Directors of an Issuer or BP I in good faith;
(vi)transactions in which an Issuer, BP I or any Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuers, BP I or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.07(a);
(vii)payments or loans (or cancellation of loans) to directors, employees or consultants which are approved by a majority of the Board of Directors of an Issuer or BP I in good faith;
(viii)any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Senior Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of an Issuer or BP I;
(ix)the existence of, or the performance by an Issuer, BP I or any Restricted Subsidiaries of its obligations under the terms of, the Acquisition Documents, the Reynolds Acquisition Documents, the Evergreen Acquisition Documents, the Pactiv Acquisition Document, the Reynolds Foodservice Acquisition Document, the Dopaco Acquisition Document, the Graham

Packaging Acquisition Document, the Credit Agreement Documents, the First Lien Intercreditor Agreement, the 2007 Intercreditor Agreement, the 2013 Intercreditor Agreement, any Additional Intercreditor Agreement, any shareholders’ agreement, (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date or any other agreement or arrangement in existence on the Issue Date or described in the Offering Circular, and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by an Issuer, BP I or any Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Holders in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;
(x)the execution of the Transactions, the 2009 Post-Closing Reorganization and the payment of all fees and expenses, bonuses and awards related to the Transactions, including fees to Rank, that are described in the Offering Circular or contemplated by the Acquisition Documents, the Reynolds Acquisition Documents, the Evergreen Acquisition Documents, the Pactiv Acquisition Document, the Reynolds Foodservice Acquisition Document, the Dopaco Acquisition Document, the Graham Packaging Acquisition Document or by any of the other documents related to the Transactions;
(xi)(A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Senior Notes Indenture, which are fair to the Issuers, BP I and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of an Issuer or BP I, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;
(xii)any transaction effected as part of a Qualified Receivables Financing or a Financing Disposition;
(xiii)the issuance of Equity Interests (other than Disqualified Stock) of an Issuer or BP I or Subordinated Shareholder Funding to any Person;
(xiv)the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding or entering into of employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of BP I or BP II or any direct or indirect parent of an Issuer or BP I or of a Restricted Subsidiary of an Issuer or BP I, as appropriate;
(xv)the entering into and performance of any tax sharing agreement or arrangement and any payments permitted by Section 4.04(b)(xii);
(xvi)any contribution to the capital of an Issuer or BP I;
(xvii)transactions permitted by, and complying with, the provisions of Section 5.01;
(xviii)transactions between an Issuer, BP I or any Restricted Subsidiaries and any Person, a director of which is also a director of an Issuer, BP I or any direct or indirect parent of an Issuer or BP I; provided, however, that such director abstains from voting as a director of such Issuer, BP I or such direct or indirect parent, as the case may be, on any matter involving such other Person;
(xix)pledges of Equity Interests of Unrestricted Subsidiaries;
(xx)the formation and maintenance of any consolidated or combined group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;
(xxi)any employment agreements entered into by an Issuer, BP I or any Restricted Subsidiaries in the ordinary course of business; and
(xxii)intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of an Issuer or BP I in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Issuers, BP I and their respective Subsidiaries and not for the purpose of circumventing any covenant set forth in this Senior Notes Indenture.
SECTION .Change of Control. (a) Upon the occurrence of a Change of Control, each Holder will have the right to require the Issuers to repurchase all or any part of such Holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuers have previously elected to redeem all of the Senior Notes as described under Article III of this Senior Notes Indenture. In the event that at the time of such Change of Control the terms of any Bank Indebtedness restrict or prohibit the repurchase of Senior Notes pursuant to this Section 4.08, then prior to the mailing (or delivery) of the notice to holders provided for in Section 4.08(c), but in any event within 45 days following any Change of Control, the Issuers shall: (i) repay in full all such Bank Indebtedness or, if doing so will allow the purchase of Senior Notes, offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender that has accepted such offer; or (ii) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the Senior Notes as provided for in Section 4.08(c).
(a) The Issuers’ failure to comply with Section 4.08(a) or Section 4.08(c) shall constitute an Event of Default under Section 6.01(d) and not Section 6.01(b).
(b) Within 45 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Senior Notes by delivery of a notice of redemption in accordance with Article III or all conditions to such redemption have been satisfied or waived, the Issuers shall mail (or otherwise deliver in accordance with applicable DTC procedures) a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating:
(i)that a Change of Control has occurred and that such Holder has the right to require the Issuers to repurchase such Holder’s Senior Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);
(ii)the circumstances and relevant facts and financial information regarding such Change of Control;
(iii)the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered) (the “Change of Control Payment Date”);

(iv)the instructions determined by the Issuers, consistent with this Section 4.08, that a Holder must follow in order to have its Senior Notes purchased; and
(v)if applicable and such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control.
(c) Holders electing to have a Senior Note purchased shall be required to surrender the Senior Note, with an appropriate form duly completed, to the Issuers, at the address specified in the notice at least three Business Days prior to the purchase date. The Holders shall be entitled to withdraw their election if the Trustee or the Issuers receive not later than one Business Day prior to the purchase date a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Senior Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Senior Note purchased.
(d) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(e) Notwithstanding the foregoing provisions of this Section 4.08, the Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Senior Notes Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.
(f) On the Change of Control Payment Date, if the Change of Control shall have occurred, the Issuers will, to the extent lawful:
(i)accept for payment all Senior Notes properly tendered pursuant to the Change of Control Offer;
(ii)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes so tendered;
(iii)deliver or cause to be delivered to the Trustee an Officers’ Certificate stating the Senior Notes or portions of the Senior Notes being purchased by the Issuers in the Change of Control Offer;
(iv)in the case of Global Securities, deliver, or cause to be delivered, to the principal Paying Agent the Global Securities in order to reflect thereon the portion of such Senior Notes or portions thereof that have been tendered to and purchased by the Issuers; and
(v)in the case of Definitive Securities, deliver, or cause to be delivered, to the relevant Registrar for cancellation all Definitive Securities accepted for purchase by the Issuers.
(g) The Paying Agent will promptly mail (or otherwise deliver in accordance with applicable DTC procedures) to each Holder so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to the unpurchased portion of the Senior Notes surrendered, if any; provided, however, that each such new Senior Note will be in a principal amount that is at least $2,000 and integral multiples of $1,000 in excess thereof.
(h) Senior Notes repurchased by the Issuers or an Affiliate pursuant to a Change of Control Offer will have the status of Senior Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Senior Notes purchased by an unaffiliated third party pursuant to Section 4.08(h) will have the status of Senior Notes issued and outstanding.
(i) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.08 by virtue thereof.
(j) The Issuers’ obligation under this Section 4.08 to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of outstanding Senior Notes.
SECTION .Compliance Certificate. Each Issuer and BP I shall deliver to the Trustee within 120 days after the end of each fiscal year of such entity, beginning with the fiscal year end on December 31, 2013, and, within 14 days of a request by the Trustee, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of an Issuer or BP I, as applicable, they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the applicable entity is taking or proposes to take with respect thereto.
SECTION .Further Instruments and Acts. The Issuers or BP I shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Senior Notes Indenture (including upon request of the Trustee but without affirmative duty to do so).
SECTION .Future Senior Note Guarantors. (a) Each Restricted Subsidiary (unless such Subsidiary is an Issuer, a Senior Note Guarantor or a Receivables Subsidiary) that guarantees, assumes or in any other manner becomes liable with respect to (x) any Indebtedness under any Credit Agreement or (y) any Public Debt of an Issuer, BP I or any Senior Note Guarantor, in each case, will execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Senior Notes; provided, however, that notwithstanding the foregoing:
(i)each Restricted Subsidiary incorporated or otherwise organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia shall only be required to enter into its respective Senior Note Guarantee within 135 days following the Issue Date (or on such later date as may be permitted by the Applicable Representative in its sole discretion);
(ii)[Reserved];
(iii)[Reserved];
(iv)with respect to any Restricted Subsidiary not referred to in clause (i) above, to the extent the foregoing obligation is triggered by Indebtedness or Public Debt existing as of the Issue Date, the relevant Restricted Subsidiary shall only be required to enter into its respective Senior Note Guarantee as soon as reasonably practicable following the Issue Date;
(v)no Senior Note Guarantee shall be required as a result of any Indebtedness or guarantee of Indebtedness that existed at the time such Person became a Restricted Subsidiary if the Indebtedness or guarantee was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(vi)if such Indebtedness is by its terms expressly subordinated to the Senior Notes or any Senior Note Guarantee, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s Senior Note Guarantee of the Senior Notes at least to the same extent as such Indebtedness is subordinated to the Senior Notes or any other senior guarantee;
(vii)no Senior Note Guarantee shall be required as a result of any guarantee given to a bank or trust company incorporated in any member state of the European Union as of the date of this Senior Notes Indenture or any commercial banking institution that is a member of the US Federal Reserve System (or any branch, Subsidiary or Affiliate thereof), in each case having combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time such guarantee was given, of at least A or the equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for BP I’s and BP II’s benefit or that of any Restricted Subsidiary;
(viii)no Senior Note Guarantee shall be required from a US Controlled Foreign Subsidiary or a Financial Assistance Restricted Subsidiary;
(ix)no Senior Note Guarantee shall be required if such Senior Note Guarantee could reasonably be expected to give rise to or result in (x) personal liability for, or material risk of personal liability for, the officers, directors or shareholders of an Issuer, BP I, any parent of an Issuer or BP I or any Restricted Subsidiary, (y) any violation of, or material risk of violation of, applicable law that cannot be avoided or otherwise prevented through measures reasonably available to an Issuer, BP I or any such Restricted Subsidiary, including, for the avoidance of doubt, “whitewash” or similar procedures or (z) any significant cost, expense, liability or obligation (including with respect of any Taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses Incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (y) undertaken in connection with, such Senior Note Guarantee, which cannot be avoided through measures reasonably available to an Issuer, BP I or any such Restricted Subsidiary; and
(x)each such Senior Note Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.
(a) The Senior Note Guarantees shall be released in accordance with the provisions of Section 10.06.
SECTION .Liens. (a) The Issuers and BP I will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Issuers, BP I or such Restricted Subsidiary (including Capital Stock or Indebtedness of a Restricted Subsidiary), whether owned on the Issue Date or acquired thereafter, or any interest therein or any income, profits or proceeds therefrom securing any Indebtedness (an “Initial Lien”), except Permitted Liens; provided, however, that any Lien on such property or assets shall be permitted notwithstanding that it is not a Permitted Lien if the Senior Notes and Senior Note Guarantees are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Senior Notes or the Senior Note Guarantees), the obligations so secured until such time as such obligations are no longer secured by a Lien.
(a) Any Lien created for the benefit of the holders pursuant to this Section 4.12 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged (a) upon the release and discharge of the Initial Lien, (b) upon the sale or other disposition of the assets subject to such Initial Lien (or the sale or other disposition of the Person that owns such assets) in compliance with the terms of this Senior Notes Indenture, (c) upon the designation of a Restricted Subsidiary whose property or assets secure such Initial Lien as an Unrestricted Subsidiary in accordance with the terms of this Senior Notes Indenture, (d) following an Event of Default under this Senior Notes Indenture or an event of default under any other Indebtedness secured by the collateral securing such Indebtedness, pursuant to an enforcement action, if required, in accordance with the terms of any applicable intercreditor agreement or (e) upon the effectiveness of any defeasance or satisfaction and discharge of this Senior Notes as specified in this Senior Notes Indenture.
SECTION .Limitation on Activities. (a) Notwithstanding anything in this Senior Notes Indenture to the contrary, the Issuers shall not engage in any business activity or undertake any activity, except such activity (1) relating to the offering, sale, issuance, or repurchase of or tender for the Senior Notes, the 2007 Senior Subordinated Notes and other Public Debt issued by the Issuers, the incurrence of Indebtedness represented by the Senior Notes, the 2007 Senior Notes, the 2007 Senior Subordinated Notes and other Public Debt issued by the Issuers, lending or otherwise advancing the proceeds thereof to BP I or any Restricted Subsidiary pursuant to proceeds loans, guaranteeing or otherwise becoming liable for Indebtedness of RGHL, BP I or any Restricted Subsidiary, and any other activities (including granting liens) in connection therewith, (2) undertaken with the purpose of fulfilling any other obligations under or in relation to the Senior Notes, this Senior Notes Indenture, the 2007 Senior Notes, the Indenture for the 2007 Senior Notes, the 2007 Senior Subordinated Notes, the 2007 Senior Subordinated Notes Indenture, other Public Debt or guarantee of the Issuers or any related security documents (including payment of, or reallocation or recharging of fees, costs and expenses Incurred in relation to any of the foregoing) or (3) related to the establishment and maintenance of the Issuers’ corporate existence (including reporting and compliance obligations).
(a) No Issuer shall make any Investment other than Investments made in the form of one or more loans from the proceeds of Indebtedness permitted to be incurred under Section 4.03.
SECTION .Maintenance of Office or Agency. (a) The Issuers shall maintain one or more offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Senior Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Senior Notes and this Senior Notes Indenture may be served. The Issuers shall give prompt written notice to the Trustee and the Principal Paying Agent of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee and the Principal Paying Agent with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee as set forth in Section 13.02.
(a) The Issuers may also from time to time designate one or more other offices or agencies where the Senior Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee and the Principal Paying Agent of any such designation or rescission and of any change in the location of any such other office or agency.
(b) The Issuers hereby designate the corporate trust office of the Trustee or its Agent as such office or agency of the Issuers in accordance with Section 2.04.
SECTION .Withholding Taxes. (a) All payments made by any Issuer or any Senior Note Guarantor or any successor in interest to any of the foregoing (each, a “Payor”) on or with respect to the Senior Notes or any Senior Note Guarantee shall be made without withholding or deduction for, or on account of, any Taxes unless such withholding or deduction is required by law or FATCA; provided, however that a Payor, in any case, may withhold from any interest payment made on the Senior Notes to or for the benefit of any person who is not a “United States person,” as such term is defined for U.S. federal income tax purposes, U.S. federal withholding tax, and pay such withheld amounts to the Internal Revenue Service, unless such person provides documentation to such Payor such that an exemption from U.S. federal withholding tax would apply to such payment if interest on the Senior Notes were treated as income from sources within the U.S. for U.S. federal income tax purposes. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:
(i)any jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having power to tax) from or through which payment on the Senior Notes or any Senior Note Guarantee is made by such Payor, or any political subdivision or governmental authority thereof or therein having the power to tax; or
(ii)any other jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having the power to tax) in which a Payor that actually makes a payment on the Senior Notes or its Senior Note Guarantee is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax,
(each of clause (i) and (ii) of this Section 4.15(a), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made by a Payor with respect to the Senior Notes or any Senior Note Guarantee, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the noteholders or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), shall not be less than the amounts that would have been received in respect of such payments on the Senior Notes or the Senior Note Guarantees in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:
(1)any Taxes that would not have been so imposed or levied but for the existence of any present or former connection between the relevant noteholder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant noteholder, if such noteholder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Senior Note or the receipt of any payment in respect thereof;
(2)any Taxes that would not have been so imposed or levied if the Holder had complied with a reasonable request in writing of the Payor (such request being made at a time that would enable such Holder acting reasonably to comply with that request) to make a declaration of nonresidence or any other claim or filing or satisfy any certification, information or reporting requirement for exemption from, or reduction in the rate of, withholding to which it is entitled; provided, however, that such declaration of nonresidence or other claim, filing or requirement is required by the applicable law, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes;
(3)any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest under the Senior Notes or any Senior Note Guarantee;
(4)any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or other governmental charge;
(5)any Taxes that are required to be deducted or withheld on a payment pursuant to the Directive or any law implementing, or introduced in order to conform to, the Directive;
(6)except in the case of the liquidation, dissolution or winding-up of the Payor, any Taxes imposed in connection with a Senior Note presented for payment by or on behalf of a noteholder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Senior Note to, or otherwise accepting payment from, another paying agent in a member state of the European Union;
(7)any Taxes arising under FATCA; or
(8)any combination of the above.
Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Senior Note for payment (where presentation is required) within 30 days after the relevant payment was first made available for payment to the noteholder or (y) where, had the beneficial owner of the Senior Note been the holder of the Senior Note, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (8) inclusive above.
(a) The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant taxing authority of the Relevant Taxing Jurisdiction in accordance with applicable law. Upon request, the Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each relevant taxing authority of each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. If, notwithstanding the efforts of such Payor to obtain such receipts, the same are not obtainable, such Payor will provide the Trustee with other evidence reasonably satisfactory to the applicable Holder.
(b) If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Senior Notes, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to noteholders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor shall deliver such Officers’ Certificate and such other information as promptly as practicable after the date that is 30 days prior to the payment date, but no less than five (5) Business Days prior thereto, and otherwise in accordance with the requirements of DTC).
(c) Wherever in this Senior Notes Indenture, the Senior Notes or any Senior Note Guarantee there is mentioned, in any context: (i) the payment of principal, (ii) redemption prices or purchase prices in connection with a redemption or purchase of Senior Notes, (iii) interest or (iv) any other amount payable on or with respect to any of the Senior Notes or any Senior Note Guarantee, such reference shall be deemed to include payment of Additional Amounts as described under this Section 4.15 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
(d) The Payor will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes, charges or levies that arise in any jurisdiction from the execution, delivery, registration or enforcement of any Senior Notes, this Senior Notes Indenture, or any other document or instrument in relation thereto (other than a transfer of the Senior Notes) excluding any such Taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and the Payor agrees to indemnify the noteholders and the Trustee for any such Taxes paid by such noteholders. The foregoing obligations will survive any termination, defeasance or discharge of this Senior Notes Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or otherwise considered to be a resident for Tax purposes or any political subdivision or taxing authority or agency thereof or therein.
SECTION .[Reserved.]
SECTION .Intercreditor Agreements. (a) At the request of the Issuers, in connection with the Incurrence by BP I, any Issuer or the Restricted Subsidiaries of any Indebtedness for borrowed money permitted pursuant to Section 4.03, BP I, the Issuers, the relevant Restricted Subsidiaries and the Trustee shall enter into with the holders of such Indebtedness (or their duly authorized Representatives) one or more intercreditor agreements (each such agreement, an “Additional Intercreditor Agreement”) on substantially the same terms as the 2013 Intercreditor Agreement as in effect on the date of determination or on terms not materially less favorable to the Holders than set forth in the 2013 Intercreditor Agreement as in effect on the date of determination, including containing substantially the same terms with respect to enforcement and release of Senior Note Guarantees; provided, however, that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or, in the opinion of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee under this Senior Notes Indenture or the 2013 Intercreditor Agreement.
(a) At the direction of the Issuers and without the consent of the Holders, the Trustee shall from time to time enter into one or more amendments to the 2013 Intercreditor Agreement or to any Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, mistake, defect or inconsistency of any such agreement, (2) increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by BP I, any Issuer or a Restricted Subsidiary (including, with respect to the 2013 Intercreditor Agreement or any Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Senior Notes), (3) add parties to the 2013 Intercreditor Agreement or an Additional Intercreditor Agreement, including Senior Note Guarantors, or successors, including successor trustees or other Representatives, (4) secure the Senior Notes (including any Additional Senior Notes) or any Subordinated Indebtedness, in each case to the extent permitted to be Incurred and so secured hereunder, (5) make provision for pledges of any collateral to secure the Senior Notes (including any Additional Senior Notes) or any Subordinated Indebtedness, in each case to the extent permitted to be Incurred and so secured hereunder, or (6) make any other change to any such agreement that does not adversely affect the Senior Notes in any material respect. The Issuers shall not otherwise direct the Trustee to enter into any amendment to the 2013 Intercreditor Agreement or any Additional Intercreditor Agreement without the consent of the Holders representing a majority in aggregate principal amount of the Senior Notes then outstanding, except as otherwise permitted or required under Article IX hereof and the Issuers may only direct the Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or, in the opinion of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee under this Senior Notes Indenture, the 2013 Intercreditor Agreement or any Additional Intercreditor Agreement.
(b) Each Holder, by accepting a Senior Note, shall be deemed to have agreed to and accepted the terms and conditions of the subordination provisions under Article XI hereof, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein) and the performance by the Trustee of its obligations and the exercise of its rights thereunder and in connection therewith. A copy of the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement shall be made available for inspection during normal business hours on any Business Day upon prior written request at the Corporate Trust Office.
SECTION .Amendment of 2007 Senior Subordinated Notes. Except with the consent of the Holders of a majority in outstanding aggregate principal amount of the Senior Notes, the Issuers and BP I will not amend the 2007 Senior Subordinated Notes Indenture, the 2007 Senior Subordinated Notes or the guarantees thereof if such amendment would result in any of the following:
(a)the principal obligor in respect of the 2007 Senior Subordinated Notes not being either RGHL, BP I or one of the Issuers;
(b)(i) except as may be otherwise permitted under Section 4.11, any Restricted Subsidiary other than a Senior Note Guarantor or an Issuer guaranteeing the 2007 Senior Subordinated Notes or (ii) such guarantees not being subordinated to the Senior Notes and Senior Note Guarantees; or
(c)the terms of the 2007 Senior Subordinated Notes relating to subordination being materially less favorable overall to the Holders.
SECTION .Suspension/Fall-Away of Covenants on Achievement of Investment Grade Status. (a) If (i) the Senior Notes have Investment Grade Ratings from both Rating Agencies, and the Issuers have delivered written notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under this Senior Notes Indenture, then, beginning on that day the Issuers, BP I and the Restricted Subsidiaries will not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.11 and Section 5.01(a)(iv) of this Senior Notes Indenture (the “Suspended Covenants”).
(a) In the event that the Issuers, BP I and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Senior Notes Indenture for any period of time as a result of the foregoing, and on any subsequent date one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Notes below an Investment Grade Rating or (b) BP I, BP II or any of their Affiliates enters into an agreement to effect a transaction that would result in a breach of a Suspended Covenant if not so suspended and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Senior Notes below an Investment Grade Rating, then the Issuers, BP I and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Senior Notes Indenture. Such covenants will not, however, be of any effect with regard to the actions of the Issuers, BP I and the Restricted Subsidiaries properly taken during the continuance of the covenant suspension and Section 4.04 shall be interpreted as if it had been in effect since the RP Reference Date except that no Default will be deemed to have occurred and will not occur solely by reason of a Restricted Payment made during the covenant suspension.
(b) During the continuance of the covenant suspension, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.
SECTION .Fiscal Year. Each Issuer at all times will have the same fiscal year as BP I and RGHL.

SECTION .Certain Country Limitations. (a) (i) According to the permit to operate business under the Alien Business Act of Thailand B.E. 2542 dated May 31, 2011, granted to SIG Combibloc Ltd. (Thailand) (the “Thai Guarantor”), the Thai Guarantor is permitted to guarantee the obligations of certain entities including the Luxembourg Issuer, but excluding the US Issuer. Subject to Section 4.21(a)(iii) the Thai Senior Note Guarantee (as defined below) shall be limited to the obligations of the Luxembourg Issuer under this Senior Notes Indenture and the Senior Notes.
(i)Within 135 days after the Issue Date (or on such later date as may be permitted by the Applicable Representative in its sole discretion), the Thai Guarantor shall apply to the Bank of Thailand for, and use commercially reasonable efforts to obtain, in-principle approval for the remittance of any foreign currency sum pursuant to the Thai Guarantor’s obligation to make any payment under its guarantee of the Senior Notes (the “Thai Senior Note Guarantee”).
(ii)Within 135 days after the Issue Date (or on such later date as may be permitted by the Applicable Representative in its sole discretion), the Thai Guarantor shall apply for, and, upon such application, it shall use commercially reasonable efforts to obtain, the requisite permit under the Alien Business Act B.E. 2542 from the Director-General of the Department of Business Development, Ministry of Commerce of Thailand (the “Additional Thai Business Permit”) permitting the Thai Guarantor to provide the guarantee of the obligations of the US Issuer. The Thai Guarantor shall promptly notify the Trustee upon obtaining such Additional Thai Business Permit. As from the effective date of the Additional Thai Business Permit, the Thai Senior Note Guarantee shall extend, without any further action or other formality, to the obligations of the US Issuer under this Senior Notes Indenture and the Senior Notes. For the purpose of this clause (iii), the effective date of the Additional Thai Business Permit means the date of payment of the fee required to be made for the purpose of issuing the Additional Thai Business Permit.
(iii)In respect of any in-principle approval of the Bank of Thailand granted to the Thai Guarantor, the Thai Guarantor agrees to: (i) when it is required to remit the foreign currency sum pursuant to its obligation of payment under the Thai Senior Note Guarantee, comply with the Bank of Thailand’s requirements set out in such in-principle approval for obtaining the final approval of the Bank of Thailand for the remittance of such sum (to the full amount of its guarantee obligations), within the time limits specified by the Bank of Thailand (if any); (ii) if such in-principle approval has an expiry date, apply for the renewal or extension of such approval prior to the expiry date of such approval, so long as any of the obligations under the Thai Senior Note Guarantee are outstanding; and (iii) comply with the conditions set out in the final approval (if any) to allow the Thai Guarantor to remit the approved foreign currency sum (to the fullest extent) for the payment under the Thai Senior Note Guarantee.
(a) The Issuers will use the proceeds of the Senior Notes only for the purposes specified in the section of the Offering Circular entitled “Use of Proceeds”. The Senior Notes have not and shall not be used with a view to (a) the subscription or acquisition of any shares in the share capital or depositary receipts thereof in a company organized in The Netherlands or (b) repay any Indebtedness which was used for the purposes of acquiring shares in the share capital or depositary receipts thereof in The Netherlands.
(b) (i) Each Senior Note Guarantor organized in Germany and each other Senior Note Guarantor and each Issuer that is party to a Domination Agreement shall (A) to the extent not prohibited by applicable law, comply with such Domination Agreement and do all that is necessary to maintain the Domination Agreements in full force and effect; provided that (1) with respect to any Domination Agreements other than any Domination Agreements with SIG Euro Holding AG & Co KGaA as a dominated entity (beherrschtes Unternehmen), such Domination Agreement may be terminated (x) in connection with a transaction permitted by Section 5.01 hereof involving a Senior Note Guarantor organized in Germany as a dominated entity (beherrschtes Unternehmen) under a Domination Agreement that leads to such Senior Note Guarantor ceasing to be a Senior Note Guarantor, or (y) if a replacement domination agreement reasonably acceptable to the Administrative Agent (under and as defined in the Senior Secured Credit Facilities) will be executed and filed for registration concurrently with the termination thereof or (z) as otherwise permitted by the Trustee, and (2) with respect to any Domination Agreement with SIG Euro Holding AG & Co KGaA as a dominated entity (beherrschtes Unternehmen), such Domination Agreement may be terminated (x) to the extent SIG Euro Holding AG & Co KGaA has changed its corporate legal form into that of a German limited liability company (Gesellschaft mit beschränkter Haftung) or limited partnership (Kommanditgesellschaft), if a replacement domination agreement reasonably acceptable to the Administrative Agent (under and as defined in the Senior Secured Credit Facilities) is executed and filed for registration concurrently with the termination thereof provided, or (y) as otherwise permitted by the Administrative Agent (under and as defined in the Senior Secured Credit Facilities); and (B) provide the Administrative Agent (under and as defined in the Senior Secured Credit Facilities) with at least ten days, but in the case of any Domination Agreement with SIG Euro Holding AG & Co KGaA as a dominated entity (beherrschtes Unternehmen) at least six weeks, prior written notice of any intention to cancel any Domination Agreement, unless such cancellation is permitted under Section 5.17(a) of the Senior Secured Credit Facilities.
(i)None of the Issuers or the Senior Note Guarantors shall terminate any Domination Agreement with SIG Euro Holding AG & Co KGaA as a dominated entity (beherrschtes Unternehmen), except as otherwise provided by Section 5.17(a) of the Senior Secured Credit Facilities, and none of the Issuers or the Senior Note Guarantors shall take any action that would cause the Administrative Agent (under and as defined in the Senior Secured Credit Facilities) to receive notice from any party to such Domination Agreement of its intention to terminate, except as permitted by Section 5.17(a) of the Senior Secured Credit Facilities, such Domination Agreement;
(ii)No Senior Note Guarantor incorporated in Germany, shall become unable to pay its debts as they fall due (Zahlungsunfähigkeit) or be deemed to be unable to pay its debts as they fall due (drohende Zahlungsunfähigkeit) or be over-indebted (Überschuldung) within the meaning of Sections 17 - 19 of the German Insolvency Code (Insolvenzordnung).
ARTICLE XIII
ARTICLE XIV
ARTICLE XVSuccessor Company
SECTION .When the Issuers, BP I or BP II May Merge or Transfer Assets. (a) BP I and each of the Issuers may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not BP I or any Issuer, as applicable, is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or Substantially All of its properties or assets in one or more related transactions, to any Person unless:
(i)BP I, the US Issuer or the Luxembourg Issuer, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than BP I, the US Issuer or the Luxembourg Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of any member state of the European Union that was a member state on January 1, 2004, the United States or any state or territory thereof, the District of Columbia or New Zealand (BP I, the US Issuer or the Luxembourg Issuer, as applicable, or such Person, as the case may be, being herein called the “Successor Company”); provided, however, that in the case where the surviving Person is not a corporation, a co-obligor of the Senior Notes is a corporation;
(ii)the Successor Company (if other than BP I, the US Issuer or the Luxembourg Issuer, as applicable) expressly assumes all the obligations of BP I, the US Issuer or the Luxembourg Issuer, as applicable, under its Senior Note Guarantee (if applicable), the Senior Notes Proceeds Loan (if applicable), this Senior Notes Indenture, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement pursuant to supplemental indentures or other documents or instruments in form and substance satisfactory to the Trustee;
(iii)immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;
(iv)immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either:
(1)the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or
(2)the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuers, BP I and the Restricted Subsidiaries immediately prior to such transaction;
(v)if the Successor Company is not BP I, the US Issuer or the Luxembourg Issuer, as applicable, the Issuers and each Senior Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its obligations under this Senior Notes Indenture, Senior Notes, the Senior Note Guarantees, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement, as applicable, shall apply to such Person’s obligations under this Senior Notes Indenture, the Senior Notes, the Senior Note Guarantees, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement; and
(vi)the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Senior Notes Indenture; provided, however, that in giving such opinion such counsel may rely on an Officers’ Certificate as to compliance with the foregoing clauses (iii) and (iv) of this Section 5.01(a) and as to any matters of fact.
The Successor Company (if other than BP I, the US Issuer or the Luxembourg Issuer, as applicable) will succeed to, and be substituted for, BP I, the US Issuer or the Luxembourg Issuer, as applicable, under the applicable Senior Note Guarantee (if applicable), this Senior Notes Indenture, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement, and in such event BP I, the US Issuer or the Luxembourg Issuer, as applicable, will automatically be released and discharged from its obligations under the applicable Senior Note Guarantee, this Senior Notes Indenture, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 5.01(a), (A) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to an Issuer, BP I or to another Restricted Subsidiary, and (B) BP I, the US Issuer or the Luxembourg Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating BP I, the US Issuer or the Luxembourg Issuer in a member state of (or in another member state of) the European Union that was a member state on January 1, 2004, the United States or any state or territory thereof, the District of Columbia or New Zealand or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuers, BP I and the Restricted Subsidiaries is not increased thereby; provided, however, that the US Issuer shall at all times remain a corporation organized under the laws of any state of the United States. The provisions set forth in this Article V will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among an Issuer, BP I and the Restricted Subsidiaries.
(a) Subject to the provisions of Section 10.06 (which govern the release of a Senior Note Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Senior Note Guarantor), no Senior Note Guarantor (other than RGHL) will, and the Issuers and BP I will not permit any Senior Note Guarantor (other than RGHL) to, consolidate, amalgamate or merge with or into or wind‑up into (whether or not such Senior Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or Substantially All of its properties or assets in one or more related transactions to, any Person unless:
(i)either (A) such Senior Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Senior Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of any member state of the European Union that was a member state on January 1, 2004, the United States or any state or territory thereof, the District of Columbia or New Zealand (such Senior Note Guarantor or such Person, as the case may be, being herein called the “Successor Senior Note Guarantor”), and the Successor Senior Note Guarantor (if other than such Senior Note Guarantor) expressly assumes all the obligations of such Senior Note Guarantor under this Senior Notes Indenture and such Senior Note Guarantor’s Senior Note Guarantee, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement pursuant to a supplemental indenture or other documents or instruments in form satisfactory to the Trustee, or (B) if such sale or disposition or consolidation, amalgamation or merger is with a Person other than an Issuer, BP I or any Restricted Subsidiary, such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 4.06; and
(ii)the Successor Senior Note Guarantor (if other than such Senior Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Senior Notes Indenture.
Except as otherwise provided in this Senior Notes Indenture, in a transaction to which Section 5.01(b)(i)(A) applies, the Successor Senior Note Guarantor (if other than such Senior Note Guarantor) will succeed to, and be substituted for, such Senior Note Guarantor under this Senior Notes Indenture and such Senior Note Guarantor’s Senior Note Guarantee, and such Senior Note Guarantor will automatically be released and discharged from its obligations under this Senior Notes Indenture and such Senior Note Guarantor’s Senior Note Guarantee. Notwithstanding the foregoing, (A) a Senior Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Senior Note Guarantor in a member state of (or another member state of) the European Union that was a member state on January 1, 2004, the United States or any state or territory thereof, the District of Columbia or New Zealand so long as the amount of Indebtedness of the Senior Note Guarantor is not increased thereby, and (B) a Senior Note Guarantor may merge, amalgamate or consolidate with another Senior Note Guarantor, an Issuer or BP I.

In addition, notwithstanding the foregoing, any Senior Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or Substantially All of its properties or assets (collectively, a “Transfer”) to (x) BP I, an Issuer or any Senior Note Guarantor or (y) any Restricted Subsidiary that is not a Senior Note Guarantor; provided, however, that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of the consolidated assets of BP I, the Issuers and the Senior Note Guarantors as shown on the most recent available combined consolidated balance sheet of BP I, the Issuers and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date.

ARTICLE XVI
ARTICLE XVII
ARTICLE XVIIIDefaults and Remedies
SECTION .Events of Default. An “Event of Default” occurs if:
(a)there is a default in any payment of interest on any Senior Note when the same becomes due and payable, and such default continues for a period of 30 days;
(b)there is a default in the payment of principal or premium, if any, of any Senior Note when due at its Stated Maturity, upon optional redemption, upon required repurchase (including any failure to purchase Senior Notes when required following a Change of Control Offer), upon declaration or otherwise;
(c)BP I or an Issuer fails to comply with its obligations under Section 5.01(a);
(d)BP I, an Issuer or any Restricted Subsidiary fails to comply for 60 days after notice with its other agreements contained in the Senior Notes or this Senior Notes Indenture;
(e)BP I, an Issuer or any Significant Subsidiary fails to pay any Indebtedness for borrowed money or evidenced by bonds, notes, debentures or similar instruments (other than Indebtedness owing to BP I, an Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $30,000,000 or its foreign currency equivalent;
(f)BP I, an Issuer, a Significant Subsidiary or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer, pursuant to or within the meaning of any Bankruptcy Law:
(i)commences a voluntary case;
(ii)consents to the entry of an order for relief against it in an involuntary case;
(iii)consents to the appointment of a Custodian of it or for any substantial part of its property; or
(iv)takes any comparable action to that set forth in clause (i), (ii) or (iii) of this Section 6.01(f) under any foreign laws relating to insolvency;
(g)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)is for relief against BP I, an Issuer, a Significant Subsidiary or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer, in an involuntary case;
(ii)appoints a Custodian of BP I, an Issuer, a Significant Subsidiary or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer, or for any substantial part of its property; or
(iii)orders the winding up or liquidation of BP I, an Issuer, a Significant Subsidiary or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer;
and the order or decree remains unstayed and in effect for 60 days;
(h)BP I, an Issuer or any Significant Subsidiary fails to pay final judgments aggregating in excess of $50,000,000 or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof; or
(i)any Senior Note Guarantee of RGHL, BP I or a Significant Subsidiary (or any Senior Note Guarantee of one or more Senior Note Guarantors that collectively would represent a Significant Subsidiary) ceases to be in full force and effect (except as contemplated by the terms thereof or the terms of this Senior Notes Indenture or the 2013 Intercreditor Agreement) or BP I or any Senior Note Guarantor that qualifies as a Significant Subsidiary (or one or more Senior Note Guarantors that collectively would represent a Significant Subsidiary) denies or disaffirms its obligations under this Senior Notes Indenture or any Senior Note Guarantee and such Default continues for 20 days.
The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
The term “Bankruptcy Law” means any applicable Luxembourg law relating to bankruptcy, insolvency, administration, examination, court protection, receivership, schemes of arrangement or similar matters, Title 11, United States Code, or any similar Federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
A Default under clause (d) of this Section 6.01 (other than a failure to purchase Senior Notes) shall not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of outstanding Senior Notes of such series notify the Issuers of the Default and the Issuers do not cure or cause the cure of such Default within the time specified in clause (d) hereof, after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.
An Issuer or BP I, as applicable, shall deliver to the Trustee (i) as soon as it becomes aware of the occurrence of an Event of Default, written notice of the occurrence of such Event of Default and (ii) within 30 days after the occurrence thereof, written notice of any event which would constitute a Default under clause (c), (d), (e), (f), (g), or (h) of Section 6.01, its status and what action BP I or any Issuer, as applicable, is taking or proposes to take in respect thereof.
SECTION .Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) with respect to BP I, an Issuer or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Senior Notes by notice to the Trustee and the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Senior Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) with respect to BP I, an Issuer or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer occurs, the principal of and interest on all the Senior Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the Senior Notes by notice to the Trustee may rescind any such acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Senior Notes as described above be annulled, waived or rescinded upon the happening of any such events.
SECTION .Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Senior Notes or to enforce the performance of any provision of the Senior Notes or this Senior Notes Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Senior Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.
SECTION .Waiver of Past Defaults. The Holders of a majority in principal amount of outstanding Senior Notes by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Senior Note, (b) a Default arising from the failure to redeem or purchase any Senior Note when required pursuant to the terms of this Senior Notes Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of the Holders of not less than 100% of the then outstanding aggregate principal amount of the Senior Notes. When a Default is waived, it is deemed cured and the Issuers, the Senior Note Guarantors, the Trustee and the Holders shall be restored to their former positions and rights under this Senior Notes Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
SECTION .Control by Majority. The Holders of a majority in principal amount of outstanding Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Senior Notes Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under this Senior Notes Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
SECTION .Limitation on Suits. (a) Subject to Section 7.01, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Senior Notes Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it, in its sole discretion, against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Senior Notes Indenture or the Senior Notes unless:
(i)such Holder has previously given the Trustee notice that an Event of Default is continuing,
(ii)Holders of at least 25% in principal amount of the outstanding Senior Notes have requested the Trustee to pursue the remedy,
(iii)such Holders have offered the Trustee security or indemnity satisfactory to it, in its sole discretion, against any loss, liability or expense,
(iv)the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and
(v)the Holders of a majority in principal amount of the outstanding Senior Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
SECTION .Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Senior Notes Indenture, but subject to the terms of the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement, the right of any Holder to receive payment of principal of and interest on the Senior Notes held by such Holder, on or after the respective due dates expressed or provided for in the Senior Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holders of not less than 100% of the then outstanding aggregate principal amount of the Senior Notes.
SECTION .Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers, BP I or any other obligor on the Senior Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Senior Notes) and the amounts provided for in Section 7.07.
SECTION .Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the Holders allowed in any judicial proceedings relative to the Issuers, BP I or any Senior Note Guarantor, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Senior Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
SECTION .Priorities. Subject to the 2013 Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:
FIRST: to the Trustee for amounts due under Section 7.07;
SECOND: to the Holders for amounts due and unpaid on the Senior Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Senior Notes for principal and interest, respectively; and
THIRD: to the Issuers or, to the extent the Trustee collects any amount for any Senior Note Guarantor, to such Senior Note Guarantor.
The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.10 and shall notify the Issuers of such record date. At least 15 days before such record date, the Issuers shall deliver to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.
SECTION .Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Senior Notes Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of outstanding Senior Notes.
SECTION .Waiver of Stay or Extension Laws. None of the Issuers, BP I or any Senior Note Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Senior Notes Indenture; and the Issuers, BP I and each Senior Note Guarantor (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
SECTION .Direction to Agents. Following the occurrence of an Event of Default or a potential Event of Default, the Trustee may, by notice to the Agents, require them to act under its direction.
ARTICLE XIX
ARTICLE XX
ARTICLE XXITrustee
SECTION .Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Senior Notes Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(a) Except during the continuance of an Event of Default:
(i)the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Senior Notes Indenture and no implied covenants or obligations shall be read into this Senior Notes Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Senior Notes Indenture shall not be construed as a duty); and
(ii)in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Senior Notes Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Senior Notes Indenture (but need not confirm or investigate the truth or accuracy of mathematical calculations or other facts, statements or opinions stated therein).
(b) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
(i)this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(ii)the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or 6.05; and
(iv)no provision of this Senior Notes Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.
(c) Every provision of this Senior Notes Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers or BP I.
(e) Money held by the Trustee need not be segregated from other funds except to the extent required by law.
SECTION .Rights of Trustee. Subject to Section 7.01:
(a) The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.
(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.
(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.
(e) The Trustee may consult with professional advisers and/or counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Senior Notes Indenture and the Senior Notes or any other agreement referenced herein shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such professional advisers and/or counsel.
(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of outstanding Senior Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers or BP I, personally or by agent or attorney, at the expense of the Issuers and BP I and shall incur no liability of any kind by reason of such inquiry or investigation.
(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Senior Notes Indenture at the request or direction of any of the Holders pursuant to this Senior Notes Indenture, unless such Holders shall have offered to the Trustee security and/or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
(h) The rights, privileges, protections, immunities and benefits given to the Trustee under this Article VII, including without limitation its right to be indemnified and all other rights provided under this Article VII are extended to, and shall be enforceable by, The Bank of New York Mellon, as the Trustee and in each of its other capacities hereunder.
(i) The Trustee shall not be liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of outstanding Senior Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Senior Notes Indenture.
(j) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Senior Notes Indenture upon the request or authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the Holder of any Senior Note shall be conclusive and binding upon future Holders of Senior Notes and upon Senior Notes executed and delivered in exchange therefor or in place thereof.
(k) The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuers, BP II or BP I, their Subsidiaries and/or the Senior Note Guarantors in Article IV hereof, except with respect to Section 4.01 and shall be entitled to assume that the Issuers have performed in accordance with all of the provisions of this Senior Notes Indenture, unless otherwise notified to it in writing. Delivery of reports, information and documents to the Trustee under Section 4.02 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’, BP I’s, BP II’s or RGHL’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely on Officers’ Certificates).
(l) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Senior Notes Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Senior Notes.
(m) The Trustee is not required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Senior Notes Indenture or the Senior Notes.
(n) The Trustee shall not, under any circumstance be liable for any special or consequential damages (being loss of business, goodwill, opportunity or profit of any kind) of the Issuers, BP I, BP II or any Senior Note Guarantor or any Subsidiary or any other Person.
(o) The Issuers shall deliver no later than the date of execution of this Senior Notes Indenture an Officers’ Certificate setting forth the names of the individuals and/or titles of officers, authorized at such time to take specified actions pursuant to this Senior Notes Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded, and the Trustee shall be entitled to rely on the most recent Officers’ Certificate received.
(p) The Trustee will not be liable if prevented or delayed in performing any of its obligations by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any force majeure circumstances beyond its control.
(q) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of, or caused by, directly or indirectly, forces majeures beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
(r) The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, of the State of New York. Furthermore, the Trustee may also refrain from taking such action if it could otherwise render it liable to any person in that jurisdiction or the State of New York or if, in its opinion based upon such legal advice, it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or in the State of New York or if it is determined by any court or other competent authority in that jurisdiction or in the State of New York that it does not have such power.
SECTION .Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Senior Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Section 7.10.
SECTION .Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Senior Notes Indenture, any Senior Note Guarantee or the Senior Notes. The Trustee shall not be accountable for the Issuers’ or BP I’s use of the proceeds from the Senior Notes, and it shall not be responsible for any statement of the Issuers, BP I or any Senior Note Guarantor in this Senior Notes Indenture or in any document issued in connection with the sale of the Senior Notes or in the Senior Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (g), (h) or (i) or of the identity of any Significant Subsidiary unless a Trust Officer in the Corporate Trust Office of the Trustee shall have received written notice thereof referencing this Senior Notes Indenture and the applicable section of 6.01 hereof in accordance with Section 13.02 hereof from the Issuers, BP I, any Senior Note Guarantor or any Holder. In accepting the trust hereby created, the Trustee acts solely as Trustee for the Holders of the Senior Notes and not in its individual capacity and all persons, including the Holders of Senior Notes and the Issuers having any claim against the Trustee arising from this Senior Notes Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.
SECTION .Notice of Defaults. If a Default occurs and is continuing and has been notified to the Trustee, the Trustee shall mail (or otherwise deliver in accordance with applicable DTC procedures, as applicable) to each registered Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after written notice of it is received by the Trustee.
SECTION .[Reserved.]
SECTION .Compensation and Indemnity. (a) The Issuers, failing which the Senior Note Guarantors, shall pay to the Trustee and each Agent from time to time compensation for their respective services as agreed in writing between the Issuers and the Trustee and each Agent from time to time and, following the occurrence of an Event of Default or a potential Event of Default, such additional fees and expenses as the Trustee deems to be appropriate. The Trustee’s and each Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers, jointly and severally, failing which the Senior Note Guarantors shall reimburse the Trustee and each Agent upon request for all properly incurred out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the properly incurred compensation and expenses, disbursements and advances of the Trustee’s and each Agent’s agents, counsel, accountants and experts. The Issuers and each Senior Note Guarantor, jointly and severally, shall indemnify the Trustee and each Agent (which in each case, for purposes of this Section 7.07, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Senior Notes Indenture or Senior Note Guarantee against the Issuers, BP I or a Senior Note Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether (i) asserted by the Issuers, BP I, any Senior Note Guarantor, any Holder or any other Person or (ii) with respect to any action taken or not taken by the Trustee under the 2013 Intercreditor Agreement or any Additional Intercreditor Agreement). The obligation to pay such amounts shall survive the payment in full or defeasance of the Senior Notes or the removal or resignation of the Trustee or the applicable Agent. The Trustee or the applicable Agent shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve the Issuers, BP I or any Senior Note Guarantor of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers, BP I and the Senior Note Guarantors, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.
(a) To secure the payment obligations of the Issuers, BP I and the other Senior Note Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Senior Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on particular Senior Notes.
(b) The Issuers’ and the Senior Note Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Senior Notes Indenture, any rejection or termination of this Senior Notes Indenture under any Bankruptcy Law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) the expenses are intended to constitute expenses of administration under the Bankruptcy Law.
(c) No provision of this Senior Notes Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.
For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Section 7.07, including its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee and by each Agent.
SECTION .Replacement of Trustee or Agent. (a) The Trustee and any Agent may resign at any time by so notifying the Issuers or BP I. The Holders of a majority in principal amount of outstanding Senior Notes may remove the Trustee or any Agent by so notifying the Trustee or such Agent and may appoint a successor Trustee or Agent. The Issuers shall remove the Trustee or any Agent if:
(i)the Trustee or such Agent fails to comply with Section 7.10;
(ii)the Trustee or such Agent is adjudged bankrupt or insolvent;

(iii)a receiver or other public officer takes charge of the Trustee or such Agent or its property; or
(iv)the Trustee or such Agent otherwise becomes incapable of acting.
(a) If the Trustee resigns, is removed by the Issuers or by the Holders of a majority in principal amount of outstanding Senior Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.
(b) A successor Trustee shall deliver a written acceptance of its appointment and its accession to the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Senior Notes Indenture. The successor Trustee shall deliver a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07(b).
(c) If a successor Trustee or Agent, as applicable, does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee or Agent, as applicable, or the Holders of 10% in principal amount of outstanding Senior Notes may petition at the expense of the Issuers any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee or Agent, as applicable, may appoint a successor Trustee or Agent, as applicable, at any time prior to the date on which a successor Trustee or Agent, as applicable, takes office; provided, however, that such appointment shall be reasonably satisfactory to the Issuers.
(d) If the Trustee fails to comply with Section 7.10, any Holder who has been a bona fide Holder of a Senior Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(e) Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuers’ or BP I’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee or Agent, as applicable.
SECTION .Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or Substantially All of its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.
In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Senior Notes Indenture any of the Senior Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Senior Notes so authenticated; and in case at that time any of the Senior Notes shall not have been authenticated, any successor to the Trustee may authenticate such Senior Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Senior Notes or in this Senior Notes Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Senior Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.
SECTION .Eligibility; Disqualification. This Senior Notes Indenture shall at all times have a Trustee that is an entity organized and doing business under the laws of the United States or any state thereof, or a member state of the European Union or a political subdivision thereof, that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities or by the authorities of a member state of the European Union or a political subdivision thereof. The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. No obligor under the Senior Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as Trustee.
ARTICLE XXII
ARTICLE XXIII
ARTICLE XXIVDischarge of Senior Notes Indenture; Defeasance
SECTION .Discharge of Liability on Senior Notes; Defeasance. This Senior Notes Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Senior Notes, as expressly provided for in this Senior Notes Indenture) as to all outstanding Senior Notes when:
(a)either (i) all the Senior Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Notes which have been replaced or paid and Senior Notes for whose payment money has theretofore been deposited in trust or segregated and held by the Issuers and thereafter repaid to the Issuers or discharged from such trust as provided in clause (d) of this Section 8.01) have been delivered to the Trustee for cancellation or (ii) all of the Senior Notes (A) have become due and payable, (B) will become due and payable at their stated maturity within one year or (C) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee money, US Government Obligations, or a combination thereof, in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Senior Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(b)an Issuer or the Senior Note Guarantors have paid all other sums payable under this Senior Notes Indenture;
(c)the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Senior Notes Indenture relating to the satisfaction and discharge of this Senior Notes Indenture have been complied with; provided, however, that any counsel may rely on an Officers’ Certificate as to matters of fact; and
(d)if the Issuers have deposited or caused to be deposited with the Trustee US Government Obligations in connection with clause (a)(ii) of this Section 8.01, the Issuers have delivered to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited US Government Obligations, plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Senior Notes to maturity or redemption, as the case may be.
Notwithstanding clauses (a) and (b) above, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 4.15, 7.07, 7.08 and in this Article VIII shall survive until the Senior Notes have been paid in full. Thereafter, the Issuers’ obligations in Sections 7.07 and 8.06 shall survive such satisfaction and discharge.

Subject to the preceding paragraph and Section 8.02, the Issuers at any time may terminate (i) all of their obligations under the Senior Notes and this Senior Notes Indenture (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.11, 4.12, 4.13, 4.17, 4.18, 4.19, 4.20 and 4.21(a) and the operation of Sections 5.01(a)(iii), 5.01(a)(iv) and 5.01(a)(v) and Sections 6.01(d) (with respect to the foregoing Sections of Article IV only), 6.01(e), 6.01(f) (with respect to Significant Subsidiaries only), 6.01(g) (with respect to Significant Subsidiaries only), 6.01(h) and 6.01(i) (“covenant defeasance option”). The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. In the event that the Issuers terminate all of their obligations under the Senior Notes and this Senior Notes Indenture by exercising their legal defeasance option or their covenant defeasance option, each Senior Note Guarantor will be released from all of its obligations with respect to its Senior Note Guarantee.
If the Issuers exercise their legal defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default specified in Section 6.01(d) (with respect only to the Sections of Article IV listed in the preceding paragraph), 6.01(e), 6.01(f) (with respect only to Significant Subsidiaries), 6.01(g) (with respect only to Significant Subsidiaries), 6.01(h) or 6.01(i) or because of the failure of the Issuers or BP I to comply with Sections 5.01(a)(iii), 5.01(a)(iv) or 5.01(a)(v).
Upon satisfaction of the conditions set forth herein and upon request of the Issuers, BP I or BP II, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.
SECTION .Conditions to Defeasance. (a) The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:
(i)the Issuers irrevocably deposit with the Trustee money in US Dollars, US Government Obligations, or a combination thereof, the principal of and the interest on which shall be sufficient, or a combination thereof sufficient, to pay the principal of and premium (if any) and interest on the Senior Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date;
(ii)the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited US Government Obligations, plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Senior Notes to maturity or redemption, as the case may be;
(iii)90 days pass after the deposit is made and during the 90-day period no Default specified in Section 6.01(f) or (g) with respect to any Issuer or BP I occurs that is continuing at the end of the period;
(iv)the deposit does not constitute a default under any other material agreement binding on any Issuer or BP I;
(v)in the case of the legal defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Senior Notes Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; provided, however, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable;
(vi)in the case of the covenant defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and
(vii)the Issuers deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Senior Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.
(a) Before or after a deposit, the Issuers may make arrangements satisfactory to the Trustee for the redemption of such Senior Notes at a future date in accordance with Article III.
SECTION .Application of Trust Money. The Trustee shall hold money and US Government Obligations (including the proceeds thereof) deposited with it pursuant to this Article VIII. The Trustee shall apply the deposited money and proceeds from the US Government Obligations through each Paying Agent and in accordance with this Senior Notes Indenture to the payment of principal of and interest on the Senior Notes so discharged or defeased.
SECTION .Repayment to Issuers. Each of the Trustee and each Paying Agent shall promptly pay to the Issuers upon request an amount equal to any money or US Government Obligations held by it as provided in this Article VIII which are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.
Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuers for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.
SECTION .Indemnity for Government Obligations. The Issuers shall pay and shall jointly and severally indemnify the Trustee against any tax, fee or other charge imposed on or assessed against US Government Obligations deposited with it pursuant to this Article VIII or the principal and interest received on such US Government Obligations.
SECTION .Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or US Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and the Senior Note Guarantors’ obligations under this Senior Notes Indenture and the Senior Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money or US Government

Obligations in accordance with this Article VIII; provided, however, that, if any Issuer or any Senior Note Guarantor has made any payment of principal of or interest on, any such Senior Notes because of the reinstatement of its obligations, such Issuer or Senior Note Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Senior Notes to receive such payment from the money or US Government Obligations held by the Trustee or any Paying Agent.
ARTICLE XXV
ARTICLE XXVI
ARTICLE XXVIIAmendments and Waivers
SECTION .Without Consent of the Holders. (a) BP I, the Issuers and the Trustee may amend this Senior Notes Indenture, the Senior Notes, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement:
(i)to cure any ambiguity, omission, mistake, defect or inconsistency;
(ii)to give effect to any provision of this Senior Notes Indenture (including the release of any Senior Note Guarantees in accordance with the terms of Section 10.06);
(iii)to comply with Article V;
(iv)to provide for the assumption by a Successor Company of the obligations of any Issuer under this Senior Notes Indenture and the Senior Notes or to provide for the assumption by a Successor Senior Note Guarantor of the obligations of a Senior Note Guarantor under this Senior Notes Indenture and its Senior Note Guarantee;
(v)[Reserved];
(vi)to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided, however, that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code);
(vii)to add a Senior Note Guarantee with respect to the Senior Notes;
(viii)to provide for collateral for the Senior Notes in accordance with Section 4.12;
(ix)to add to the covenants of the Issuers, BP I or any Senior Note Guarantor for the benefit of the Holders or to surrender any right or power conferred upon an Issuer or BP I;
(x)to make any change that does not adversely affect the rights of any Holder;
(xi)to evidence and give effect to the acceptance and appointment under this Senior Notes Indenture, the 2013 Intercreditor Agreement or any Additional Intercreditor Agreement of a successor Trustee;
(xii)to provide for the accession of the Trustee to any instrument in connection with the Senior Notes;
(xiii)to provide for the issuance of Additional Senior Notes as permitted by this Senior Notes Indenture;
(xiv)to comply with any requirement of the SEC in connection with the qualification of this Senior Notes Indenture under the Trust Indenture Act, if such qualification is required; or
(xv)to conform the text of this Senior Notes Indenture or the Senior Notes to any provision of the description of the Senior Notes in the Offering Circular, to the extent such provision in the description of Senior Notes in the Offering Circular was intended to be a verbatim recitation of a provision of this Senior Notes Indenture or the Senior Notes.
Before entering into any such amendment or supplemental indenture, the Trustee shall be entitled to require and rely absolutely on such evidence as it reasonably deems appropriate, including an Opinion of Counsel and an Officers’ Certificate.
After an amendment under this Section 9.01 becomes effective, the Issuers shall mail (or otherwise deliver in accordance with applicable DTC procedures) to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, shall not impair or affect the validity of the amendment under this Section 9.01.
SECTION .With Consent of the Holders. The Issuers, the Senior Note Guarantors and the Trustee may amend this Senior Notes Indenture, the Senior Notes, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Senior Notes) and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding; provided, however, that without the consent of each Holder of an outstanding Senior Note affected, no amendment may, among other things:
(i)reduce the amount of Senior Notes whose Holders must consent to an amendment;
(ii)reduce the rate of or extend the time for payment of interest on any Senior Note;
(iii)reduce the principal of or extend the Stated Maturity of any Senior Note;
(iv)reduce the premium or amount payable upon the redemption of any Senior Note, change the time at which any Senior Note may be redeemed in accordance with Article III of this Senior Notes Indenture or Sections 5 or 6 of the Senior Notes;
(v)make any Senior Note payable in money other than that stated in such Senior Note;
(vi)expressly subordinate the Senior Notes to any other Indebtedness of any Issuer not otherwise permitted by this Senior Notes Indenture or make any change to the subordination provisions set forth in Article XI of this Senior Notes Indenture applicable to any Senior Note Guarantee that adversely affects the rights of any Holder;
(vii)impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Notes;
(viii)make any change in Section 6.04 or the proviso at the end of the first sentence of this Section 9.02;
(ix)change the provisions of the 2013 Intercreditor Agreement or any Additional Intercreditor Agreement in any manner adverse to the interests of the Holders in any material respect; or
(x)make any change in Section 4.15 of this Senior Notes Indenture or Section 7 of the Senior Notes that adversely affects the rights of any Holder to receive payments of Additional Amounts pursuant to such provisions or amend the terms of the Senior Notes or this Senior Notes Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder that are required to be withheld or deducted by any Relevant Taxing Jurisdiction from any payments made on the

Senior Note or any Senior Note Guarantee by the Payors, unless RGHL or any Restricted Subsidiary agrees to pay any Additional Amounts that arise as a result; provided, however, that for purposes of this clause (x) a “Relevant Taxing Jurisdiction” shall include the United States.
It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.
After an amendment under this Section 9.02 becomes effective, the Issuers shall mail (or otherwise deliver in accordance with applicable DTC procedures) to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, shall not impair or affect the validity of the amendment under this Section 9.02.
SECTION .[Reserved.]
SECTION .Revocation and Effect of Consents and Waivers. (a) A consent to an amendment or a waiver by a Holder of a Senior Note shall bind the Holder and every subsequent Holder of that Senior Note or portion of the Senior Note that evidences the same debt as the consenting Holder’s Senior Note, even if notation of the consent or waiver is not made on the Senior Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Senior Note or portion of the Senior Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate from each Issuer certifying that the requisite principal amount of Senior Notes have consented. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuers or the Trustee of consents by the Senior Notes of the requisite principal amount of Senior Notes, (ii) satisfaction of conditions to effectiveness as set forth in Section 13.03 and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuers and the Trustee.
(a) The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Senior Notes Indenture. If a record date is fixed, then notwithstanding clause (a) of this Section 9.04, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
SECTION .Notation on or Exchange of Senior Notes. If an amendment, supplement or waiver changes the terms of a Senior Note, the Issuers may require the Holder of the Senior Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Senior Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuers or the Trustee so determine in exchange for the Senior Note, the Issuers shall issue and the Trustee shall authenticate a new Senior Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Senior Note shall not affect the validity of such amendment, supplement or waiver.
SECTION .Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall be entitled to receive indemnity or security satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Senior Notes Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and the Senior Note Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.
SECTION .Payment for Consent. None of the Issuers nor any Affiliate of any Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Senior Notes Indenture or the Senior Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
SECTION .Compliance with the Trust Indenture Act. All amendments and supplements shall comply with the Trust Indenture Act if, at the time of any such amendment, supplement or waiver, the Trust Indenture Act is applicable to this Senior Notes Indenture.
ARTICLE XXVIII
ARTICLE XXIX
ARTICLE XXXGuarantees
SECTION .Guarantees. (a) Subject to the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement, each Senior Note Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment of principal of and interest on the Senior Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuers under this Senior Notes Indenture and the Senior Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuers under this Senior Notes Indenture and the Senior Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”), subject to the limitations set forth in Section 10.08; provided, however, that in no event shall a US Controlled Foreign Subsidiary be required to guarantee the Guaranteed Obligations. Each Senior Note Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Senior Note Guarantor and that such Senior Note Guarantor will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.
(a) Each Senior Note Guarantor waives presentation to, demand of, payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Senior Note Guarantor waives notice of any Default under the Senior Notes or the Guaranteed Obligations. The obligations of each Senior Note Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person (including any Senior Note Guarantor) under this Senior Notes Indenture, the Senior Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Senior Notes Indenture, the Senior Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 10.06, any change in the ownership of such Senior Note Guarantor.
(b) Each Senior Note Guarantor further agrees that its Senior Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.
(c) Each Senior Note Guarantee is, to the extent and in the manner set forth in the 2013 Intercreditor Agreement, any Additional Intercreditor Agreement and Article XI hereof, subordinated and subject in right of payment to the prior payment in full of the principal of and premium, if any, and interest on all Designated Senior Indebtedness of the Senior Note Guarantor giving such Senior Note Guarantee and each Senior Note Guarantee is made subject to such provisions of the 2013 Intercreditor Agreement, any Additional Intercreditor Agreement and this Indenture.
(d) Except as expressly set forth in Article VIII and Sections 10.02, 10.06 and 10.08, the obligations of each Senior Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Senior Note Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Senior Notes Indenture, the Senior Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Senior Note Guarantor or would otherwise operate as a discharge of such Senior Note Guarantor as a matter of law or equity.
(e) Each Senior Note Guarantor further agrees that its Senior Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of any Issuer or otherwise.
(f) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Senior Note Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Senior Note Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest and premiums (if any) on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Issuers to the Holders and the Trustee.
(g) Each Senior Note Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations and all obligations to which the Guaranteed Obligations are subordinated as provided in Article XI hereof. Each Senior Note Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article VI for the purposes of such Senior Note Guarantor’s Senior Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Senior Note Guarantor for the purposes of this Section 10.01.
(h) Each Senior Note Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses), subject to the limitations set forth in Section 10.08, incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.
SECTION .Limitation on Liability. Any term or provision of this Senior Notes Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Senior Note Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Senior Notes Indenture, as it relates to such Senior Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
SECTION .Successors and Assigns. This Article X shall be binding upon each Senior Note Guarantor and its successors and shall inure to the benefit of the successors, transferees and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Senior Notes Indenture and in the Senior Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Senior Notes Indenture. Each Senior Note Guarantee shall be a continuing guarantee and shall, subject to Section 10.06, remain in full force and effect until the payment in full of the Guaranteed Obligations.
SECTION .No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.
SECTION .Modification. No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Senior Note Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Senior Note Guarantor in any case shall entitle such Senior Note Guarantor to any other or further notice or demand in the same, similar or other circumstances.
SECTION .Release of Senior Note Guarantor. A Senior Note Guarantee of a Senior Note Guarantor will be automatically released upon (a) receipt by the Trustee of a notification from the Issuers that such Senior Note Guarantee be released and (b) the occurrence of any of the following:
(a)the consummation of any transaction permitted by this Senior Notes Indenture as a result of which such Senior Note Guarantor ceases to be a Restricted Subsidiary;
(b)the release or discharge of the guarantee or other obligation by such Senior Note Guarantor (other than RGHL) of the Senior Secured Credit Facilities or such other guarantee or other obligation that resulted in the creation of such Senior Note Guarantee, except a release or discharge by or as a result of payment under such guarantee;
(c)the Issuers designating such Senior Note Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.04 and the definition of “Unrestricted Subsidiary”;
(d)the Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under Article VIII or if the Issuers’ obligations under this Senior Notes Indenture are otherwise discharged in accordance with the terms of this Senior Notes Indenture; or

(e)the transfer or sale of the equity interests of such Senior Note Guarantor pursuant to an enforcement action, in accordance with the terms of the First Lien Intercreditor Agreement.
Upon the occurrence of any event set forth by this Section 10.06, the applicable Senior Note Guarantor will be required to deliver to the Trustee an Officers’ Certificate stating that all conditions precedent provided for in this Senior Notes Indenture relating to the release have been complied with.
A Senior Note Guarantee of a Senior Note Guarantor also will be released as provided in Section 5.01.
Upon any occurrence specified in Section 10.06, the Trustee shall, at the instruction of and at the cost of the Issuers, execute any documents reasonably requested of it to evidence such release
SECTION .[Reserved.]
SECTION .Limitation on Guarantees in the Netherlands, Switzerland, Austria, Thailand, Germany, Luxembourg, Guernsey, Mexico, Hong Kong and England and Wales. (a) Notwithstanding any provision of this Senior Notes Indenture or any other Senior Note Document, the obligations of any Senior Note Guarantor organized in The Netherlands (a “Dutch Guarantor”) expressed to be assumed in this Senior Notes Indenture shall be deemed not to be assumed by such Dutch Guarantor to the extent that such assumption would constitute unlawful financial assistance (i) within the meaning of Article 2:98c of the Dutch Civil Code or (ii) any other applicable financial assistance rules of any relevant jurisdiction, or would be conflicting with any financial assistance provision included in the articles of association of such Dutch Guarantor (the “Prohibitions”) and the provisions of this Senior Notes Indenture and the other Senior Note Documents shall be construed accordingly. For the avoidance of doubt, it is expressly acknowledged that each Dutch Guarantor will continue to guarantee all obligations expressed to be guaranteed in this Senior Notes Indenture and the other Senior Note Documents, to the extent that such obligations do not constitute a violation of the Prohibitions.
(a) Notwithstanding any provision of this Senior Notes Indenture or any other Senior Note Document, if the obligations expressed to be assumed in this Senior Notes Indenture or any other Senior Note Document are assumed by any Senior Note Guarantor organized, or for tax purposes resident, in Switzerland (a “Swiss Guarantor”), such Swiss Guarantor shall:
(i)only be liable for obligations contained in this Senior Notes Indenture or the Senior Note Guarantee or under the Senior Note Documents (including any restructuring of such Swiss Guarantor’s rights of set-off and/or subrogation and its duties to subordinate claims) in relation to obligations (other than obligations under the Senior Note Documents of (y) the Swiss Guarantor to the extent certain proceeds of this Senior Notes Indenture have been made available to the Swiss Guarantor, up to such proceeds and (z) a direct or indirect Subsidiary of the Swiss Guarantor (the “Swiss Guarantor's Subsidiary”) to the extent certain proceeds of this Senior Notes Indenture have been made available to the Swiss Guarantor's Subsidiary, up to such proceeds) to the extent that the payment of such obligations does not constitute a repayment of capital (Einlagerueckgewaehr), a violation of the legally protected reserves (gesetzlich geschuetzte Reserven) or a payment of a (constructive) dividend prohibited to be made by such Swiss Guarantor by the Swiss Federal Code of Obligations and in the maximum amount of its profits available for the distribution of dividends on the date which such Swiss Guarantor’s obligations hereunder are due (it being understood that such available profits are the balance sheet profits and any free reserves made for this purpose, in each case in accordance with the relevant Swiss law).
(ii)pass for such payments shareholders’ resolutions for the distribution of dividends in accordance with the relevant provisions of the Swiss Federal Code of Obligations then in effect (it being understood that as of the Issue Date, the profits available for the distribution of dividends as described above must be determined based on an audited balance sheet and such shareholders’ resolutions must be based on a report from such Swiss Guarantor’s auditors approving the proposed distribution); and
(iii)deduct from such payments Swiss Anticipatory Tax (withholding tax) at the rate of 35% (or such other rate as is in effect from time to time) and, subject to any applicable double taxation treaty and/or agreement entered into with the Swiss Federal Tax Administration:
(1)pay such deduction to the Swiss Federal Tax Administration;
(2)give evidence to the Trustee and each noteholder of such deduction in accordance with Section 4.15 of this Senior Notes Indenture; and
(3)if such a deduction is made, not be obligated to gross-up pursuant to Section 4.15 of this Senior Notes Indenture to the extent that such gross-up would result in the aggregate amounts paid to the Trustee and/or each noteholder and the Swiss Federal Tax Administration exceeding the maximum amount of such Swiss Guarantor’s profits available for the distribution of dividends.
(b) (i) Notwithstanding any other provision of this Senior Notes Indenture and any of the provisions of the Senior Note Documents, any guarantee or indemnity given by or other obligation assumed by a Senior Note Guarantor organized in Austria (each an “Austrian Guarantor”) under Article X of this Senior Notes Indenture is meant as and is to be interpreted as an abstract guarantee agreement (abstrakter Garantievertrag) and not as surety (Bürgschaft) or joint obligation as borrower (Mitschuldnerschaft) and such Austrian Guarantor undertakes to pay the amounts due under or pursuant to such obligation unconditionally, irrevocably, upon first demand and without raising any defenses (unbedingt, unwiderruflich, über erste Anforderung und Verzicht auf alle Einwendungen). The obligation of any Austrian Guarantor under this Senior Notes Indenture or any other Senior Note Document shall be limited so that no assumption of an obligation shall be required if such assumption would violate mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) under Austrian company law, including Sections 82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and/or Sections 52 and 65 et seq. of the Austrian Stock Corporation Act (Aktiengesetz); and
(i)should any obligation under this Senior Notes Indenture or any other Senior Note Document violate or contradict Austrian capital maintenance rules and should therefore be held invalid or unenforceable, such liability and/or obligation shall be deemed to be replaced by a liability and/or obligation of a similar nature that is in compliance with Austrian capital maintenance rules and that provides the best possible security interest in favour of the Trustee or the noteholders, for the ratable benefit of the noteholders. By way of example, should it be held that the Senior Note Guarantee created under any Senior Note Document is contradicting Austrian capital maintenance rules in relation to any amount of the obligations created by such Senior Note Guarantee, the obligations created by the respective Senior Note Document shall be reduced to such an amount of the guaranteed obligations which is permitted pursuant to Austrian capital maintenance rules.

(c) Each Senior Note Guarantor incorporated or organized in Thailand irrevocably and unconditionally waives any and all rights to avoid such Thai Guarantor’s obligations under its Senior Note Guarantee which it may have under Sections 196, 293, 294, 684, 687, 688-690, 694 and 697-701 of the Civil and Commercial Code of Thailand, and agrees not to exercise any of its rights under Sections 693 and 696 of the Civil and Commercial Code of Thailand unless and until the Issuers and the Senior Note Guarantors have fully performed all their obligations under this Senior Notes Indenture and all of such obligations have been unconditionally, irrevocably, indefeasibly and fully paid or discharged.
(d) If the guarantee and indemnity granted in this Article X is given by a Senior Note Guarantor incorporated in Germany in the legal form of a limited liability company (Gesellschaft mit beschränkter Haftung (GmbH)) or a limited partnership where the sole general partner is a GmbH (“GmbH & Co. KG”) (each, a “German Guarantor”), the following shall apply:
(i)The noteholders and the Trustee shall be entitled to enforce the Senior Note Guarantee against the applicable German Guarantor without limitation in respect of:
(1)any and all amounts that are owed under the Senior Note Documents by such German Guarantor itself or by any of its Subsidiaries; and
(2)any and all amounts which correspond to funds that have been borrowed under the Senior Note Documents to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the applicable German Guarantor or any of its Subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time (in aggregate, the “Unlimited Enforcement Amount”).
(ii)Besides an enforcement in respect of the Unlimited Enforcement Amount applicable to a German Guarantor pursuant to paragraph (i) above, the noteholders and the Trustee shall not be entitled to enforce the Senior Note Guarantee against such German Guarantor if and to the extent that:
(1)the Senior Note Guarantee secures the obligations of a party which is (x) a shareholder of the German Guarantor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of the German Guarantor (other than the German Guarantor and its Subsidiaries); and
(2)the enforcement would have the effect of (x) reducing such German Guarantor’s (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) net assets (Reinvermögen) (the “German Net Assets”) to an amount of less than its (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) stated share capital (Stammkapital) or, if the German Net Assets are already an amount of less than its (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) stated share capital), of causing such amount to be further reduced and (y) would thereby lead to a violation of the capital maintenance requirements as set out in Section 30 para 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung), provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Senior Notes Indenture shall only be taken into account if such increase has been effected with the prior written consent of the Trustee.
(iii)The German Net Assets shall be calculated as an amount equal to the sum of the values of such German Guarantor’s (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) assets (consisting of all assets which correspond to the items set forth in section 266 sub-section(2) A, B and C of such German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the German Guarantor’s (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section(3) B, C and D of the German Commercial Code), except that:
(1)any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for such German Guarantor’s business (nicht betriebsnotwendig) shall be taken into account with its market value;
(2)obligations under loans provided to such German Guarantor by any Affiliate thereof shall not be taken into account as liabilities as far as such loans are subordinated by law or contract at least to the claims of the unsubordinated creditors of such German Guarantor; and
(3)obligations under loans or other contractual liabilities incurred by such German Guarantor (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) in violation of the provisions of the Senior Note Documents shall not be taken into account as liabilities.
The German Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and shall be based on the same principles that were applied by such German Guarantor in the preparation of its most recent annual balance sheet (Jahresbilanz).
It is understood that the assets of the respective German Guarantor (or, in case of a GmbH & Co. KG, its general partner (Komplementär)) will be assessed at liquidation values (Liquidationswerte) if the managing directors of the applicable German Guarantor (or, in case of a GmbH & Co. KG, its general partner (Komplementär)), at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the applicable German Guarantor (or, in case of a GmbH & Co. KG, its general partner (Komplementär)) can carry on as a going concern (positive Forführungsprognose), in particular when such Senior Note Guarantee is enforced.
(iv)The limitations set out in Section 10.08(e)(ii) shall only apply if and to the extent that:
(1)without undue delay, but not later than within 5 Business Days, following receipt of a request for payment under the Senior Note Guarantee by the Trustee, the applicable German Guarantor shall have confirmed in writing to the Trustee (x) to what extent the Senior Note Guarantee is an up-stream or cross-stream Senior Note Guarantee as described in Section 10.08(e)(ii)(1) and (y) which amount of such up-stream or cross-stream Senior Note Guarantee cannot be enforced as it would cause the net assets of the applicable German Guarantor to fall below its stated share capital (taking into account the adjustments set out in Section 10.08(e)(iii)) and such confirmation is supported by evidence reasonably satisfactory to the Trustee (acting on behalf of the noteholders (the “Management Determination”) and the noteholders shall not have contested this and argued that a lesser amount would be necessary to maintain the German

Guarantor’s stated share capital; or
(2)within 20 Business Days following the date the noteholders shall have contested the Management Determination, the noteholders and Trustee shall receive from the applicable German Guarantor an up-to-date balance sheet prepared by a firm of internationally recognized auditors (the “Determining Auditors”) that shows the value of such German Guarantor’s (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) German Net Assets (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Section 10.08(e)(iii), provided that the final sentence of Section 10.08(e)(iii) shall not apply unless the Determining Auditors shall have determined in an independent assessment that the assets of the applicable German Guarantor (or, in case of a GmbH & Co. KG, its general partner (Komplementär)) should be evaluated at liquidation values (Liquidationswerte) in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Section 10.08(e)(iii).
If such German Guarantor fails to deliver a Balance Sheet within the aforementioned time period, the noteholders and the Trustee, as applicable, shall be entitled to enforce the Senior Note Guarantee irrespective of the limitations set out Section 10.08(e)(ii).
(v)If the noteholders or Trustee disagree with the Balance Sheet, they shall be entitled to enforce the applicable Senior Note Guarantee up to the amount which, according to the Balance Sheet, can be enforced in compliance with the limitations set out in paragraph Section 10.08(e)(ii). In relation to any additional amounts for which such German Guarantor is liable under the Senior Note Guarantee, the noteholders and Trustee shall be entitled to pursue their claims (if any) further and such German Guarantor shall be entitled to prove that this amount is necessary for maintaining its (or, in case of a GmbH & Co. KG, its general partner’s (Komplementär)) stated share capital (calculated as of the date the demand under the Senior Note Guarantee was made).
(vi)No reduction of the amount enforceable under this 10.08(e) will prejudice the right of the noteholder or the Trustee to continue enforcing the Senior Note Guarantee (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction of the claims is guaranteed.
(e) Notwithstanding any other provision of this Senior Notes Indenture or any other Senior Note Document, the obligations of any guarantor incorporated under the laws of Luxembourg (the “Luxembourg Guarantors”) under (i) Section 10.01 of the Senior Secured Credit Facilities, (ii) Article X of the 2007 Senior Subordinated Notes Indenture, (iii) Article X of the May 2010 Indenture, (iv) Article X of the October 2010 Senior Indenture, (v) Article X of the October 2010 Senior Secured Indenture, (vi) Article X of the February 2011 Senior Indenture, (vii) Article X of the February 2011 Senior Secured Indenture, (viii) Article X of the August 2011 Senior Indenture, (ix) Article X of the August 2011 Senior Secured Indenture, (x) Article X of the February 2012 Senior Indenture, (xi) Article X of the September 2012 Senior Secured Indenture, (xii) Article X of this Senior Notes Indenture and (xiii) any other guarantee commitment contained in an agreement, including, but not limited to, any facility, loan agreement or indenture which RGHL and the administrative agent under the Senior Secured Credit Facilities agree is subject to this limitation, in respect of the obligations of any Obligor which is not a direct or indirect Subsidiary of the applicable Luxembourg Guarantor, shall be limited to the aggregate maximum amount, if any, permitted under applicable Luxembourg law.
(f) Any Senior Note Guarantor organized in Guernsey irrevocably waives and abandons any right which it has or may at any time have under the existing or future laws of Guernsey pursuant to the principle of “droit de discussion” or otherwise, to require that recourse be had to the assets of any party before any action is taken hereunder against it, and further irrevocably waives and abandons any right it has or may have at any time under the existing or future laws of Guernsey, pursuant to the principle of “droit de division” or otherwise, to require that any other party be made a party to any proceedings, or that its liability be divided or apportioned with any other party or reduced in any manner whatsoever.
(g) Notwithstanding any other provisions of this Senior Notes Indenture or any other Senior Note Document, the Senior Note Guarantee of any Senior Note Guarantor organized in Guernsey does not apply to any obligation to the extent that the assumption of such obligation would result in such assumption constituting a breach of The Control of Borrowing (Bailiwick of Guernsey) Ordinance, 1959 as amended by such Senior Note Guarantor or the directors of such Senior Note Guarantor or exceeding any consent obtained thereunder.
(h) Notwithstanding any other provision of this Senior Notes Indenture or any other Senior Note Document, the Senior Note Guarantee of any Senior Note Guarantor organized in Guernsey does not apply to any obligation to the extent that the assumption of such obligation would result in such assumption constituting unlawful financial assistance within the meaning of The Companies (Guernsey) Law, 2008, as amended, or would result in such Senior Note Guarantor being unable to pass the solvency test as prescribed by The Companies (Guernsey) Law, 2008, as amended.
(i) Any Senior Note Guarantor organized in Mexico (each, a “Mexican Guarantor”) expressly acknowledges that the Senior Note Guarantee is governed by the laws of the State of New York and expressly agrees that any rights and privileges that it might otherwise have under the laws of Mexico shall not be applicable to such Senior Note Guarantee, including, but not limited to, any benefit of orden, excusión, división, quita, novación, espera and modificación which may be available to it under articles 2813, 2814, 2815, 2816, 2821, 2822, 2823, 2827, 2836, 2840, 2845, 2847, 2848 and 2849 of the Federal Civil Code of Mexico and the corresponding articles under the Civil Code in effect for the Federal District of Mexico and in all other states of Mexico, and such acknowledgement and agreement are without prejudice to such Mexican Guarantor’s rights and/or privileges under the laws of New York (as such rights have been modified by and/or waived in the Senior Note Documents). Each Mexican Guarantor incorporated in Mexico represents that it is familiar with the contents of these articles and agrees that there is no need to reproduce them herein.
(j) Notwithstanding any other provision of this Senior Notes Indenture or any other Senior Note Document, the Senior Note Guarantee of any Senior Note Guarantor organized in Hong Kong does not apply to any obligation to the extent that the assumption of such obligation would result in such assumption constituting a breach of Section 47A (Financial assistance generally prohibited) of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) (as amended or replaced).
(k) Notwithstanding any other provision of this Senior Notes Indenture or any other Senior Note Document, the Senior Note Guarantee of any Senior Note Guarantor organized in England or Wales does not apply to any obligation to the extent that the assumption of such obligation would result in such assumption constituting unlawful financial assistance within the meaning of Sections 678 or 679 of the Companies Act 2006 (as amended or replaced).
(l) Notwithstanding any other provision of this Senior Notes Indenture or any other Senior Note Document, the Senior Note Guarantee given by any Subsidiary that becomes a Senior Note Guarantor after the Issue Date (an “Additional Guarantor”) is subject to any limitations set forth in the supplemental indenture applicable to such Additional Guarantor.
ARTICLE XXXI
ARTICLE XXXII
ARTICLE XXXIIISubordination of the Senior Note Guarantees
SECTION .Agreement to Subordinate. Each of the Senior Note Guarantors agrees, and each Holder by accepting a Senior Note and related Senior Note Guarantees agrees, that the obligations of such Senior Note Guarantor hereunder are subordinated in right of payment, to the extent and in the manner provided in the 2013 Intercreditor Agreement and, to the extent applicable, each Additional Intercreditor Agreement entered into in compliance with Section 4.20, to the prior payment in full of all Designated Senior Indebtedness of such Senior Note Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Designated Senior Indebtedness against such Senior Note Guarantor. The subordinated provisions of the 2013 Intercreditor Agreement and any such Additional Intercreditor Agreement are incorporated by reference herein, mutatis mutandis, as if fully set forth herein, without any further action required on the part of any Person. Each Holder, by accepting a Senior Note and related Senior Note Guarantees (a) acknowledges that it has received a copy of the 2013 Intercreditor Agreement and (b) agrees that it will be bound by and will take no actions contrary to the provisions of the 2013 Intercreditor Agreement and, to the extent applicable, each Additional Intercreditor Agreement entered into in compliance with Section 4.20 (including the limitations on enforcement and the obligations to turnover contained therein). A copy of the 2013 Intercreditor Agreement and, to the extent applicable, each Additional Intercreditor Agreement entered into in compliance with Section 4.20 shall be available for inspection on any Business Day upon prior written request at the offices of the Trustee. The Senior Note Guarantee of each Senior Note Guarantor (other than BP I) is intended to rank pari passu with such Senior Note Guarantor’s guarantee of the 2007 Senior Notes in right of payment and shall not be subordinated in right of payment to any Indebtedness or other obligations of such Senior Note Guarantor which is not Senior Indebtedness (as defined in the 2007 Senior Subordinated Notes Indenture). The Senior Notes Proceeds Loan and the Senior Note Guarantee of BP I is intended to rank pari passu with the Senior Notes Proceeds Loan (as defined in the 2007 Senior Subordinated Notes Indenture) and BP I’s guarantee of the 2007 Senior Notes, and neither the Senior Notes Proceeds Loan nor the Senior Note Guarantee of BP I shall be subordinated in right of payment to any other Indebtedness or other obligation of BP I which is not Senior Indebtedness (as defined in the 2007 Senior Subordinated Notes Indenture).
ARTICLE XXXIV
ARTICLE XXXV
ARTICLE XXXVI[Reserved.]
ARTICLE XXXVII
ARTICLE XXXVIII
ARTICLE XXXIXMiscellaneous

SECTION .[Reserved.]
SECTION .Notices. (a) Any notice or communication required or permitted hereunder shall be in the English language in writing and delivered in person, via facsimile, email or mailed by first-class mail addressed as follows:
if to the Issuers, BP I or a Senior Note Guarantor:

Level 22
20 Bond Street
Sydney, NSW 2000
Attn: Helen Golding
Fax: +61292686693
helen.golding@rankgroup.co.nz

and
if to the Trustee, Principal Paying Agent, Transfer Agent or Registrar:

The Bank of New York Mellon
101 Barclay Street 7-E
New York, NY 10286
Attn: International Corporate Trust
Fax: (212) 815-5366
catherine.donohue@bnymellon.com
lesley.daley@bnymellon.com
The Issuers, any Senior Note Guarantor, the Trustee and the Transfer Agent, Registrar and Principal Paying Agent, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications. No communication (including fax, electronic message or communication in any other written form) under or in connection with the Senior Note Documents shall be made to or from an address located inside of the Republic of Austria.
(a) Any notice or communication delivered to a Holder shall be delivered electronically or mailed, first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so delivered within the time prescribed.
(b) Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is delivered in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.
(c) The Trustee and the Agents agree to accept and act upon notice, instructions or directions pursuant to this Senior Notes Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee or the Agents in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee or the Agents e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or any of the Agents in its discretion elects to act upon such instructions, the Trustee or such Agent, as the case may be, shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or such Agent’s reliance upon and compliance in good faith with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction received by the Trustee or the Agents following action taken pursuant to prior instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Agents, including without limitation the risk of the Trustee or the Agents acting in good faith on unauthorized instructions, and the risk of interception and misuse by third parties.
SECTION .Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Senior Notes Indenture, each Issuer shall furnish to the Trustee at the request of the Trustee:
(a)an Officers’ Certificate in form and substance satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Senior Notes Indenture relating to the proposed action have been complied with; and
(b)an Opinion of Counsel in form and substance satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
SECTION .Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Senior Notes Indenture (other than pursuant to Section 4.09) shall include:
(a)a statement that the individual making such certificate or opinion has read such covenant or condition;
(b)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(d)a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.
SECTION .When Senior Notes Disregarded. In determining whether the Holders of the required principal amount of Senior Notes have concurred in any direction, waiver or consent, Senior Notes owned by the Issuers or BP II, any Senior Note Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers, BP II or any Senior Note Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Senior Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Senior Notes outstanding at the time shall be considered in any such determination.
SECTION .Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the Holders. The Registrar and a Paying Agent may make reasonable rules for their functions.
SECTION .Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.
SECTION .Governing Law. THIS SENIOR NOTES INDENTURE AND THE SENIOR NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. FOR THE AVOIDANCE OF DOUBT, ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW OF AUGUST 10, 1915 ON COMMERCIAL COMPANIES SHALL NOT BE APPLICABLE IN RESPECT OF THE SENIOR NOTES AND THIS SENIOR NOTES INDENTURE. THE PARTIES ACKNOWLEDGE THAT NEW YORK JUDGMENTS ARE NOT ENFORCEABLE IN AUSTRIA. THE PARTIES HERETO HEREBY AGREE TO WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY.
SECTION .Consent to Jurisdiction and Service. Each of BP I, the Issuers and the Senior Note Guarantors irrevocably and unconditionally: (a) submit itself and its property in any legal action or proceeding relating to this Senior Notes Indenture to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the courts of the State of New York, sitting in the Borough of Manhattan, The City of New York, the courts of the United States of America for the Southern District of New York, appellate courts from any thereof and courts of its own corporate domicile, with respect to actions brought against it as defendant; (b) consent that any such action or proceeding may be brought in such courts and waive any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) designate and appoint Reynolds Group Issuer Inc., 160 Greentree Drive, Suite 101, Dover, DE 19904 and Reynolds Group Holdings Inc., with offices at 200 Tri-State International Drive, Suite 500, Lincolnshire, Illinois 60069 (or its successors), as its authorized agents upon which process may be served in any action, suit or proceeding arising out of or relating to this Senior Notes Indenture or the transactions contemplated hereby that may be instituted in any Federal or state court in the State of New York (and each of them will accept such appointments); and (d) agree that service of any process, summons, notice or document by US registered mail addressed to Reynolds Group Issuer Inc., with written notice of said service to such Person at the address of the Reynolds Group Issuer Inc. set forth in this Senior Notes Indenture shall be effective service of process for any action, suit or proceeding brought in any such court.
SECTION .No Recourse Against Others. No (i) director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I or any Issuer or any direct or indirect parent corporation or (ii) director, officer, employee or manager of a Senior Note Guarantor, will have any liability for any obligations of the Issuers under the Senior Notes, this Senior Notes Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided, however, the foregoing shall not in any manner affect the liability of a Senior Note Guarantor with respect to its Senior Note Guarantee. Each Holder by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

SECTION .Successors. All agreements of the Issuers, BP I, BP II and each Senior Note Guarantor in this Senior Notes Indenture and the Senior Notes shall bind its successors. All agreements of the Trustee, and each Agent in this Senior Notes Indenture shall bind its successors.
SECTION .Multiple Originals. The parties may sign any number of copies of this Senior Notes Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Senior Notes Indenture.
SECTION .Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Senior Notes Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
SECTION .Senior Notes Indenture Controls. If and to the extent that any provision of the Senior Notes limits, qualifies or conflicts with a provision of this Senior Notes Indenture, such provision of this Senior Notes Indenture shall control.
SECTION .Severability. In case any provision in this Senior Notes Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION .Agreed Tax Treatment. The Issuers agree, and by acquiring an interest in the Senior Notes each beneficial owner of a Senior Note agrees, to treat for U.S. federal income tax purposes the Senior Notes as debt of the Luxembourg Issuer (or the sole owner of the Luxembourg Issuer) and interest payments on the Senior Notes as interest from sources outside the United States; provided, however, that this agreement shall cease to apply if the Issuers (i) determine, after taking action that is permissible under this Senior Notes Indenture, that the aforementioned allocation of debt and interest payments is no longer accurate as a result of the changed circumstances, and (ii) file with or furnish to the SEC on Form 6-K (or, if the SEC does not permit such filing or furnishing, post on RGHL’s website), in each case in the manner described under Section 4.02(a), a notice that this agreement shall cease to apply. Notwithstanding the foregoing, any Issuer or any other Payor may withhold from any interest payment made on any Senior Note to or for the benefit of any person who is not a “United States person,” as such term is defined for U.S. federal income tax purposes, U.S. federal withholding tax, and pay such withheld amounts to the Internal Revenue Service, unless such person provides documentation to such Issuer or other Payor such that an exemption from U.S. federal withholding tax would apply to such payment if interest on such Senior Note were treated as income from sources within the United States for U.S. federal income tax purposes.
SECTION .Austrian Stamp Duty. (a) No party to this Senior Notes Indenture shall bring or send to, or otherwise produce in, Austria a Stamp Duty Sensitive Document or communicate in writing other than in compliance with the Stamp Duty Guidelines, in each case other than in the event that:
(i)it does not cause a liability of a party to this Senior Notes Indenture to pay stamp duty in the Republic of Austria;
(ii)a party to this Senior Notes Indenture wishes to enforce any of its rights under or in connection with a Stamp Duty Sensitive Document in any form of proceedings in the Republic of Austria and is only able to do so by bringing or sending to, or otherwise producing in, Austria a Stamp Duty Sensitive Document and it would not be sufficient for that party to bring or send to, or otherwise produce in, Austria a document that is not a Stamp Duty Sensitive Document (e.g., a simple/uncertified copy (i.e. a copy which is not an original, notarised or certified copy) of the relevant Stamp Duty Sensitive Document) for the purposes of such enforcement; in furtherance of the foregoing, no party to this Senior Notes Indenture shall (A) object to the introduction into evidence of an uncertified copy of any Stamp Duty Sensitive Document or raise a defence to any action or to the exercise of any remedy on the basis of an original or certified copy of any Stamp Duty Sensitive Document not having been introduced into evidence, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document and (B) if such party is a party to proceedings before an Austrian court or authority, contest the authenticity (Echtheit) of an uncertified copy of any such Stamp Duty Sensitive Document, unless such uncertified copy actually introduced into evidence does not accurately reflect the content of the original document; or
(iii)a party to this Senior Notes Indenture is required by law, governmental body, court, authority or agency pursuant to any legal requirement (whether for the purposes of initiating, prosecuting, enforcing or executing any claim or remedy or enforcing any judgment or otherwise) to bring or send a Stamp Duty Sensitive Document into, or otherwise produce a Stamp Duty Sensitive Document in, the Republic of Austria.
(a) The Issuers and the Senior Note Guarantors shall indemnify the Trustee, Principal Paying Agent, Transfer Agent, Registrar and each noteholder against any cost, loss or liability in respect of Austrian stamp duty unless such cost, loss or liability is incurred as a result of any noteholder’s breach, or the Trustee’s negligent breach, of any obligations under Section 13.17(a), in which case the breaching party shall be liable for payment of such stamp duty.
SECTION .Place of Performance. The parties to this Senior Notes Indenture shall perform their obligations under or in connection with the Senior Note Documents exclusively at the Place of Performance (as defined below), but in no event at a place in Austria, and the performance of any obligations or liability under or in connection with the Senior Note Documents within the Republic of Austria shall not constitute discharge or performance of such obligation or liability. For the purposes of the above, “Place of Performance” means (a) in relation to any payment under or in connection with a Senior Note Document, the place at which such payment is to be made pursuant to Section 4.01 and (b) in relation to any other obligation or liability under or in connection with the Senior Note Documents, the premises of the Trustee in New York or any other place outside of Austria as the Trustee may specify from time to time.

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IN WITNESS WHEREOF, the parties have caused this Senior Notes Indenture to be duly executed as of the date first written above.

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) II S.A.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Authorised Signatory

BEVERAGE PACKAGING HOLDINGS II ISSUER INC.
By /s/ Allen Philip Hugli

Name: Allen Philip Hugli
Title: Vice President and Treasurer

bEVERAGE PACkAGING HOLDINGS (LUXEMBOURG) VI S.A. R.L.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Authorised Signatory

reynolds group holdings limited
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Authorised Signatory and witnessed by Name: /s/ Cindi Lefari Address: Occupation: A

bEVERAGE PACkAGING HOLDINGS (LUXEMBOURG) I S.A.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Authorised Signatory

bEVERAGE PACkAGING HOLDINGS (LUXEMBOURG) III S.A. R.L.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Authorised Signatory

bEVERAGE PACkAGING HOLDINGS (LUXEMBOURG) IV S.A. R.L.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Authorised Signatory

bEVERAGE PACkAGING HOLDINGS (LUXEMBOURG) V S.A.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Authorised Signatory

EVERGREEN PACkAGING (LUXEMBOURG) S.A. R.L.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Authorised Signatory

REYNOLDS GROUP ISSUER (LUXEMBOURG) s.a.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Authorised Signatory

BAKERS CHOICE PRODUCTS, INC.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Authorised Signatory

BCP/GRAHAM HOLDINGS L.L.C.
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary

GRAHAM PACKAGING WEST JORDAN, LLC
By

Name: Joseph B. Hanks
Title: Vice President and Secretary

graham recycling company, l.p.
By

Name: Joseph B. Hanks
Title: Vice President and Secretary

master containers, inc.
By

Name: Joseph Doyle
Title: Assistant Secretary

pactiv germany holdings, inc.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Vice President

pactiv international holdings inc.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Vice President

evergreen packaging inc.
By /s/ John C. Pekar

Name: John C. Pekar
Title: Vice President and Secretary

evergreen packaging usa inc.
By /s/ John C. Pekar

Name: John C. Pekar
Title: Vice President and Secretary

gpacsub llc
By

Name: Joseph B. Hanks
Title: Vice President and Secretary

gpc capital corp. i
By

Name: Joseph B. Hanks
Title: Vice President and Secretary

Blue ridge holding corp.
By /s/ John C. Pekar

Name: John C. Pekar
Title: Vice President and Secretary

brpp, llc by: blue ridge paper products inc., as manager of brpp, llc
By /s/ John C. Pekar

Name: John C. Pekar
Title: Vice President and Secretary

blue ridge paper products inc.
By /s/ John C. Pekar

Name: John C. Pekar
Title: Vice President and Secretary

closure systems international americas, inc.
By

Name: Stephanie A.H. Blackman
Title: Secretary

closure systems international holdings inc.
By

Name: Stephanie A.H. Blackman

Title: Secretary

pactiv llc
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Vice President

pactiv management company llc
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Vice President
pactiv packaging inc.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Vice President
pca west inc.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Vice President
renpac holdings inc.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Vice President
reynolds consumer products holdings llc
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Vice President and Secretary
reynolds consumer products inc.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Assistant Secretary
reynolds group holdings inc.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Secretary
reynolds group issuer inc.
By /s/ Allen Philip Hugli

Name: Allen Philip Hugli
Title: Vice President and Treasurer
reynolds group issuer llc
By /s/ Allen Philip Hugli

Name: Allen Philip Hugli
Title: Vice President and Treasurer

reynolds manufacturing, inc.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Secretary
reynolds presto products inc.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Assistant Secretary
reynolds services inc.
By

Name: Helen Dorothy Golding
Title: Secretary
sig combibloc inc.
By /s/ Helen Dorothy Golding

Name: Helen Dorothy Golding
Title: Assistant Secretary
sig holding usa, llc
By /s/ Helen Dorothy Golding

Name: Allen Philip Hugli
Title: Assistant Secretary

Graham PAckaging West Jordan, LLC
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary
graham recycling company, l.p. by: Gpc sub gp llc, Its general partner
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary
Master containers, inc.
By /s/ Joseph Doyle

Name: Joseph Doyle
Title: Assistant Secretary
pactiv germany holdings, inc.
By

Name: Helen Dorothy Golding
Title: Vice President

pactiv international holdings, inc.
By

Name: Helen Dorothy Golding
Title: Vice President

Evergreen packaging inc.
By /s/ John C. Pekar

Name: John C. Pekar
Title: Vice President and Secretary

Evergreen packaging international (us) inc.
By /s/ John C. Pekar

Name: John C. Pekar
Title: Vice President and Secretary
Evergreen packaging usa inc.
By /s/ John C. Pekar

Name: John C. Pekar
Title: Vice President and Secretary

gpacsub llc
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary
GPC CApital corp. i
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary

GPC CApital corp. iI
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary

GPC holdings llc
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary

GPC opco gp llc
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary

GPC sub gp llc
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary

graham packaging acquisition corp.
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary

graham packaging company inc.
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary
graham packaging company, l.p.
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary
graham packaging gp acquisition llc
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary

graham packaging holding company by: bcp/graham holdings l.l.c., its general partner
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary
graham packaging lc, l.p.
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary
graham packaging lp acquisition llc
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary
graham packaging minister llc
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary
graham packaging pet technologies inc.
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary and General Counsel
blue ridge holding corp.

By

Name: John C. Pekar
Title: Vice President and Secretary
brpp, llc by: blue ridge paper products inc., as manager of brpp, llc
By

Name: John C. Pekar
Title: Vice President and Secretary
blue ridge paper products inc.
By

Name: Joseph B. Hanks
Title: Vice President and Secretary
closure systems international americas inc.
By /s/ Stephanie A.H. Blackman

Name: Joseph B. Hanks
Title: Secretary
closure systems international holdings inc.
By /s/ Stephanie A.H. Blackman

Name: Stephanie A.H. Blackman
Title: Secretary

closure systems international inc.
By /s/ Stephanie A.H. Blackman

Name: Stephanie A.H. Blackman
Title: Secretary
closure systems international packaging machinery inc.
By /s/ Stephanie A.H. Blackman

Name: Stephanie A.H. Blackman
Title: Secretary
closure systems mexico holdings llc
By /s/ Stephanie A.H. Blackman

Name: Stephanie A.H. Blackman
Title: Secretary
csi mexico llc
By /s/ Stephanie A.H. Blackman

Name: Stephanie A.H. Blackman
Title: Secretary
csi sales & technical services inc.
By /s/ Stephanie A.H. Blackman

Name: Stephanie A.H. Blackman
Title: Secretary

southern plastics, inc.
By /s/ Stephanie A.H. Blackman

Name: Stephanie A.H. Blackman
Title: Secretary
spirit foodservice, inc.
By /s/ Joseph Doyle

Name: Joseph Doyle
Title: Assistant Secretary
spirit foodservice products, inc.
By /s/ Joseph Doyle

Name: Joseph Doyle
Title: Assistant Secretary

graham packaging plastic products inc.
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President, Secretary and General Counsel
graham packaging px company
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President, Secretary amd General Counsel
graham packaging pX Holding corporation
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary
graham packaging px, llc
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary
graham packaging regioplast sts inc.
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Vice President and Secretary

graham packaging west jordan, llc
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Secretary
graham recycling company
By /s/ Joseph B. Hanks

Name: Joseph B. Hanks
Title: Secretary

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent, Transfer Agent and Registrar
By /s/ Catherine F. Donohue

Name: Catherine F. Donohue
Title: Vice President
THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Paying Agent
By /s/ Catherine F. Donohue

Name: Catherine F. Donohue
Title: Vice President

PROVISIONS RELATING TO SENIOR NOTES
1.    Definitions.
1.1    Definitions.
Capitalized terms used but not otherwise defined in this Appendix A shall have the meanings assigned to them in the Senior Notes Indenture. For the purposes of this Appendix A the following terms shall have the meanings indicated below:
“Definitive Security” means a certificated Senior Note (bearing the Restricted Securities Legend if the transfer of such Senior Note is restricted by applicable law) that does not include the Global Securities Legend.
“Depositary” means The Depository Trust Company, its nominees and their respective successors.
“Global Securities Legend” means the legend set forth under that caption in Exhibit A to the Senior Notes Indenture.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Regulation S” means Regulation S under the Securities Act.
“Rule 144A” means Rule 144A under the Securities Act.
“Senior Notes Purchase Agreement” means (a) the Purchase Agreement dated November 12, 2013, among the Issuers, Reynolds Group Holdings Limited and Credit Suisse Securities (USA) LLC, as representative of the several Purchasers (as defined therein) and (b) any other similar Purchase Agreement relating to Additional Senior Notes.
“Senior Notes Transfer Restricted Securities” means Definitive Securities and any other Senior Notes that bear or are required to bear or are subject to the Restricted Securities Legend.
1.2    Other Definitions.

Term:	Defined in Section:

Agent Members	2.1(b)
Global Securities	2.1(a)
Regulation S Global Securities	2.1(a)
Rule 144A Global Securities	2.1(a)

2.    The Senior Notes.
2.1    (a)  Form and Dating; Global Securities. The Senior Notes shall be offered and sold by the Issuers pursuant to a Senior Notes Purchase Agreement. The Senior Notes shall be resold initially only to (i) QIBs in reliance on Rule 144A and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Senior Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein. Senior Notes initially resold pursuant to Rule 144A shall be issued initially in the form of [•] or more permanent global notes in fully registered form (each, a “Rule 144A Global Security”); Senior Notes initially resold pursuant to Regulation S shall be issued initially in the form of [•] or more permanent global notes in fully registered form (each, a “Regulation S Global Security”), in each case without interest coupons and with the global securities legend and the applicable restricted securities legend set forth in Exhibit A hereto. The Rule 144A Global Securities and the Regulation S Global Securities in respect of the Senior Notes shall be deposited on behalf of the purchasers of the Senior Notes with a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, duly executed by the Issuers and authenticated by the Trustee or the authentication agent as provided in the Senior Notes Indenture.
Beneficial interests in a Regulation S Global Security may be exchanged for interests in a Rule 144A Global Security only after the 40th day after the Issue Date and then only if (1) such exchange occurs in connection with a transfer of Senior Notes in compliance with Rule 144A and (2) the transferor of the beneficial interest in a Regulation S Global Security first delivers to the Registrar or a Transfer Agent a written certificate (in content consistent with the form set forth on the reverse of the Senior Note) to the effect that the beneficial interests in the Regulation S Global Security are being transferred to a Person (a) who the transferor reasonably believes to be a QIB, (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and (c) in accordance with all applicable securities laws of the States of the United States and other jurisdictions. Prior to the 40th day after the Issue Date of the Senior Notes, any transfer of a beneficial interest in a Regulation S Global Security may only occur through the facilities of Euroclear or Clearstream, Luxembourg.
Beneficial interests in a Rule 144A Global Security may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Security only if the transferor first delivers to the Registrar or a Transfer Agent a written certificate (in content consistent with the form set forth on the reverse of the Senior Note) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S to a person who is not a U.S. person (as defined in Regulation S) and in accordance with all applicable securities laws of any State of the United States and other jurisdictions.
The Rule 144A Global Security and the Regulation S Global Security are collectively referred to herein as the “Global Securities”. The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.
(b)    Book-Entry Provisions of Senior Notes. This Section 2.1(b) shall apply only to a Global Security deposited with or on behalf of the Depositary.
The Issuers shall execute and the Trustee or authentication agent shall, in accordance with this Section 2.1(b), authenticate and deliver initially [•] Rule 144A Global Securities in respect of the Senior Notes and one Regulation S Global Security in respect of the Senior Notes, in each case that (a) shall be registered in the name of Cede & Co., as nominee of DTC and (b) shall be delivered by the Trustee or authentication agent to the custodian for DTC or pursuant to such custodian’s instructions.
Members of, or participants in, DTC (“Agent Members”) shall have no rights under the Senior Notes Indenture with respect to any Global Security held on their behalf by the custodian of DTC or the Depositary, as applicable, or under such Global Security, and the Issuers, the Trustee and any agent of the Issuers or the Trustee shall treat such custodian and the Depositary or their nominees, as applicable, as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of such governing the exercise of the rights of a holder of a beneficial interest in any Global Security.
(c)    Definitive Securities. Except as provided in this Section 2.1 or Section 2.3 or 2.4, owners of beneficial interests in Global Securities shall not be entitled to receive physical delivery of Definitive Securities.
2.2    Authentication.
On the Issue Date, the Trustee or the authentication agent shall authenticate and deliver $650,000,000 aggregate principal amount of Global Securities in respect of the Senior Notes and, at any time and from time to time thereafter, the Trustee or the authentication agent shall authenticate and deliver Additional Senior Notes for original issue in an aggregate principal amount specified in such order upon a written order of the Issuers signed by an Officer or authorized signatory of the Issuers. Such order shall specify the amount of the Senior Notes to be authenticated and the date on which the original issue of Senior Notes is to be authenticated and, in the case of an issuance of Additional Senior Notes pursuant to Section 2.01 of the Senior Notes Indenture after the Issue Date, shall certify that such issuance is in compliance with Section 4.03 of the Senior Notes Indenture. The Trustee or the authentication agent shall authenticate Additional Senior Notes upon receipt of a written order of an Authentication Order relating thereto.
2.3    Transfer and Exchange.
(a)    Transfer and Exchange of Definitive Securities. When Definitive Securities are presented to the Registrar with a request:
(x)    to register the transfer of such Definitive Securities; or

(y)    to exchange such Definitive Securities for an equal principal amount of Definitive Securities of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Securities surrendered for transfer or exchange:
(i)    shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuers and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and
(ii)    if such Definitive Securities are required to bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:
(A)    if such Definitive Securities are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or
(B)    if such Definitive Securities are being transferred to the Issuers, a certification to that effect; or
(C)    if such Definitive Securities are being transferred pursuant to an exemption from registration in accordance with Rule 144A or Regulation S under the Securities Act, a certification to that effect.
(b)    Restrictions on Transfer of a Definitive Security for a Beneficial Interest in a Global Security. A Definitive Security may not be exchanged for a beneficial interest in a Rule 144A Global Security or a Regulation S Global Security except upon satisfaction of the requirements set forth below. Upon receipt by the Registrar of a Definitive Security, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Registrar, together with:
(i)    certification, in the form set forth on the reverse of the Senior Note, that such Definitive Security is either (A) being transferred to a QIB in accordance with Rule 144A, or (B) being transferred outside the United States in an offshore transaction in accordance with Rule 903 or 904 under the Securities Act to a person who is not a U.S. person (as defined in Regulation S under the Securities Act); and
(ii)    written instructions directing the Registrar to make an adjustment on its books and records with respect to a Rule 144A Global Security (in the case of a transfer pursuant to clause (b)(i)(A)) or a Regulation S Global Security (in the case of a transfer pursuant to clause (b)(i)(B)) to reflect an increase in the aggregate principal amount of the Senior Notes represented by a Rule 144A Global Security or a Regulation S Global Security, as applicable, such instructions to contain information regarding the transferor’s account details at DTC to be credited with such increase, then the Registrar shall cancel such Definitive Security and cause, or direct the Transfer Agent to cause, in accordance with standing instructions and procedures, the aggregate principal amount of Senior Notes represented by the applicable Rule 144A Global Security or the applicable Regulation S Global Security, as applicable, to be increased by the aggregate principal amount of the Definitive Security to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the applicable Rule 144A Global Security or the applicable Regulation S Global Security, as applicable, equal to the principal amount of the Definitive Security so canceled. If no Rule 144A Global Security or Regulation S Global Security, as applicable, is then outstanding, the Issuers shall issue and the Trustee shall authenticate, upon receipt of an Authentication Order, a new Rule 144A Global Security or Regulation S Global Security, as applicable, in the appropriate principal amount. The Registrar shall record the exchange or transfer of a Definitive Security for an interest in a Global Security in accordance with this Section 2.3(b) in the register maintained by it.
(c)    Transfer and Exchange of Global Securities.
(i)    The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depositary in accordance with the Senior Notes Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor. A transferor of a beneficial interest in a Global Security shall deliver to the Registrar a written order, given in accordance with DTC’s procedures, containing information regarding the participant account of DTC to be credited with a beneficial interest in the Global Security. The Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Security and to debit the account of the Person making the transfer of the beneficial interest in the Global Security being transferred.
(ii)    If the proposed transfer is a transfer of a beneficial interest in one Global Security to a beneficial interest in another Global Security, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Security to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Security from which such interest is being transferred.
(iii)    Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Security may not be transferred as a whole except by the custodian of DTC or the Depositary to a nominee thereof or a successor thereof.
(iv)    In the event that a Global Security is exchanged for Definitive Securities pursuant to Section 2.4 of this Appendix A such Senior Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Original Senior Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuers.
(d)    Legend. The Senior Notes shall bear the legends set forth below.
(i)    Except as permitted by the following paragraph (ii), each Senior Note certificate evidencing the Global Securities (and all Senior Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:
“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “U.S. SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUERS THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY
(I) TO THE ISSUERS OR ANY OF THEIR SUBSIDIARIES,
(II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A,
(III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH THE PROVISIONS OF RULE 903 AND RULE 904 UNDER THE U.S. SECURITIES ACT,
(IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR
(V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT,
IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND IN EACH OF CASES (III) AND (IV) SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND THAT (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.
[THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON WITHOUT REGISTRATION EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE U.S. SECURITIES ACT.”] Applicable to Regulation S Global Securities only.
(ii)    Each Definitive Security shall bear the following additional legends:
“IN CONNECTION WITH ANY TRANSFER, THE HOLDER SHALL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”
(iii)    Upon any sale or transfer of a Senior Notes Transfer Restricted Security (including any Senior Notes Transfer Restricted Security represented by a Global Security) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Senior Notes Transfer Restricted Security for a certificated Senior Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Senior Notes Transfer Restricted Security, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Senior Note).
(e)    Cancellation or Adjustment of Global Security. At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Securities, redeemed, repurchased or canceled, such Global Security shall be returned to the Registrar for cancellation or retained and canceled by the Registrar. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for certificated Senior Notes, redeemed, repurchased or canceled, the principal amount of Senior Notes represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Registrar with respect to such Global Security, by the Registrar, to reflect such reduction.
(f)    No Obligation of the Trustee or the Registrar.
(i)    None of the Trustee or the Registrar shall have any responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in DTC or other Person with respect to the accuracy of the records of DTC or any nominee or of any participant or member thereof, with respect to any ownership interest in the Senior Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the custodian for DTC or the Depositary, as applicable) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Senior Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Senior Notes shall be given or made only to or upon the order of the registered Holders (which shall be the custodian for DTC, the Depositary or their respective nominees in the case of a Global Security). The rights of beneficial owners in any Global Security shall be exercised only through the custodian for DTC or the Depositary, as applicable, subject to the applicable rules and procedures of DTC. The Trustee and the Registrar may rely and shall be fully protected in relying upon information furnished by the custodian of DTC or the Depositary with respect to the Agent Members and any beneficial owners.
(ii)    The Trustee and the Registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Senior Notes Indenture or under applicable law with respect to any transfer of any interest in any Senior Note (including any transfers between or among participants in DTC, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Senior Notes Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
2.4    Definitive Securities.
(a)    A Global Security deposited with the custodian of DTC or the Depositary pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Securities in an aggregate principal amount equal to the principal amount of such Global Security, in exchange for such Global Security, only if such transfer complies with Section 2.3 hereof and (i) the Issuers have consented to such transfer in writing; (ii) the Issuers notify the Trustee in writing that DTC, acting through itself, the custodian for DTC or the Depositary, as applicable, are unwilling or unable to continue as a clearing system in respect of such Global Security and a successor clearing system is not appointed by the Issuers within 120 days of such notice; (iii) DTC so requests following a Default under the Senior Notes Indenture (in which case such Senior Notes may be exchanged in whole but not in part); or (iv) the Issuers, at their option, notify the Trustee in writing that they elect to issue Definitive Securities.
(b)    Any Global Security that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the custodian for DTC or the Depositary , as applicable, to the Registrar located at its principal corporate trust office, to be so transferred, in whole or from time to time in part, without charge, and the Registrar shall authenticate and deliver, upon such transfer of each portion of such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations. Any portion of a Global Security in respect of the Senior Notes transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the custodian of DTC, shall direct. Any Definitive Security delivered in exchange for an interest in the Senior Notes Transfer Restricted Security shall, except as otherwise provided by Section 2.3(d) hereof, bear the applicable restricted securities legend and Definitive Securities legend set forth in Exhibit A hereto.
(c)    Subject to the provisions of Sections 2.4(d) hereof, the registered Holder of a Global Security shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Senior Notes Indenture or the Senior Notes.
(d)    In the event of the occurrence of one of the events specified in Section 2.4(a) or 2.4(b) hereof, the Issuers shall promptly make available to the Registrar a reasonable supply of Definitive Securities in definitive, fully registered form without interest coupons. In the event that such Definitive Securities are not issued, the Issuers expressly acknowledge, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.05 of the Senior Notes Indenture, the right of any beneficial owner of Senior Notes to pursue such remedy with respect to the portion of the Global Security that represents such beneficial owner’s Senior Notes as if such Definitive Securities had been issued.

Exhibit A
[FORM OF FACE OF SENIOR NOTE]
[Global Securities Legend]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE SENIOR NOTES INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Securities Legend]
THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “U.S. SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUERS THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY
(I) TO THE ISSUERS OR ANY OF THEIR SUBSIDIARIES,
(II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A,
(III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH THE PROVISIONS OF RULE 903 AND RULE 904 UNDER THE U.S. SECURITIES ACT,
(IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR
(V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT,
IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND IN EACH OF CASES (III) AND (IV) SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND THAT (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.
[THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON WITHOUT REGISTRATION EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE U.S. SECURITIES ACT.] Applicable to Regulation S Global Securities only.
[Definitive Securities Legend]
IN CONNECTION WITH ANY TRANSFER, THE HOLDER SHALL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.

[FORM OF SENIOR NOTE]
No.    $__________
5.625% Senior Note due 2016
CUSIP
ISIN
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) II S.A., a public limited liability company (société anonyme) under the laws of Luxembourg and BEVERAGE PACKAGING HOLDINGS II ISSUER INC., a Delaware corporation, PROMISE to pay to [ ], or ITS registered assigns, the principal sum of $[ ], as the same may be revised from time to time on the Schedule of Increases or Decreases in THE Global Security attached hereto, on December 15, 2016.

Interest Payment Dates: June 15 and December 15
Record Dates: June 1 and December 1
Additional provisions of this Senior Note are set forth on the other side of this Senior Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) II S.A.
by

Name:
Title:

BEVERAGE PACKAGING HOLDINGS II ISSUER INC.
by

Name:
Title:

Dated: TRUSTEE’S CERTIFICATE OF
AUTHENTICATION
THE BANK OF NEW YORK MELLON, as Trustee,
certifies that this is one of the
Senior Notes referred to in the
Senior Notes Indenture.

By _____________________
Authorized Signatory

*/
If the Senior Note is to be issued in global form, add the Global Securities Legend and the attachment from Exhibit A captioned “[TO BE ATTACHED TO GLOBAL SECURITIES] - SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL SECURITY”.

[FORM OF REVERSE SIDE OF SENIOR NOTE]
5.625% Senior Note due 2016
1.    Interest
Beverage Packaging Holdings (Luxembourg) II S.A., a public limited liability company (société anonyme) organized under the laws of Luxembourg (such company and its successors and assigns under the Senior Notes Indenture hereinafter referred to, being herein called the “Luxembourg Issuer” or “BP II”) and Beverage Packaging Holdings II Issuer Inc. (such company, and its successors and assigns under the Senior Notes Indenture hereinafter referred to, being herein called the “US Issuer” and, together with the Luxembourg Issuer, the “Issuers”), promise to pay interest on the principal amount of this Senior Note at the rate per annum shown above.
The Issuers shall pay interest semiannually on June 15 and December 15 of each year, commencing December 15, 2013.

Interest on the Senior Notes shall accrue from November 15, 2013 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate borne by the Senior Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
2.    Method of Payment
The Issuers shall pay interest on this Senior Note (except defaulted interest) to the registered Holder at the close of business on the June 1 or December 1 immediately preceding the interest payment date even if this Senior Note is canceled after the record date and on or before the interest payment date (whether or not a Business Day). The Issuers shall pay principal, premium, if any, and interest in US Dollars or such other lawful currency of the United States that at the time of payment is legal tender for payment of public and private debts. The Issuers shall make all payments in respect of this Senior Note (including principal, premium, if any, and interest) at the office of the relevant Paying Agent; provided, however, that all such payments [shall be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof] Applicable if this Security is represented by a Global Security registered in the name of or held by a nominee of, DTC, Clearstream or Euroclear on the relevant record date. [at the option of the Issuers, may be made through the Principal Paying Agent by mailing a check to the registered address of each Holder thereof] Applicable if this Security is represented by a Definitive Security on the relevant record date..
3.    Paying Agent and Registrar
Initially, The Bank of New York Mellon (the “Trustee”) shall act as Trustee, Principal Paying Agent (“Principal Paying Agent”), Transfer Agent (“Transfer Agent”) and Registrar (the “Registrar”). The Issuers may appoint and change any Paying Agent or Registrar without notice. The Issuers or BP I or any of their Subsidiaries may act as Paying Agent (other than with respect to Global Securities) or Registrar.
4.    Indenture
The Issuers issued the Senior Notes under an indenture, dated as of November 15, 2013 (the “Senior Notes Indenture”), among the Issuers, certain Senior Note Guarantors party thereto, the Trustee, the Principal Paying Agent, the Transfer Agent and the Registrar. The terms of the Senior Notes include those stated in the Senior Notes Indenture. Terms defined in the Senior Notes Indenture and not defined herein have the meanings ascribed thereto in the Senior Notes Indenture. The Senior Notes are subject to all terms and provisions of the Senior Notes Indenture, and the Holders (as defined in the Senior Notes Indenture) are referred to the Senior Notes Indenture for a statement of such terms and provisions.
The Senior Notes are senior obligations of the Issuers. This Senior Note is one of the Original Senior Notes referred to in the Senior Notes Indenture. The Senior Notes include the Original Senior Notes and any Additional Senior Notes. The Original Senior Notes and any Additional Senior Notes are treated as a single class of securities under the Senior Notes Indenture. The Senior Notes Indenture imposes certain limitations on the ability of the Issuers, BP I, BP II and the Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make Asset Sales. The Senior Notes Indenture also imposes limitations on the ability of the Issuers and the Senior Note Guarantors to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property. The Senior Notes Indenture also imposes limitations on the ability of the Issuers to undertake certain activities.
To the extent any provision of the Senior Notes conflicts with the express provisions of the Senior Notes Indenture, the provisions of the Senior Notes Indenture shall govern and be controlling.
5.    Optional Redemption
Except as set forth in this Section 5 and Section 6 below, the Senior Notes shall not be redeemable at the option of the Issuers prior to December 15, 2015. Thereafter, the Issuers may redeem the Senior Notes at their option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address (or otherwise delivered in accordance with applicable DTC procedures), at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed, in each case plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Without limiting the Issuers’ obligations under the Senior Notes Indenture, the Issuers may provide in such notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
In addition, at any time and from time to time prior to December 15, 2015, the Issuers may redeem the Senior Notes at their option, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or otherwise delivered in accordance with applicable DTC procedures), at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed plus the Applicable Premium (as calculated by the Issuers or on behalf of the Issuers by such person as the Issuers shall designate) as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Without limiting the Issuers’ obligations under the Senior Notes Indenture, the Issuers may provide in such notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
Notwithstanding the foregoing, at any time and from time to time prior to December 15, 2015, the Issuers may at their option redeem in the aggregate up to 40% of the original aggregate principal amount of the Senior Notes (calculated after giving effect to any issuance of any Additional Senior Notes) with the net cash proceeds of one or more Equity Offerings by (1) BP I or (2) any direct or indirect parent of BP I, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of BP I or any of its Restricted Subsidiaries or used to purchase Capital Stock (other than Disqualified Stock) of any such entity from it, at a redemption price (expressed as a percentage of principal amount thereof) of 105.625%, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 60% of the original aggregate principal amount of the Senior Notes (calculated after giving effect to any issuance of any Additional Senior Notes) remain outstanding after each such redemption; provided further, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each Holder being redeemed and otherwise in accordance with the procedures set forth in the Senior Notes Indenture.
Any notice of any redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of an Equity Offering, a Change of Control, a financing or any other transaction or event. Without limiting the Issuers’ obligations under the Senior Notes Indenture, the Issuers may provide in such notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
6.    Redemption for Taxation Reasons
The Issuers may redeem the Senior Notes, at their option, in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ prior notice (which notice will be irrevocable) to the noteholders mailed by first-class mail to each Holder’s registered address (or otherwise delivered in accordance with applicable DTC procedures) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of noteholders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts (as defined in Section 7 below), if any, then due or that will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuers determine in good faith that, as a result of:
(1)    any change in, or amendment to, the law or treaties (or any regulations, protocols or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined in Section 7 below) affecting taxation; or
(2)    any change in official position regarding the application, administration or interpretation of such laws, treaties, protocols, regulations or rulings (including a holding, judgment or order by a government agency or court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), any Payor (as defined in Section 7 below), with respect to the Senior Notes or a Senior Note Guarantee is, or on the next date on which any amount would be payable in respect of the Senior Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to such Payor (including the appointment of a new Paying Agent or, where such payment would be reasonable, the payment through another Payor); provided, however, that no Payor shall be required to take any measures that in the Issuers’ good-faith determination would result in the imposition on such person of any legal or regulatory burden or the incurrence by such person of additional costs, or would otherwise result in any adverse consequences to such person.
In the case of any Payor, the Change in Tax Law must be announced or become effective on or after [], 2013. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts. Prior to the publication, mailing or delivery of any notice of redemption of the Senior Notes pursuant to the foregoing, the Issuers will deliver to the Trustee (a) an Officers’ Certificate stating that they are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to their right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the noteholders.
Subject to the terms of the applicable redemption notice, Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.
The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor to a Payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein. The foregoing provisions will survive any termination, defeasance or discharge of the Senior Notes Indenture.
7.    Withholding Taxes
All payments made by any Issuer or any Senior Note Guarantor or any successor in interest to any of the foregoing (each, a “Payor”) on or with respect to the Senior Notes or any Senior Note Guarantee will be made without withholding or deduction for, or on account of, any Taxes unless such withholding or deduction is required by law or FATCA; provided, however, that a Payor, in any case, may withhold from any interest payment made on the Senior Notes to or for the benefit of any person who is not a “United States person,” as such term is defined for U.S. federal income tax purposes, U.S. federal withholding tax, and pay such withheld amounts to the Internal Revenue Service, unless such person provides documentation to such Payor such that an exemption from U.S. federal withholding tax would apply to such payment if interest on the Senior Notes were treated as income from sources within the U.S. for U.S. federal income tax purposes. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:
(1)    any jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having power to tax) from or through which payment on the Senior Notes or any Senior Note Guarantee is made by such Payor, or any political subdivision or governmental authority thereof or therein having the power to tax; or
(2)    any other jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having the power to tax) in which a Payor that actually makes a payment on the Senior Notes or its Senior Note Guarantee is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax,

(each of clause (1) and (2), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made by a Payor with respect to the Senior Notes or any Senior Note Guarantee, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the noteholders or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts that would have been received in respect of such payments on the Senior Notes or the Senior Note Guarantees in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:
(1)    any Taxes that would not have been so imposed or levied but for the existence of any present or former connection between the relevant noteholder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant noteholder, if such noteholder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Senior Note or the receipt of any payment in respect thereof;
(2)    any Taxes that would not have been so imposed or levied if the Holder had complied with a reasonable request in writing of the Payor (such request being made at a time that would enable such Holder acting reasonably to comply with that request) to make a declaration of nonresidence or any other claim or filing or satisfy any certification, information or reporting requirement for exemption from, or reduction in the rate of, withholding to which it is entitled; provided, however, that such declaration of nonresidence or other claim, filing or requirement is required by the applicable law, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes;
(3)    any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest under the Senior Notes or any Senior Note Guarantee;
(4)    any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or other governmental charge;
(5)    any Taxes that are required to be deducted or withheld on a payment pursuant to the Directive or any law implementing, or introduced in order to conform to, the Directive;
(6)    except in the case of the liquidation, dissolution or winding up of the Payor, any Taxes imposed in connection with a Senior Note presented for payment by or on behalf of a noteholder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Senior Note to, or otherwise accepting payment from, another paying agent in a member state of the European Union;
(7)    any Taxes arising under FATCA; or
(8)    any combination of the above.
Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Senior Note for payment (where presentation is required) within 30 days after the relevant payment was first made available for payment to the noteholder or (y) where, had the beneficial owner of the Senior Note been the Holder of the Senior Note, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (8) inclusive above.
The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant taxing authority of the Relevant Taxing Jurisdiction in accordance with applicable law. Upon request, the Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each relevant taxing authority of each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. If, notwithstanding the efforts of such Payor to obtain such receipts, the same are not obtainable, such Payor will provide the Trustee with other evidence reasonably satisfactory to the applicable Holder.
If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Senior Notes, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to noteholders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor shall deliver such Officers’ Certificate and such other information as promptly as practicable after the date that is 30 days prior to the payment date, but no less than five (5) Business Days prior thereto, and otherwise in accordance with the requirements of DTC).
Wherever in the Senior Notes Indenture, the Senior Notes, or any Senior Note Guarantee there is mentioned, in any context:
(1)    the payment of principal,
(2)    redemption prices or purchase prices in connection with a redemption or purchase of Senior Notes,
(3)    interest, or
(4)    any other amount payable on or with respect to any of the Senior Notes or any Senior Note Guarantee,

such reference shall be deemed to include payment of Additional Amounts as described under this Section 7 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
The Payor will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes, charges or levies that arise in any jurisdiction from the execution, delivery, registration or enforcement of any Senior Notes, the Senior Notes Indenture, or any other document or instrument in relation thereto (other than a transfer of the Senior Notes) excluding any such Taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and the Payor agrees to indemnify the noteholders and the Trustee for any such Taxes paid by such noteholders. The foregoing obligations will survive any termination, defeasance or discharge of the Senior Notes Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.
8.     Sinking Fund
The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes.
9.    Notice of Redemption
Notice of redemption shall be mailed by first-class mail (or otherwise delivered in accordance with applicable DTC procedures) upon not less than 30 days nor more than 60 days’ prior notice to each Holder’s registered address. Senior Notes in denominations of $2,000 or less may be redeemed in whole but not in part. The Trustee may select for redemption portions of the principal of Senior Notes that have denominations larger than $2,000. Senior Notes and portions thereof selected by the Trustee shall be in principal amounts of $2,000 or a whole multiple of $1,000 in excess thereof, except that if all of the Senior Notes of a Holder are to be redeemed, the entire outstanding amount of Senior Notes held by such Holder, even if not in a multiple of $1,000 shall be redeemed. If money sufficient to pay the redemption price of and accrued and unpaid interest and premiums (if any) on all Senior Notes (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Senior Notes (or such portions thereof) called for redemption.

10.	Repurchase of Senior Notes at the Option of the Holders upon Change of Control and Asset Sales
Upon the occurrence of a Change of Control, each Holder will have the right, subject to certain conditions specified in the Senior Notes Indenture, to require the Issuers to repurchase all or any part of such Holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, to the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), as provided in, and subject to the terms of, the Senior Notes Indenture.
In accordance with Section 4.06 of the Senior Notes Indenture, the Issuers shall be required to offer to purchase Senior Notes upon the occurrence of certain events in connection with certain Asset Sales.
11.    Guarantees
Each of the Senior Note Guarantors will jointly and severally, irrevocably and unconditionally guarantee on a senior subordinated basis to the extent set forth in the Senior Notes Indenture, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement (i) the full and punctual payment when due of all obligations of the Issuers under the Senior Notes Indenture and this Senior Note and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuers.
12.    Subordination
The Senior Notes and the Senior Note Guarantees are subordinated in right of payment to all existing and future Designated Senior Indebtedness of the Senior Note Guarantors to the extent, on the terms and subject to the conditions set forth in the Senior Notes Indenture, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement. To the extent provided in the Senior Notes Indenture, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement, Designated Senior Indebtedness of a Senior Note Guarantor must be paid before the Senior Note Guarantees may be paid. Each Holder by accepting a Senior Note agrees to the subordination provisions contained in the Senior Notes Indenture, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement and authorizes the Trustee to give them effect and appoints the Trustee as attorney-in-fact for such purpose.

13.    Denominations; Transfer; Exchange
The Senior Notes are in registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder shall register the transfer of or exchange of Senior Notes in accordance with the Senior Notes Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents, furnish information regarding the account of the transferee at DTC, where appropriate, furnish certain certificates and opinions, and pay any taxes, duties and governmental charges in connection with such transfer or exchange. The Registrar need not register the transfer of or exchange of any Senior Notes selected for redemption (except, in the case of a Senior Note to be redeemed in part, the portion of the Senior Note not to be redeemed) or to transfer or exchange any Senior Notes for a period of 15 days prior to a selection of Senior Notes to be redeemed.

14.    Persons Deemed Owners
The registered Holder of this Senior Note shall be treated as the owner of it for all purposes.
15.     Unclaimed Money
If money for the payment of principal or interest remains unclaimed for two years, the Trustee and a Paying Agent shall pay the money back to the Issuers at its written request unless an abandoned property law designates another Person. After any such payment, the Holders entitled to the money must look to the Issuers for payment as general creditors and the Trustee and a Paying Agent shall have no further liability with respect to such monies.
16.    Discharge and Defeasance
Subject to certain conditions, the Issuers at any time may terminate some of or all their obligations under the Senior Notes and the Senior Notes Indenture if the Issuers, among other things, deposit with the Trustee money, US Government Obligations, or a combination thereof, for the payment of principal, premium, if any, and interest on the Senior Notes to redemption or maturity, as the case may be.
17.    Amendment; Waiver
Subject to certain exceptions set forth in the Senior Notes Indenture, (i) the Senior Notes Indenture, the Senior Notes, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement may be amended with the consent of the Holders of a majority in principal amount of the outstanding Senior Notes (voting as a single class) and (ii) any past default or compliance with any provisions may be waived with the written consent of the Holders of a majority in principal amount of the outstanding Senior Notes. Subject to certain exceptions set forth in the Senior Notes Indenture, without the consent of any Holder, the Issuers, and the Trustee may amend the Senior Notes Indenture, the Senior Notes, the 2013 Intercreditor Agreement and any Additional Intercreditor Agreement: (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to give effect to any provision of the Senior Notes Indenture (including, without limitation, the release of any Senior Note Guarantees in accordance with the terms of Section 10.06 of the Senior Notes Indenture); (iii) to comply with Article V of the Senior Notes Indenture; (iv) to provide for the assumption by a Successor Company of the obligations of any Issuer under the Senior Notes Indenture and the Senior Notes or to provide for the assumption by a Successor Senior Note Guarantor of the obligations of a Senior Note Guarantor under the Senior Notes Indenture and its Senior Note Guarantee, (v) to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code), (vi) to add a Senior Note Guarantee with respect to the Senior Notes, (vii) to provide for collateral for the Senior Notes in accordance with Section 4.12 of the Senior Notes Indenture, (viii) to add to the covenants of the Issuers, BP I or any Senior Note Guarantor for the benefit of the holders or to surrender any right or power conferred upon an Issuer or BP I, (ix) to make any change that does not adversely affect the rights of any Holder, (x) to evidence and give effect to the acceptance and appointment under the Senior Notes Indenture, the 2013 Intercreditor Agreement or any Additional Intercreditor Agreement of a successor Trustee, (xi) to provide for the accession of the Trustee to any instrument in connection with the Senior Notes, (xii) to make changes to the Senior Notes Indenture to provide for the issuance of Additional Senior Notes, (xiii) to comply with any requirement of the SEC in connection with the qualification of the Senior Notes Indenture under the Trust Indenture Act, if such qualification is required, or (xiv) to conform the text of the Senior Notes Indenture or the Senior Notes to any provision of the description of the Senior Notes in the Offering Circular, to the extent that such provision in the description of the Senior Notes in the Offering Circular was intended to be a verbatim recitation of a provision of the Senior Notes Indenture or the Senior Notes.
18.    Defaults and Remedies
If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization with respect to BP I or an Issuer or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Senior Notes by notice to the Trustee and the Issuers may declare the principal of and accrued but unpaid interest on all the Senior Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization with respect to BP I or an Issuer or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of an Issuer occurs, the principal of and interest on all the Senior Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the Senior Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
Subject to the provisions of the Senior Notes Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Senior Notes Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Senior Notes Indenture or the Senior Notes unless: (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Senior Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) the Holders of a majority in principal amount of the outstanding Senior Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of outstanding Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Notes Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Senior Notes Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
19.    Trustee Dealings with the Issuer
The Trustee under the Senior Notes Indenture, in its individual or any other capacity, may become the owner or pledgee of Senior Notes and may otherwise collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.
20.    No Recourse Against Others
No (i) director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I or any Issuer or any direct or indirect parent corporation or (ii) director, officer, employee or manager of a Senior Note Guarantor, will have any liability for any obligations of the Issuers under the Senior Notes, the Senior Notes Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided, however, the foregoing shall not in any manner affect the liability of a Senior Note Guarantor with respect to its Senior Note Guarantee. Each Holder by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
21.    Authentication
This Senior Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Senior Note.
22.    Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
23.    Governing Law
THIS SENIOR NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. [FOR THE AVOIDANCE OF DOUBT, ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW OF AUGUST 10, 1915 ON COMMERCIAL COMPANIES SHALL NOT BE APPLICABLE IN RESPECT OF THIS SENIOR NOTE.] NTD: Confirm with Lux counsel if necessary. THE PARTIES ACKNOWLEDGE THAT NEW YORK JUDGMENTS ARE NOT ENFORCEABLE IN AUSTRIA.
24.    Agreed Tax Treatment.
The Issuers agree, and by acquiring an interest in the Senior Notes each beneficial owner of a Senior Note agrees, to treat for U.S. federal income tax purposes the Senior Notes as debt of the Luxembourg Issuer (or the sole owner of the Luxembourg Issuer) and interest payments on the Senior Notes as interest from sources outside the United States; provided, however, that this agreement shall cease to apply if the Issuers (i) determine, after taking action that is permissible under the Senior Notes Indenture, that the aforementioned allocation of debt and interest payments is no longer accurate as a result of the changed circumstances, and (ii) file with or furnish to the SEC on Form 6-K (or, if the SEC does not permit such filing or furnishing, post on RGHL’s website), in each case in the manner described under Section 4.02(a) of the Senior Notes Indenture, a notice that this agreement shall cease to apply. Notwithstanding the foregoing, any Issuer or any other Payor may withhold from any interest payment made on any Senior Note to or for the benefit of any person who is not a “United States person,” as such term is defined for U.S. federal income tax purposes, U.S. federal withholding tax, and pay such withheld amounts to the Internal Revenue Service, unless such person provides documentation to such Issuer or other Payor such that an exemption from U.S. federal withholding tax would apply to such payment if interest on such Senior Note were treated as income from sources within the United States for U.S. federal income tax purposes.
25.    CUSIPs; ISINs
The Issuers have caused CUSIPs and ISINs to be printed on the Senior Notes and have directed the Trustee to use CUSIPs and ISINs in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Senior Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
The Issuers shall furnish to any Holder upon written request and without charge to the Holder a copy of the Senior Notes Indenture which has in it the text of this Senior Note. Capitalized terms used but not defined herein shall have the meanings set forth in the Senior Notes Indenture.

The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
ASSIGNMENT FORM AND CERTIFICATE
To assign this Senior Note, fill in the form below:
I or we assign and transfer this Senior Note to
(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint agent to transfer this Senior Note on the books of the Issuers. The agent may substitute another to act for him.
Date: ___________________    Your Signature: ___________________
Sign exactly as your name appears on the other side of this Original Senior Note.
The parties shall perform their obligations under or in connection with this assignment exclusively outside of Austria and the performance of any obligations or liability under or in connection with this assignment within the Republic of Austria shall not constitute discharge or performance of such obligation or liability. It is expressly agreed between the parties hereto that any such performance within the Republic of Austria will not establish Austria as the place of performance and shall be deemed not effective with respect to any party hereto. Furthermore, the parties agree that the fulfillment of any contractual obligation under this assignment within the Republic of Austria does not result in a discharge of debt.
In connection with any transfer of any of the Senior Notes evidenced by this form and certificate the undersigned confirms that such Senior Notes are being transferred in accordance with its terms (including in accordance with all applicable securities laws of the States of the United States and other jurisdictions):
CHECK ONE BOX BELOW
(1) in the United States to a person whom the undersigned reasonably believes is a Qualified Institutional Buyer (as defined in Rule 144A under the Securities Act) (“QIB”) that purchases for its own account or for the account of a QIB to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A;
(2) outside the United States in an offshore transaction in accordance with Rule 903 or 904 under the Securities Act to a person who is not a U.S. person (as defined in Regulation S under the Securities Act);
(3) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder;
(4) to the Registrar for registration in the name of the Holder, without transfer;
(5) pursuant to an effective registration statement under the Securities Act; or
(6) to the Issuers or any of their Subsidiaries.
Unless one of the boxes is checked, the Registrar shall refuse to register any of the Senior Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (2) or (3) is checked, the Registrar shall be entitled to require, prior to registering any such transfer of the Senior Notes, such legal opinions, certifications and other information as the Registrar and, if applicable, the Issuers have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

___________________________
Signature

___________________________
Signature

TO BE COMPLETED BY PURCHASER IF (1) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Senior Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the U.S. Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers, BP I and the Senior Note Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:__________________________    ________________________________
Notice:  To be executed by an executive officer
[TO BE ATTACHED TO GLOBAL SECURITIES]
SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL SECURITY
The initial principal amount of this Global Security is $______________. The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Depositary

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Senior Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Senior Notes Indenture, check the box:

Asset Sale	Change of Control

If you want to elect to have only part of this Senior Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Senior Notes Indenture, state the amount ($2,000 or any integral multiple of $1,000 in excess thereof):
$
Date:         Your Signature:
(Sign exactly as your name appears on the other side of this Senior Note)